Exhibit 10.2

EXECUTION VERSION

$136,117,189.33

SECOND AMENDED AND RESTATED

FINANCING AGREEMENT

dated as of May 20, 2024,

among

FIREFLY AEROSPACE INC.,

as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Guarantors,

VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

v

APPENDICES:	A	Term Loan Commitments

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.9	Adverse Proceedings
	4.10	Taxes
	4.11	Real Estate Assets
	4.12	Environmental Matters
	4.13	Defaults
	4.14	Material Contracts
	4.14A	Material Contract Estoppels
	4.21	Intellectual Property
	4.22	Equipment
	4.24	Insurance
	4.27	Bank Accounts and Securities Accounts
	5.1(c)	Regional Accounting Firms
	5.14(c)	IP Third Party License Indemnity Terms
	5.15	Certain Post-Closing Matters
	5.20	Lockbox Deposit Categories
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.9(b)	Certain Dispositions
	6.9	Certain Acquisitions
	6.11	Sales and Lease Backs
	6.12	Certain Affiliate Transactions
	6.19	Co-Owned IP Rights
	9.5	Excluded Assets
	10.1	Notice Addresses

EXHIBITS:	A	Form of Funding Notice
	B	Form of Compliance Certificate
	C	Form of Assignment Agreement
	D	Form of Certificate Regarding Non-Bank Status
	E	Form of Closing Certificate
	F	Form of Counterpart Agreement
	G	Form of Pledge and Security Agreement
	H	[Intentionally omitted]
	I	Form of Note
	J	Form of Solvency Certificate
	K	Form of AON Insurance Policy
	L	Form of Intercompany Subordination Agreement
	M	Form of AON Valuation Questionnaire
	N	Form of Intercreditor Agreement Terms

SECOND AMENDED AND RESTATED FINANCING AGREEMENT

This SECOND AMENDED AND RESTATED FINANCING AGREEMENT dated as of May 20, 2024, is entered into by and among FIREFLY AEROSPACE INC., a Delaware corporation (“Borrower”), as borrower, and certain Subsidiaries of Borrower from time to time party hereto (collectively, the “Guarantors” and each, a “Guarantor”), as guarantors, the Lenders from time to time party hereto, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION and its permitted successors to serve as administrative agent and collateral agent under the Loan Documents (in such capacities, the “Administrative Agent” and the “Collateral Agent”, as applicable, and from time to time referred to herein without differentiation as an “Agent” and, collectively as the “Agents”).

W I T N E S S E T H:

WHEREAS, capitalized terms used in the preamble or these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Borrower and the other Loan Parties previously entered into that certain Financing Agreement, dated as of July 17, 2023 (the “Initial Closing Date”), among the Borrower, the other Loan Parties, the lenders party thereto, and the Administrative Agent (the “Initial Financing Agreement”), which was amended and restated by that certain Amended and Restated Financing Agreement, dated as of December 6, 2023, among the Borrower, the other Loan Parties, the lenders party thereto (the “Existing Lenders”), and the Administrative Agent (as amended and as in effect immediately prior to the date hereof, the “Existing Financing Agreement”), pursuant to which the Existing Lenders agreed to make available to the Borrower certain loans and other financial accommodations;

WHEREAS, in connection with the Initial Financing Agreement and Existing Financing Agreement, the Borrower and the other Loan Parties executed and delivered the Collateral Documents (as defined in the Existing Financing Agreement) in favor of the Administrative Agent to secure the payment and performance of the Obligations (as defined in the Existing Financing Agreement);

WHEREAS, the Borrower, the other Loan Parties, the Lenders and the Administrative Agent wish to amend and restate the Existing Financing Agreement, subject to the terms and conditions set forth herein; and

WHEREAS, (i) the Borrower, the other Loan Parties, the Lenders, and the Administrative Agent intend that (a) this Agreement amend and restate the Existing Financing Agreement in its entirety without causing a substitution, refinancing or novation of the existing obligations thereunder, and (b) the Borrower’s and the Loan Parties’ obligations under the Existing Financing Agreement shall continue to exist under, and to be evidenced by, this Agreement and (ii) each Loan Party (as defined herein) acknowledges and agrees that the security interests and Liens (as defined in the Existing Financing Agreement) granted to the Administrative Agent pursuant to the Existing Financing Agreement and the Collateral Documents (as defined in the Existing Financing Agreement), shall remain outstanding and in full force and effect, without interruption or impairment of any kind, in accordance with the Existing Financing Agreement, and shall continue to secure the Obligations (as defined herein).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the other Loan Parties, the Lenders, and the Administrative Agent agree that the Existing Financing Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Additional Term A Loan” has the meaning specified in Section 2.1(a).

“Additional Term A Loan Commitment” means, relative to any Term A Loan Lender, such Lender’s obligation to make Additional Term A Loans pursuant to Section 2.1(a). The amount of each Lender’s Additional Term A Loan Commitment, if any, is set forth on Appendix A or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Additional Term A Loan Commitments as of the Closing Date equals the Additional Term A Loan Commitment Amount.

“Additional Term A Loan Commitment Amount” means $12,500,000.00.

“Additional Term B Loan” has the meaning specified in Section 2.1(a).

“Additional Term B Loan Commitment” means, relative to any Term B Loan Lender, such Lender’s obligation to make Additional Term B Loans pursuant to Section 2.1(a). The amount of each Lender’s Additional Term B Loan Commitment, if any, is set forth on Appendix A or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Additional Term B Loan Commitments as of the Closing Date equals the Additional Term B Loan Commitment Amount.

“Additional Term B Loan Commitment Amount” means $1,388,888.89.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to Administrative Agent under this Agreement and the other Loan Documents.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened in writing against Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) for purposes of Section 6.12, to vote 10% or more of the Securities having ordinary voting power for the election of members of the Board of Directors (or similar governing body or Persons performing similar governing functions) of such Person, or (b) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Securities or by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender or any of their Affiliates or Related Funds be considered an “Affiliate” of any Loan Party. For avoidance of doubt, no Person that would otherwise not be an Affiliate shall be considered an Affiliate hereunder solely by reason of such Person’s direct or indirect interest in the Warrant, or any Capital Stock issued in respect of the Warrant.

“Agent” and “Agents” have the meaning specified in the preamble hereto.

“Agent Fee Letter” means the letter agreement dated as of the Initial Closing Date between Borrower and Agents, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Aggregate Amounts Due” has the meaning specified in Section 2.12(a).

“Aggregate Payments” has the meaning specified in Section 7.2.

“Agreement” means this Financing Agreement and any annexes, exhibits and schedules attached hereto as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction concerning or relating to bribery or corruption, including, without limitation, the FCPA.

“Anti-Terrorism Laws” means any Law relating to terrorism financing or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (the “Bank Secrecy Act”), (c) the PATRIOT Act, (d) any applicable law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (e) any similar laws enacted in the United States, the United Kingdom, the European Union or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced, and all other present and future applicable legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“AON Designee” has the meaning set forth in Section 10.6(j).

“AON Insurance Funded Portion” has the meaning set forth in Section 10.6(j).

“AON Insurance Policy” means that certain Second Amended and Restated Collateral Protection Insurance Policy dated as of the Closing Date (as amended, amended and restated, supplemented or otherwise modified from time to time) and issued to Administrative Agent as “insured party” defined therein by the insurers listed on Schedule 2 thereof and substantially in the form attached hereto as Exhibit K.

“AON Insurance Proceeds” has the meaning set forth in Section 10.6(j).

“AON Notice” has the meaning set forth in Section 10.6(j).

“Applicable Parties” has the meaning set forth in Section 5.1.

“Arm’s Length Terms” means, as of any applicable time of determination, terms (taken as a whole) at least as substantially favorable to Borrower and/or any applicable Subsidiary thereof than those terms that would be obtainable in an arm’s length transaction between unaffiliated and disinterested Persons in a transaction in which neither Person is under undue pressure to complete such transaction.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license, sublicense or other disposition to (other than to or with a Loan Party), or any exchange of property with, any Person (other than with a Loan Party), in one transaction or a series of transactions, of all or any part of any Loan Party’s, or of any Subsidiary of a Loan Party’s, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, including specifically, but without limitation, any form of IP Rights, including formulas, trade secrets, know-how, methods or processes, whether now owned or hereafter acquired, including, without limitation, the disposition of Capital Stock of any Loan Party by another Person, and for purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification) and (c) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party, in each case other than (the “Asset Sale Exceptions”):

(a) any disposition of:

(i) Cash or Cash Equivalents,

(ii) inventory sold, inventory licensed in the ordinary course of business or inventory leased in the ordinary course of business,

(iii) negligible, obsolete, damaged, aged, immaterial or worn-out property, or surplus property or property no longer used or useful in the business of the Loan Parties and disposed of in the ordinary course of business;

(iv) improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business;

(b) the disposition of any assets by the Loan Parties in a manner permitted pursuant to Section 6.9;

(c) any disposition constituting a Restricted Junior Payment that is permitted to be made, and is made, under Section 6.5, a Permitted Investment or an acquisition otherwise permitted under this Agreement;

(d) (i) the lease, assignment or sublease, license or sublicense of any assets or properties (other than IP Rights) of any kind, whether real, personal, or mixed and whether tangible or intangible in the ordinary course of business and (ii) the exercise of termination rights with respect to any such lease, sublease, license or sublicense or other agreement;

(e) foreclosures, condemnation, expropriation, eminent domain or any similar action (including, for the avoidance of doubt, any casualty event) with respect to assets or the granting of Liens not prohibited hereunder;

(f) sales or discounts of accounts receivable, or participations therein, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;

(g) the sale, lease, assignment, license, sublease, write-off or discount of inventory, equipment, accounts receivable, notes receivable or other current assets or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof, in each case in the ordinary course of business or consistent with industry practice;

(h) any (i) non-exclusive sublicense in respect of IP Rights granted in connection with a commercial transaction that is entered into in the ordinary course of business (for example, transactions related to engines, launch vehicles, or spacecraft programs) and on Arm’s Length Terms, including those granted by a Loan Party to a third party where such sublicenses are associated with a service or product provided or supplied by the Loan Party in the ordinary course of business on Arm’s Length Terms, and (ii) exclusive sublicense in respect of IP Rights (including that are associated with a service or product either provided or supplied by the Loan Party or received or supplied to the Loan Party), granted in connection with a commercial transaction that is entered into in the ordinary course of business (for example, transactions related to engines, launch vehicles, or spacecraft programs) and on Arm’s Length Terms and that do not interfere in any material respect with the business of the Borrower, including the Loan Party’s use and sublicensing of such exclusively licensed IP Rights for other products and uses (provided that in the case of any exclusive sublicense described in clause (ii) that could reasonably be expected to materially impair the aggregate value of the Collateral taken as a whole (or, to the extent with respect to IP Rights owned by such Loan Party as of the date of the execution of such commercial transaction, with a cumulative term of greater than two (2) years), the Loan Parties shall first provide written notice of such action to the insurers under the AON Insurance Policy, the Administrative Agent and the Lenders at least thirty (30) Business Days prior to the grant of such exclusive sublicense and (x) such grant of exclusive sublicense shall not have, within ten (10) Business Days following receipt of such notice, been objected to in writing by insurers holding at least 50.1% of the aggregate risk under the AON Insurance Policy on the terms and conditions set forth in clause (a) of Section IV of the AON Insurance Policy as in effect on the Closing Date without giving effect to any subsequent amendment or modification, and (y) the Required Lenders shall not have, within ten (10) Business Days following receipt of such notice, objected in writing to such transaction, and if no such objection of such insurers and Lenders as described in clauses (x) and (y) above is made, the Loan Parties shall be permitted to proceed with the grant of such exclusive sublicense) (any such sublicense referenced in (i) or (ii), a “Qualified License”);

(i) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(j) disposition of property to any Borrower or any other Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) such dispositions to non-Loan Parties do not exceed in the aggregate $5,000,000;

(k) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary put, drag or tag arrangements (or other provisions of similar effect) between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) the sale, assignment, conveyances, transfer, sublicense, lapse, abandonment, or other disposition of IP Rights (i) which in the good faith determination of Borrower, are not material to the conduct of the business of the Loan Parties taken as a whole (provided that in the case of any lapse, abandonment or other disposition of any issued patent, registered trademark or registered copyright prior to the lapse, abandonment or other disposition of such asset at the end of its applicable statutory term, the Loan Parties shall first provide written notice of such action to the insurers under the AON Insurance Policy, the Administrative Agent and the Lenders at least thirty (30) Business Days prior to the last opportunity to prevent such lapse, abandonment or other disposition and (x) such lapse, abandonment or other disposition shall not have, within ten (10) Business Days following receipt of such notice, been objected to in writing by insurers holding at least 50.1% of the aggregate risk under the AON Insurance Policy on the terms and conditions set forth in clause (a) of Section IV of the AON Insurance Policy as in effect on the Closing Date without giving effect to any subsequent amendment or modification, and (y) the Required Lenders shall not have, within ten (10) Business Days following receipt of such notice, objected in writing to such transaction, and if no such objection of such insurers and Lenders as described in clauses (x) and (y) above is made, the Loan Parties shall be permitted to proceed with such lapse, abandonment or other disposition), or (ii) to a third party where such IP Rights were developed in connection with any commercial arrangement that is entered into in the ordinary course of business by a Loan Party on Arm’s Length Terms with such third party (including any such co- or joint-development or research agreements) and pursuant to such commercial arrangement (x) the Loan Party and such third party agree (which agreement was made in their respective reasonable business judgment) that such IP Rights will be jointly-owned by the Loan Party and such third party, (y) such IP Rights are related to or an improvement, derivative, or the like of such third party’s or any of its Affiliates’ pre-existing or background IP Rights, or (z) as between such third party and such Loan Party, such IP Rights primarily relate to the business of such third party and its Affiliates (any sublicense referenced in this clause (l) shall be deemed a Qualified License);

(m) the granting of a Permitted Lien or the making of Restricted Junior Payments permitted hereunder;

(n) the disposition of any assets (including Capital Stock) (i) acquired in a transaction permitted hereunder, which assets are not used or useful in the principal business of the Loan Parties or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of Borrower to consummate any acquisition permitted hereunder;

(o) dispositions of property to the extent that such property is concurrently exchanged for credit against the purchase price of substantially concurrently acquired similar replacement property;

(p) dispositions of property pursuant to sale-leaseback transaction permitted hereunder;

(q) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the Borrower, in an aggregate amount not to exceed $5,000,000;

(r) dispositions of assets not constituting Collateral in an aggregate amount not to exceed $5,000,000 over the course of this Agreement;

(s) dispositions set forth on Schedule 6.9(b); or

(t) the termination of any contract or agreement, including, in respect of agreements governing a Joint Venture.

Notwithstanding any other provision contained herein, for all purposes of this Agreement and the other Loan Documents, (i) all licenses, sublicenses, or other rights granted by Borrower or any of its Subsidiaries prior to the date hereof in connection with any IP Rights (together with any other rights or obligations (including sales, assignments, conveyances, transfers, licenses, sublicenses, or other dispositions) (x) granted in connection with the foregoing prior to the date hereof or (y) required to be granted, or otherwise exercisable in connection with, the foregoing prior to or following the date hereof), including, in each case, any of the foregoing granted or required to be granted in connection with the Northrop Agreements, shall be deemed, as applicable, Asset Sale Exceptions, Permitted Liens, and Qualified Licenses, and (ii) none of the foregoing shall constitute or be deemed an Extraordinary IP Rights Transaction or a Specified Event.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief financial officer, president, one of its vice presidents, controller, secretary or treasurer (in each case, or the equivalent thereof).

“Avoidance Provisions” has the meaning set forth in Section 7.13(b).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Secrecy Act” has the meaning specified in the definition of “Anti-Terrorism Laws”.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficial Ownership Certification” means, to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership in relation to Borrower as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” means each Agent and Lender.

“Bertram Sale and Leaseback” means that certain sale and leaseback transaction with respect to (a) the real property located at 281 CR 210 Bertram, Texas 78605 and (b) certain improvements on such real property, which shall be limited to such improvements consisting of test stands, pipes, fuel systems and related, similar equipment located, as of the date hereof, in the case of the foregoing listed in this clause (b), solely on the portion of such real property marked in blue boxes on the map as set forth on Schedule 6.11. For the avoidance of doubt, no other assets of any Loan Party located at 281 CR 210 Bertram, Texas 78605, including, but not limited to, any computers, data servers, monitors, or other electronic equipment shall be included in such sale and leaseback transaction (unless they are part of a test stand and inside a blue box on the map set forth on Schedule 6.11); provided, that, for the avoidance of doubt, any buildings located at 281 CR 210 Bertram, Texas 78605 may be subject to such sale and leaseback transaction.

“Blocked Person” means any Person:

(a) listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority (including OFAC’s Specially Designated Nationals and Blocked Persons List),

(b) domiciled, organized or resident in a Sanctioned Country,

(c) fifty percent (50%) or more owned or controlled by, or acting for or on behalf of, any Person or Persons described in the foregoing clauses (a) or (b) above or by the government of a Sanctioned Country, or

(d) otherwise the subject of any Sanctions that prohibit or restrict dealings with such Person.

“Board of Directors” means (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of and in lieu of such board for all purposes, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the sole member, managing member or members or any controlling committee thereof (if member managed) or board of managers or sole manager (if manager managed) of such company, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Materials” has the meaning specified in Section 5.1.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other Governmental Act to close.

“Capital Asset” means, with respect to Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a consolidated balance sheet of Borrower and its Subsidiaries.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, units and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Capital Stock shall not be deemed to be Capital Stock unless and until such instrument is so converted or exchanged.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date, (b) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000, and (c) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s, and (d) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (a) through (c) above of foreign obligors to the extent such investments are necessary or useful for the business of such Person, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit D.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CFC Holding Company” shall mean a Subsidiary of the Borrower that has no material assets other than (a) the equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes), or equity interests and indebtedness, in one or more Foreign Subsidiaries, each of which is a CFC, and/or one or more CFC Holding Companies and (b) cash, Cash Equivalents and other assets being held incidental to the holding of assets described in clause (a) of this definition (excluding for purposes of this determination any indebtedness of such Foreign Subsidiaries).

“Change of Control” means, at any time, any of the following occurrences:

(a) any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Capital Stock representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Borrower;

(b) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) any Permitted Holder and (iii) Jefferies, any affiliate thereof or any successor owner of any Capital Stock of Borrower previously held by Jefferies, in a single transaction or in a related series of transactions, including by way of merger, amalgamation, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Capital Stock of Borrower representing directly or indirectly more than 40% of the total voting power of all of the outstanding voting stock of Borrower;

(c) Borrower shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each other Loan Party (other than (x) as a result of any issuance, sale or other disposition of all Capital Stock of a Loan Party permitted under this Agreement, (y) director’s shares or nominal holdings required to be issued by the applicable law of any jurisdiction of formation and (z) as a result of a merger or dissolution permitted by Section 6.9);

(d) the sale, lease or transfer, in a single transaction or in a related series of transactions, of all or substantially all of the assets of any Loan Party, taken as a whole, to any Person, other than any such transaction that is approved by the Board of Directors of the Loan Party in question and is otherwise expressly permitted hereunder, except as set forth in clauses (f) and (g) below;

(e) IPHoldCo shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of IPCo; or

(f) the sale, lease or transfer, in a single transaction or in a related series of transactions, of all or substantially all of the assets of IPCo to any Person,

unless, in the case of clause (a) or clause (b) of this definition of “Change of Control”, the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors (or analogous governing body) of the Borrower.

“Closing Certificate” means a Closing Certificate substantially in the form of Exhibit E.

“Closing Date” means May 20, 2024.

“Collateral” means, collectively, all of the real, personal and mixed property, whether tangible or intangible (including, without limitation, (x) the Capital Stock issued by any Subsidiary to a Loan Party and (y) other Capital Stock held by a Loan Party, including minority interests), and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person pursuant to the Collateral Documents as security for the Obligations; provided that in no event shall any Excluded Assets constitute Collateral.

“Collateral Account Report” has the meaning specified in Section 2.16(c)(iii).

“Collateral Account Report Date” has the meaning specified in Section 2.16(c)(iii).

“Collateral Accounts” means, as applicable, the Non-Minority Lender Interest Reserve Account, the Minority Lender Interest Reserve Account, the Insurance Premium Reserve Account, and any other reserve account established at the Collateral Agent after the Initial Closing Date in accordance with Section 2.16.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Reaffirmation Agreement, any Material Contract Estoppels, any Mortgages, any Control Agreements and all other intellectual property security agreements, mortgages, instruments, documents, undertakings and agreements executed (or purported to be executed) and delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended, amended and restated or otherwise modified from time to time.

“Commitment” means any Term Loan Commitment.

“Communications” has the meaning set forth in Section 5.1.

“Competitor” has the meaning specified in the definition of “Disqualified Institution”.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Required Lenders and the Collateral Agent, executed and delivered by a Loan Party, Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account) or depositary bank (with respect to a Deposit Account), which, (a) with respect to any Collateral Account, shall provide for “blockage on notice” of the applicable Securities Account or Deposit Account and (b) with respect to any other Deposit Account shall provide for “blockage on notice” of the applicable Securities Account or Deposit Account after the occurrence and during the continuance of an Event of Default.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Loan Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Term Loan.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Law of the United States or other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.7.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association or credit union, in each case, which institution must have an investment grade long-term issuer credit rating by Moody’s, other than an account evidenced by a negotiable certificate of deposit; provided, that the Borrower and any Subsidiary may have up to $5,000,000 in Cash in the aggregate held in Deposit Accounts with one or more institutions that do not have an investment grade long-term issuer credit rating by Moody’s.

“Deposit Materials” has the meaning set forth in Section 5.1.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to, and expressly subordinated to, the prior repayment in full of the Term Loans and all other Obligations (other than contingent obligations not due and owing) that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (c) provides for the scheduled payments of dividends or distributions in Cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Capital Stock that would constitute Disqualified Capital Stock; provided, that (i) Capital Stock that would not constitute Disqualified Capital Stock but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Capital Stock upon the occurrence of an “asset sale,” a “change of control” or similar event shall not constitute Disqualified Capital Stock if any such requirement becomes operative only after repayment in full in cash of all the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and (ii) if Capital Stock is issued pursuant to any plan for the benefit of employees of the Borrower or any of the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of the Borrower or any of its Subsidiaries; provided, further that Capital Stock of the Borrower or any of its Subsidiaries (i) existing as of the Closing Date (“Existing Preferred Equity”) or (ii) on terms consistent with (or otherwise not mandatorily redeemable earlier than) the Existing Preferred Equity shall not be Disqualified Capital Stock.

“Disqualified Institution” means (a) any banks, financial institutions, institutional lenders or any other Person that have been specified to Jefferies by the Borrower in writing at any time prior to the Initial Closing Date, (b) the competitors of the Loan Parties and their Subsidiaries identified in writing by or on behalf of Borrower to Jefferies on or prior to the Initial Closing Date, and (c) controlled Affiliates of any entity described in the preceding clauses (a) and (b) that are reasonably identifiable on the basis of their name or otherwise known or identified to the Administrative Agent (the Persons described in clauses (a), (b), and (c), each a “Competitor”), provided, however, for the avoidance of doubt, that no direct or indirect lender to, investor in or equity holder in, or member of, any of the entities identified above (regardless of the control or percentage held) shall constitute a Disqualified Institution unless specifically identified as a Competitor on the Initial Closing Date in the list above.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary of a Loan Party that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Draw” means a request by Borrower for and the funding of a Term Loan advanced by the Lenders on the Closing Date under their respective Term Loan Commitments in an aggregate amount equal to the Draw Amount.

“Draw Amount” means $13,888,888.89.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority, or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender (other than a Minority Lender), any Affiliate of any Lender (other than a Minority Lender) and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), any commercial bank, any insurance company, any investment or mutual fund, any institutional investor, any family office, any private equity investor, any pension fund or any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, (b) any other Person (other than a natural Person) with respect to whom a Lender shall have provided written notice to the Administrative Agent ten (10) Business Days prior to the execution of such proposed assignment and the Administrative Agent shall not have objected to such assignment within such ten (10) Business Days following receipt of such notice, (c) any Securitization Trust and (d) one or more of the insurers that are party to the AON Insurance Policy, or their respective designee(s); provided that (i) no Disqualified Institution shall, in any event, be an Eligible Assignee without the prior written consent of Borrower unless an Event of Default has occurred and is continuing at the time of assignment to a Disqualified Institution in which event no Borrower consent shall be required, (ii) neither Borrower nor any Affiliate of Borrower shall, in any event, be an Eligible Assignee and (iii) no Person owning or controlling (x) any trade debt or Indebtedness of any Loan Party other than (A) the Obligations, (B) obligations arising under the Securitization Trust (in the case of an assignment to the Securitization Trust) or (C) the AON Insurance Policy (in the case of an assignment to the insurers that are party to the AON Insurance Policy or their respective designee(s)) or (y) any Capital Stock of any Loan

Party (in each case under this clause (iii), unless a Lender shall have provided written notice to the Administrative Agent (expressly identifying this clause (iii) and requesting that the Administrative Agent provide such written notice to the Lenders) ten (10) Business Days prior to the execution of such proposed assignment and the Required Lenders shall not have objected to such assignment within such ten (10) Business Days following receipt of such notice) shall, in any event, be an Eligible Assignee and each assignee will so represent in the applicable Assignment Agreement. For avoidance of doubt, no Person that would otherwise be an Eligible Assignee shall be disqualified as an Eligible Assignee solely by reason of such Person’s direct or indirect interest in the Warrant or any Capital Stock issued in respect of the Warrant. As provided in Section 10.6(j), upon payment to the Administrative Agent of the full amount due under the AON Insurance Policy, the principal amount of the applicable Obligations shall automatically be transferred to the insurers under the AON Insurance Policy or their respective designee(s) without any further action by the Lenders or the Administrative Agent.

“Eligible Investments” means any (i) Dollars or (ii) any Dollar investment that is one or more of the following obligations or securities (other than obligations or securities which are zero coupon obligations or securities):

(a) marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States government, marketable securities issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, demand and time deposits in, certificates of deposit of and bankers’ acceptances issued by, bank deposit products of or federal funds sold by, any depository institution or trust company incorporated under the laws of the United States of America (including U.S. Bank Trust Company, National Association and its Affiliates) with, in each case, that matures not later than the Business Day immediately preceding the Interest Payment Date immediately following the date of investment therein and subject to supervision and examination by governmental banking authorities so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment have a rating of not less than the applicable Eligible Investments Minimum Rating; and

(b) commercial paper having, at the time of such investment, a credit rating of not less than the applicable Eligible Investments Minimum Rating and that either are bearing interest or are sold at a discount to the face amount thereof and that matures not later than the Business Day immediately preceding the Interest Payment Date immediately following the date of investment therein; and

(c) registered money market funds that (x) have, at all times, credit ratings of “Aaa-mf” by Moody’s or the highest credit rating available for money market funds by Moody’s at such time, (y) themselves invest only in items that constitute obligations or securities described in (a) or (b) above and (z) contain no restriction or penalty with respect to the frequency and/or amount of withdrawals; and

(d) notwithstanding the forgoing, at all times on and prior to the last Business Day of the thirteenth full month following the Initial Closing Date (i) a portion of funds on deposit in each Interest Reserve Account that is sufficient to pay all interest on the Term Loans that will come due on or before the last Business Day of such thirteenth full month shall be invested in (x) Dollars or (y) investment property of the type described in (a), (b) or (c) and be available in Dollars at least one (1) Business Day prior to each Interest Payment Date; (ii) the remaining balance of funds on deposit in each Interest Reserve Account may be invested in (x) Dollars or (y) investment property of the type described in (a) or (c) (so long as such money market funds shall invest only in investment property described in (a)), provided that the stated duration to maturity of such investment property may exceed the duration provided for in (a) so long as all such maturities for such remaining balance comply with (e) below; and

(e) funds invested pursuant to Clause (d)(ii) may be invested in investment property of the type described in clause (a) above having a duration to maturity not to exceed 364 days from date of issuance, provided that the any such maturity shall occur not later than one (1) Business Day prior to the Interest Payment Date occurring during or after the thirteenth full month after the Initial Closing Date; and

(f) which, in each case under clauses (a) or (b) above, (w) excludes extendible commercial paper, (x) provides for payment of a pre-determined fixed amount of principal on maturity that is not subject to change, (y) has a stated maturity no later than permitted above and (z) either (A) has a stated maturity (giving effect to any applicable grace period) no later than the Business Day immediately preceding each of (1) the date provided for in (d) above and (2) the fifth anniversary of the date hereof (unless such Eligible Investments are issued by U.S. Bank Trust Company, National Association and its Affiliates in which event such Eligible Investments may mature on the date specified in clauses (1) and (2)) or (B) in the case of clause (c) above, may be capable of being liquidated on demand without penalty; provided, however, that Eligible Investments shall not (X) include any (a) mortgage backed security, (b) interest only security, (c) security subject to withholding or similar taxes (other than as imposed pursuant to FATCA), unless the obligor thereof is required to make payments of additional amounts (so-called “gross-up payments”), (d) security rated with an “f”” “r,” “p,” “pi,” “q” or “t” subscript by S&P, (e) security purchased at a price in excess of 100% of par, or (f) security whose repayment is subject to substantial non-credit related risk or (Y) be disposed of for a price that is less (on a cost basis) than the price paid by Borrower for such investment property at the time of its acquisition unless Borrower in the exercise of its business judgment believes such investment property has a significant risk of declining in credit quality or price. Eligible Investments may include, without limitation, those investments made with or issued by U.S. Bank Trust Company, National Association and its Affiliates or for which U.S. Bank Trust Company, National Association or its Affiliates act as offeror or provide services and receives compensation.

“Eligible Investments Minimum Rating” means a long-term issuer credit rating by Moody’s of A2 (and not on watch for downgrade) or higher or a short-term issuer credit rating by Moody’s of P-1 (and not on watch for downgrade).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than any Multiemployer Plan) which is sponsored, maintained or contributed to by, or required to be contributed by, any Loan Party or any of its ERISA Affiliates.

“Environmental Claim” means any Adverse Proceeding, complaint, summons, citation, investigation, notice, directive, notice of violation, order, claim, demand, action, litigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any other Person asserting or alleging liability for or seeking recourse in response to (a) any actual or alleged violation of any Environmental Law, (b) any Hazardous Material or any actual or alleged Hazardous Materials Activity, (c) any injury to the environment, natural resource, any Person (including wrongful death) or property (real or personal) in connection with Hazardous Materials or actual or alleged violations of Environmental Laws, (d) any Environmental Liabilities and Costs or (e) any actual or alleged Releases or threatened Releases of Hazardous Materials that exists or occurs (i) on, at or migrating from any assets, properties or businesses currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, (ii) from adjoining properties or businesses, or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means any and all current or future international, foreign, domestic, federal or state (or any subdivision of either of them) Laws, statutes, ordinances, orders, rules, regulations, judgments, decrees, permits, licenses or binding determinations of any Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) the manufacture, generation, use, storage, transportation, treatment, disposal or Release of, or exposure to, Hazardous Materials; or (b) occupational safety and health, industrial hygiene, land use or the protection of the environment, human, plant or animal health or welfare or natural resources.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses (including monies paid in settlement), damages, punitive damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest in connection with any Remedial Action, any Environmental Claim, or any other Adverse Proceeding, claim or demand by any Governmental Authority or any Person that relates to any actual or alleged violation of Environmental Laws, actual or alleged exposure or threatened exposure to Hazardous Materials, or any actual, alleged or threatened Release of Hazardous Materials.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Cure” shall have the meaning provided in Section 6.21(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, together with the Loan Party, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which the Loan Party is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which the Loan Party is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which the Loan Party, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for notice to the PBGC has been waived by regulation); (b) the failure by any Loan Party or any ERISA Affiliate to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure by any Loan Party or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan under Section 412, 431 or 432 of the Internal Revenue Code; (c) the receipt by any Loan Party or any ERISA Affiliate from the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by a Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefor, or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (h) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 9.10(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Accounts” means (a) payroll, payroll taxes or employee benefit accounts and related trust accounts, (b) other trust accounts, (c) escrow accounts (other than the Collateral Accounts), (d) tax accounts (including, without limitation, sales tax accounts), (e) accounts maintained solely in trust for the benefit of third parties and fiduciary purposes, (f) zero balance or swept accounts, (g) de minimis deposit accounts to the extent the aggregate daily balance in all such accounts does not at any time exceed $100,000, (h) accounts located in jurisdictions outside the United States, (i) accounts containing funds of the types as deposits securing Liens described in clauses (f) and (g) of the definition of “Permitted Liens” or used exclusively to maintain cash collateral subject to a Permitted Lien, provided, that under no circumstances shall the balance at any time in any such Excluded Account described in (g) and (h) (to the extent held by a Loan Party) or the aggregate balance across all such Excluded Accounts described in (g) and (h) (to the extent held by a Loan Party), inclusive, exceed $1,000,000.

“Excluded Assets” means (a) any Real Estate Asset that is not a Material Real Estate Asset and any leasehold interests in real property (it being understood that no action shall be required with respect to creation or perfection of security interests with respect to such leases, including to obtain landlord waivers, estoppels or collateral access letters), (b) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement, (c) assets for so long as a pledge thereof or a security interest therein is prohibited by applicable Laws, (d) Excluded Accounts, (e) any lease, license or other agreements, or any property subject to a purchase money security interest, Capital Lease or similar arrangements, in each case in accordance with the Loan Documents, to the extent that a pledge thereof or security interest therein would violate or invalidate such lease, license or agreement, purchase money, Capital Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Loan Parties) after giving effect to the applicable anti-assignment provisions of the UCC and applicable Laws, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition, (f) assets for which the Required Lenders and Borrower have determined in their reasonable judgment and agree in writing that the cost of creating or perfecting such pledges or security interests therein would be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) any intent-to-use trademark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto with, and acceptance by, the United States Patent and Trademark Office, to the extent, if any, that, and solely during the period, if any, in which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable Federal law, (h) proceeds received by the Administrative Agent in respect of a claim under the AON Insurance Policy (which for avoidance of doubt shall not be property of any Loan Party or any Subsidiary thereof), (i) Excluded Capital Stock, (j) the assets set forth on Schedule 9.5 and (k) any property or assets (I) of any Subsidiary of any Loan Party that is a CFC or a Subsidiary of a CFC or CFC Holding Company or (II) for which the creation or perfection of pledges of, or security interests in, could result in adverse tax consequences (other than de minimis tax consequences) or adverse regulatory or accounting consequences to the Borrower or any of its Subsidiaries, each as reasonably determined by the Borrower and the Required Lenders.

“Excluded Capital Stock” means (a) Capital Stock (i) of any captive insurance companies or not-for-profit Subsidiaries, (ii) of any Subsidiary under clause (b)(i) of the definition of “Excluded Subsidiary”, (iii) [reserved], or (iv) of any direct or indirect Subsidiary of Borrower to the extent issued, sold or otherwise disposed in accordance with Section 6.10, (b) solely to the extent the creation or perfection of pledges of, or security interests in, could result in adverse tax consequences (other than de minimis tax consequences) or adverse regulatory or accounting consequences to the Borrower or any of its Subsidiaries, each as reasonably determined by the Borrower and the Required Lenders, equity in excess of 65% of the issued and outstanding voting Capital Stock and 100% of the non-voting Capital Stock of any Subsidiary of any Loan Party that constitutes a CFC or (c) any equity for which the pledge of its Capital Stock is prohibited by applicable Law or, solely in the case of a newly acquired Subsidiary, by Contractual Obligation in existence at the time of acquisition but not entered into in contemplation thereof, or for which governmental (including regulatory) consent, approval, license or authorization would be required unless such consent, approval, license or authorization has been received (it being understood and agreed that there shall be no obligation to seek or obtain such consent, approval, license or authorization), in each case, after giving effect to the applicable anti-assignment provisions of the UCC and other applicable Laws; provided, that any preferred equity owned as of the Initial Closing Date shall not be considered “Excluded Capital Stock”. For the avoidance of doubt, the Capital Stock of IPCo and IPHoldCo will not be Excluded Capital Stock.

“Excluded Subsidiary” means, unless otherwise elected by Borrower, (a) any Subsidiary that is not a wholly-owned Subsidiary of Borrower or a Guarantor and each Joint Venture (unless otherwise elected by the Borrower), (b) any Subsidiary for which guarantees of the Obligations are (i) prohibited by applicable Law, rule or regulation or require consent, approval, license or authorization of a Governmental Authority, unless such consent, approval, license or authorization has been received; provided, that there shall be no obligation to obtain such consent, approval, license or authorization; or (ii) contractually prohibited on the Initial Closing Date or, following the Initial Closing Date, the date of the acquisition thereof, so long as such prohibition exists and so long as such prohibition is not created in contemplation of the Transactions or any such acquisition, (c) any Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Required Lenders, the burden or cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom (giving due consideration to regulatory, accounting and tax consequences), (d) any Subsidiary whose provision of a guarantee could result in adverse tax consequences (other than de minimis tax consequences) as reasonably determined by the Borrower in consultation with the Required Lenders, (e) any direct or indirect Subsidiary of Borrower or a Guarantor that is a Foreign Subsidiary, (f) any Subsidiary that is a direct or indirect Subsidiary of a Subsidiary of Borrower or a Guarantor that is a CFC, in each case that is not a Loan Party, (g) captive insurance Subsidiaries, (h) any Immaterial Subsidiary, (i) any Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted under this Agreement and financed with assumed Indebtedness permitted to be incurred pursuant to this Agreement (and not incurred in contemplation of such Permitted Acquisition or Investment), and each Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition is not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder and (j) Firefly Aerospace Ukraine, LLC. For the avoidance of doubt, IPCo and IPHoldCo will not be Excluded Subsidiaries.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be deducted or withheld from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as the result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a Law in effect on the date on which such Lender becomes a party hereto or such Lender changes its lending office, except that this clause (b) shall not apply to the extent that the assignment or change in lending office was requested by a Loan Party pursuant to Section 2.15(a) or, pursuant to Section 2.14 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(d) and (d) Taxes imposed under FATCA.

“Existing Lender” means any Lender prior to the receipt of the first funds paid to the Beneficiary under the AON Insurance Policy and its successors and assigns pursuant to Section 10.6(c). For the avoidance of doubt, Existing Lender does not include any Non-Paying Insurer and any assignee pursuant to Section 10.6(j).

“Export Controls” means the export control laws and regulations administered, maintained and enforced by the United States, including, but not limited to, the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. Department of State.

“Extended Covered Period” has the meaning specified in Section 5.1(i).

“Extraordinary IP Rights Transaction” means a sale, transfer, assignment or grant of exclusive sublicense of any material IP Rights in whole or in part, with respect to which (a) the majority of such Net Proceeds are fixed in nature and not dependent on the future volume of sales or revenues attributed to the IP Rights so sold, transferred, assigned, or sublicensed and (b) such Net Proceeds shall not be dependent on future performance by such Loan Party or Subsidiary, in each case other than any sale, transfer, assignment or grant of exclusive sublicense of any such IP Rights that (i) is incidental or ancillary to, or is not the primary purpose of, the overall transactions contemplated by the applicable underlying agreement or arrangement and (ii) does not materially impair the aggregate value of the Collateral taken as a whole or result in a Material Adverse Effect.

“Extraordinary Receipts” means any Net Proceeds received by a Loan Party (and not consisting of proceeds described in Section 2.9(a) through (c) hereof) in respect of: (a) foreign, United States, state or local tax refunds (other than VAT, tariff or similar refunds), (b) pension plan reversions, (c) indemnity payments, (d) Net Proceeds of any payment made under an insurance policy or agreement on account of casualty and condemnation, provided that Extraordinary Receipts shall not include proceeds of any claim under the AON Insurance Policy, but shall, subject to the reinvestment rights in this clause (d), include, without limitation, any other casualty loss proceeds; other than (i) insurance proceeds received in respect of damage to equipment used to effect the repair or replacement of such equipment in the ordinary course of business and (ii) Net Proceeds of any Extraordinary Receipts or payment made under an insurance policy or agreement, in each case, solely to the extent the Borrower or any of its Subsidiaries has, in each case, reinvested such Net Proceeds in assets used in the business of the Borrower or any of its Subsidiaries within 365 days following the date of receipt of such Net Proceeds, as applicable, (e) Net Proceeds of any condemnation or taking by any Governmental Authority and (f) Net Proceeds from an Extraordinary IP Rights Transaction, but in each case excluding any proceeds resulting from an issuance of Capital Stock by any Loan Party or any Subsidiary permitted pursuant to Section 6.9(i) or Section 6.10. Extraordinary Receipts shall not include (i) Cash receipts from proceeds of insurance, condemnation awards or similar payments, or indemnity payments to the extent such funds are received by any Person in respect of any third-party claim against such Person and applied to pay (or reimburse such Person for its prior payment of) such claim plus related costs and expenses, (ii) [reserved], (iii) any purchase price adjustment received in connection with any purchase agreement, or (iv) the Cash proceeds of any grants awarded by a Governmental Authority to any Loan Party related to such Loan Party’s participation in an incentive program ran by such Governmental Authority.

“Fair Market Value” means, as of any applicable time of determination, the price at which a willing seller, under no compulsion to sell, would sell, and a willing buyer, under no compulsion to buy, would buy, the asset or property in question if offered for sale in the open market, with a reasonable time allowed to find such willing buyer.

“Fair Share” has the meaning specified in Section 7.2.

“Fair Share Contribution Amount” has the meaning specified in Section 7.2.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, in effect as of the date of this Agreement and any current regulations or official interpretations thereof (or any amended or successor version to the extent substantively comparable and not materially more onerous to comply with), any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any law, practices, regulation, official interpretation, rule, promulgation or official agreement adopted pursuant to any official government agreement, treaty, convention or intergovernmental agreement with respect to the foregoing.

“FCPA” has the meaning specified in Section 4.29.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding

Business Day and (b) if no such rate is so published, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to U.S. Bank National Association on such day on such transactions as determined by U.S. Bank National Association and provided that U.S. Bank National Association shall have no liability for such determination.

“Fee Letter” means the letter agreement dated as of the date hereof between Borrower and Jefferies, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or other Authorized Officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes, as applicable.

“Financial Plan” has the meaning specified in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Rate” means (a) with respect to the Term A Loans, 13.875% and (b) with respect to the Term B Loans, for any day from the Initial Closing Date through and including the date that is the three year anniversary of the Initial Closing Date, a rate per annum equal to 13.875%, and thereafter, 19.135%.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Agents, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Official” means any officer or employee of a non-U.S. government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Foreign Subsidiary” shall mean any Subsidiary of a Loan Party that does not constitute a Domestic Subsidiary.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Act” means any act or omission, whether rightful or wrongful, of any Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning specified in the Pledge and Security Agreement.

“Guaranteed Obligations” has the meaning specified in Section 7.1.

“Guarantor” means each wholly-owned Domestic Subsidiary of Borrower other than an Excluded Subsidiary.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Article VII and (b) each other guaranty, in form and substance reasonably satisfactory to the Required Lenders, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

“Hazardous Materials” means, regardless of amount or quantity, (a) any material, substance, waste, element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is reasonably likely to cause harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, material, substance, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) asbestos; (e) per- and polyfluoroalkyl substances; (f) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (g) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws; and (h) any substance or materials that are otherwise regulated under Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any Remedial Action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, the audited consolidated financial statements of Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2021, and the unaudited consolidated financial statements of Borrower and its Subsidiaries for the first three Fiscal Quarters of 2022, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year or Fiscal Quarter, as applicable, together with an opinion of a certified public accounting firm that such financial statements for the Fiscal Year ended December 31, 2021, fairly present, in all material respects, the financial condition of Borrower and its consolidated Subsidiaries as at the date indicated and the results of its operations and its cash flows for the period indicated.

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the Fiscal Quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(b) or 5.01(c), have assets with a value in excess of 2.50% of the consolidated total assets or EBITDA representing in excess of 2.50% of EBITDA of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 5.00% of consolidated total assets or EBITDA representing in excess of 5.00% of EBITDA of the Borrower and the Subsidiaries on a consolidated basis as of such date, in each case of clause (a) and (b), determined in accordance with GAAP; provided, that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof.

“Indebtedness” means, as applied to any Person, without duplication: (a) all indebtedness for borrowed money; (b) obligations constituting “principal” with respect to Capital Leases that is properly classified as a liability on a balance sheet in accordance with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs, seller notes or other deferred payment obligations in connection with an acquisition to the extent such earn-outs, seller notes and deferred payment obligations are fixed and non-contingent (excluding (i) any such obligations incurred under ERISA, (ii) trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms and (iii) any earn-out until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all indebtedness described in clauses (a) – (e) above and (g) – (l) below secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, which shall be limited to the lesser of (x) the Fair Market Value of such property or asset and (y) the amount of such indebtedness so secured; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another that would constitute Indebtedness under another clause (other than clause (i)) of this definition; (i) any guaranty of such Person of Indebtedness of another Person under another clause (other than clause (h)) of this definition; (j) [reserved]; (k) the net termination value of all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes; and (l) Disqualified Capital Stock. The Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

For all purposes hereof, the Indebtedness of any Person shall (A) in the case of the Loan Parties, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (B) exclude (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid for ten (10) Business Days after becoming due and payable, (iii) accruals for payroll and other liabilities accrued in the ordinary course of business, (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller provided that reserves established in an equivalent amount, and (v) customary obligations under employment agreements and deferred compensation; provided, further, that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of push down accounting under GAAP shall be excluded.

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities and Costs), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any Remedial Action, investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel to the Agents and a single counsel for all other Indemnitees taken as a whole in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that are incurred by any such Indemnitee, in any manner relating to or arising out of any claim, litigation, or other proceeding arising out of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the

Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (b) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.3(a).

“Indemnitee Agent Party” has the meaning specified in Section 9.8.

“Initial Closing Date” has the meaning specified in the recitals hereto.

“Initial Draw” means a request by Borrower for and the funding of one Term Loan advanced by the Lenders on the Initial Closing Date under their respective Term Loan Commitments in an aggregate amount equal to the Initial Draw Amount.

“Initial Draw Amount” means $106,283,856.00.

“Initial Financing Agreement” has the meaning specified in the recitals hereto.

“Initial Funding Account” means the account of the Borrower established at the Bank on or before the Initial Closing Date.

“Initial Term A Loan” has the meaning specified in Section 2.1(a)(i).

“Initial Term B Loan” has the meaning specified in Section 2.1(a)(ii).

“Initial Term A Loan Commitment” means, relative to any Term A Loan Lender, such Lender’s obligation to make Term A Loans on the Initial Closing Date pursuant to Section 2.1(a) of the Initial Financing Agreement. The amount of each Lender’s Initial Term A Loan Commitment, if any, is set forth on Appendix A or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term A Loan Commitments as of the Initial Closing Date equals the Initial Term A Loan Commitment Amount, which was funded by the Term A Loan Lender on the Initial Closing Date.

“Initial Term B Loan Commitment” means, relative to any Term B Loan Lender, such Lender’s obligation to make Term B Loans on the Initial Closing Date pursuant to Section 2.1(a) of the Initial Financing Agreement. The amount of each Lender’s Initial Term B Loan Commitment, if any, is set forth on Appendix A or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term B Loan Commitments as of the Initial Closing Date equals the Initial Term B Loan Commitment Amount, which was funded by the Term B Loan Lender on the Initial Closing Date.

“Initial Term A Loan Commitment Amount” means $82,500,000.00, which was funded on the Initial Closing Date. As of the Closing Date, the Initial Term A Loan Commitment Amount is $0.

“Initial Term B Loan Commitment Amount” means $23,783,856.00, which was funded on the Initial Closing Date. As of the Closing Date, the Initial Term B Loan Commitment Amount is $0.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Insurance Premium Reserve Account” means an account established on or prior to the Initial Closing Date by IPCo with the Collateral Agent as depository, at all times under the sole dominion and control of the Collateral Agent for the benefit of the Lenders and denominated on the books and records of the Collateral Agent as the “Firefly IPCo Insurance Premium Reserve Account.”

“Insurance Premium Reserve Amount” has the meaning specified in Section 2.16(b)(ii).

“Insured Obligations” means, collectively, any and all Obligations with respect to the Term A Loans that are insured pursuant to the AON Insurance Policy.

“Insured Term Loans” means, collectively, any and all Term A Loans.

“Intellectual Property Assignment Agreements” means, collectively those certain Intellectual Property Assignment Agreements dated as of July 17, 2023 pursuant to which each Loan Party transferred its “Intellectual Property” (as defined in the Pledge and Security Agreement) to IPCo, as well as Intellectual Property Assignment Agreements in equivalent form and substance executed by any new or acquired Subsidiaries of any Loan Party and any other new Loan Parties, in each case together with any short form assignments to be filed with any Governmental Authority in respect of such assignments, as described in Section 3.1(r).

“Intercompany License Agreements” means any license or sublicense agreement between IPCo and another Loan Party pursuant to which such Loan Party has made arrangements to exploit certain intellectual property of IPCo, including without limitation any IP Rights, as such agreements may be amended, restated, amended and restated, supplemented or otherwise modified not in contravention of this Agreement.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement in the form of Exhibit L dated as of the Initial Closing Date, by the Loan Parties and their Subsidiaries in favor of the Agents for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Required Lenders.

“Intercreditor and Subordination Agreement” means an Intercreditor and Subordination Agreement in form and substance reasonably acceptable to the Required Lenders and the Agents entered into by the Agents, the holder or holders of Indebtedness, and the Loan Parties.

“Interest Payment Date” means (i) the last Business Day of each calendar month of each year, commencing on the first such date to occur after the Initial Closing Date and continuing through the Term Loan Maturity Date, (ii) the date upon which the Obligations (other than contingent obligations not due and owing) are paid in full, (iii) the Term Loan Maturity Date, and (iv) following the Term Loan Maturity Date, each Business Day upon demand until the Obligations are paid in full.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and (b) not for speculative purposes.

“Interest Reserve Accounts” means, collectively, the Non-Minority Lender Interest Reserve Account and the Minority Lender Interest Reserve Account.

“Interest Reserve Amount” has the meaning set forth in Section 2.16(b).

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended to the date hereof and from time-to-time hereafter, and any successor statute.

“Investment” means, as to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any of the Securities or all or substantially all of the assets of any other Person (or of any division or business line of such other Person), (b) any direct or indirect redemption, retirement, purchase, buyback, tender offer or other acquisition or similar transaction for value, by any such Person from any other Person, of any Capital Stock of such Person, (c) any direct or indirect loan, advance or capital contributions by such Person to any other Person and (d) any direct or indirect guarantee of, provision of surety or credit enhancement in respect of or pledge of collateral to secure any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment, but shall be reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or other assets by such Person in respect of such Investment. Neither intercompany monetary obligations arising between Loan Parties in the ordinary course of business nor intercompany monetary obligations with respect to ordinary course cash management operations between Loan Parties shall constitute an Investment.

“Investors” has the meaning specified in the definition of “Holder” in the Warrant.

“IP Rights” means, collectively or individually, intellectual property rights, including in any or all of the following: patents, patent rights, trademarks, service marks, trade names, copyrights, technology, software, trade secrets know-how, database rights and all other intellectual property or proprietary rights.

“IPCo” means Firefly IP CO, LLC, a Delaware limited liability company.

“IPHoldCo” means Firefly IP Holdings, LLC, a Delaware limited liability company.

“Jefferies” means Jefferies Funding LLC, a Delaware limited liability company.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form in which a Loan Party or Subsidiary directly or indirectly owns 50% or less of the Capital Stock issued thereby; provided in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Laws” means, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, legally enforceable guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the legally binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means a Term A Loan Lender or a Term B Loan Lender, as the context requires, and “Lenders” means all of them.

“Lien” means any lien, mortgage, pledge, collateral assignment, hypothecation, deed of trust, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and in the case of Securities, any purchase option, call or similar right of a third party (in each case, other than warrants with respect to the Securities of Borrower) with respect to such Securities, and in the case of IP Rights, any license with respect to such IP Rights.

“Loan Account” means an account maintained hereunder by Administrative Agent on its books of account and with respect to Borrower, in which they will be charged with all Term Loans made to, and all other Obligations incurred by the Loan Parties in accordance herewith.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Agent Fee Letter, the Fee Letter, any Guaranty, any Subordination Agreements, any Intercreditor and Subordination Agreements, the Intercompany Subordination Agreement and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent or any Lender in connection herewith.

“Loan Party” means Borrower or any Guarantor.

“Lockbox” has the meaning set forth in Section 5.1.

“Machinery Sale and Leaseback” means any sale and leaseback transaction in connection with one or more of the following pieces of machinery: (a) that certain Automated Fiber Placement Machine having serial number 2N00152, (b) that certain Powermill Robotic having serial number 2N00164, and (c) that certain Giddings & Lewis VTC 2500 vertical turning center having serial number 525-0143-19.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Services Agreement” means an agreement between Affiliates of the Borrower or between a Loan Party and any Affiliate pursuant to which one party to the agreement provides operational, managerial, advisory or headquarters services to the other party in consideration of cash compensation at Fair Market Value.

“Material Adverse Effect” means a material adverse effect on and/or material adverse circumstance or condition with respect to (a) the business, operations, results of operations, properties, assets, financial condition or liabilities of the Loan Parties and their Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to fully and timely perform their respective payment obligations under any Loan Document to which they are parties, (c) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document to which it is a party, (d) a material portion of the Collateral or the validity, perfection or priority of Agents’ Liens on a material portion of the Collateral or (e) the material rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any other Secured Party under the Loan Documents, taken as a whole.

“Material Contract” means (a) the agreements listed on Schedule 4.14 and any other contract or other arrangement to which any Loan Party or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, non-performance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect, and (b) the Development and Supply Framework Agreement dated August 3, 2022, and the Medium Launch Vehicle Development and Commercialization Agreement dated December 30, 2022, in each case, between Northrop Grumman Systems Corporation and the Borrower (collectively, the “Northrop Agreements”).

“Material Contract Estoppel” means an undertaking in form and substance reasonably acceptable to the Borrower and Required Lenders pursuant to which each Person other than a Loan Party that is party a contract set forth on Schedule 4.14A (excluding any agreements, permits or licenses between Borrower and any Subsidiary, on the one hand, and any Governmental Authority, on the other hand) (i) consents to the granting of Liens encumbering the applicable Loan Party’s interest in such Material Contract, (ii) consents to the enforcement of such Lien pursuant to the terms of the Loan Documents, (iii) consents to transfer of the applicable Material Contract to any initial transferee following enforcement of such Lien or a transfer in lieu of such enforcement, and (iv) agrees to continue to perform its obligations under such Material Contract so long as such transferee performs the obligations of the Loan Party thereunder.

“Material Real Estate Asset” means any fee owned Real Estate Asset having a Fair Market Value in excess of $2,500,000 as of the date of the acquisition thereof.

“Material Subsidiary” means a Subsidiary that is not an Immaterial Subsidiary.

“Material Third Party License Agreement” means any Third Party License Agreement that is either a Material Contract or necessary for the operation of the business of each Loan Party and its Subsidiaries, the loss of which would reasonably be expected to result in a Material Adverse Effect.

“Minimum Interest Reserve Amount” means at any time of determination, (a) with respect to the Non-Minority Lender Interest Reserve Account, an amount equal to at least seven and nine-tenths percent (7.90%) of the aggregate balance of Term Loans made by Lenders other than the Minority Lender then outstanding and (b) with respect to the Minority Lender Interest Reserve Account, an amount equal to at least seven and nine-tenths percent (7.90%) of the aggregate balance of Term B Loans made by the Minority Lender then outstanding.

“Minority Lender” means AE Industrial Partners Structured Solutions I, LP, a Delaware limited partnership, in its capacity as a Lender under this Agreement.

“Minority Lender Interest Reserve Account” means an account established in the United States on or prior to the Initial Closing Date by IPCo with the Collateral Agent as depository, at all times under the sole dominion and control of the Collateral Agent for the benefit of the Minority Lender and denominated on the books and records of the Collateral Agent as the “Firefly IPCo Minority Lender Interest Reserve Account”.

“MNPI” has the meaning specified in Section 5.1.

“Moody’s” means Moody’s Investor Services, Inc.

“Moody’s Rating Agency Confirmation” means, for so long as promissory notes issued under the Securitization Trust are outstanding and a Moody’s rating of such promissory notes is in effect, with respect to any specified amendment or waiver of the Loan Documents which would result in a reduction in, or delay of, the principal or interest payments under the promissory notes issued by the Securitization Trust, Moody’s written confirmation (which may take the form of a press release or other written communication) that the occurrence of that amendment or waiver shall not cause Moody’s to downgrade or withdraw its then current rating assigned to such notes.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Required Lenders, made by a Loan Party in favor of Collateral Agent for the benefit of the Secured Parties, securing the Obligations and delivered to Collateral Agent.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA to which any Loan Party or any ERISA Affiliate thereof has within the past six (6) years contributed to or been required to contribute to.

“Narrative Report” means, with respect to Section 5.7(b) for which such narrative report is required, upon reasonable written request by the Required Lenders, an update describing the financial performance of Borrower and its Subsidiaries including (a) customary management’s discussion and analysis of the financial condition and results of operations for the Borrower and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year with comparison to and variances from corresponding periods of the previous Fiscal Year and Financial Plan, (b) with respect to each ongoing material project for the applicable Fiscal Quarter or Fiscal Year, an update regarding the status of such project completion, and (c) a summary of personnel turnover with respect to any key employees or in excess of historical average turnover for a comparable Fiscal Year period, as applicable.

“Narrative Report Call” has the meaning specified in Section 5.7(b).

“Narrative Report Call Notice” has the meaning specified in Section 5.7(b).

“Net Proceeds” means (a) with respect to any Asset Sale, Bertram Sale and Leaseback or Extraordinary Receipts, an amount equal to: (i) Cash payments received by a Loan Party or any of its Subsidiaries from such Asset Sale, Bertram Sale and Leaseback or in connection with any such Extraordinary Receipts, minus (ii) any bona fide direct costs and expenses incurred in connection with such Asset Sale, Bertram Sale and Leaseback or Extraordinary Receipt to the extent paid or payable, including (A) legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable Law, and brokerage and sales commissions, (B) income or gains taxes payable (or reasonably estimated by the Borrower to become payable) by the seller as a result of any gain recognized in connection with such Asset Sale, Bertram Sale and Leaseback or Extraordinary Receipt during the tax period in which the sale occurs (including tax distributions made pursuant to Section 6.5(d)(ii) or (iii) in connection with such Asset Sale, Bertram Sale and Leaseback or Extraordinary Receipt), (C) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale or Extraordinary Receipt, (D) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale, Bertram Sale and Leaseback or Extraordinary Receipt undertaken by a Loan Party or any of its Subsidiaries in connection with such Asset Sale, Bertram Sale and Leaseback or Extraordinary Receipt; provided that upon release of any such reserve, the amount released shall be considered Net Proceeds, (E) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Borrower or a Subsidiary, such amounts net of any related expenses shall constitute Net Proceeds) and (F) in the case of any such event involving an asset of a non-wholly-owned Subsidiary, the pro rata portion of the Net Proceeds (calculated without regard to this clause (F)) distributed to holders of a minority interest in such non-wholly-owned Subsidiary; (b) [reserved], (c) to the extent not an Asset Sale or Extraordinary Receipt, net income determined on a transaction by transaction basis in accordance with GAAP with respect to proceeds of any Extraordinary IP Rights Transaction (minus a reasonable reserve for any contractually obligated claw-back payments that may become due and payable by such Loan Party; provided that upon release of any such reserve, the amount released shall be considered Net Proceeds); and (d) with respect to any insurance, condemnation, taking or other casualty proceeds, an amount equal to: (i) any Cash payments or proceeds received by a Loan Party or any of its Subsidiaries (A) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (B) as a result of the condemnation or taking of any assets of a Loan Party or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (A) any actual and costs and expenses incurred by a Loan Party or any of its Subsidiaries in connection with the adjustment or settlement of any claims of such Loan Party or any of its Subsidiaries in respect thereof, (B) any costs and expenses incurred in connection with any condemnation or taking of such assets as referred to in clause (b)(i)(B) above to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith, (C) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Permitted Lien having a permitted priority that is senior to the Lien securing the Obligations on the assets in question and that is required to be repaid under the terms thereof as a result of such casualty or condemnation, (D) amounts required to be turned over to landlords (or their mortgagees) in respect of a casualty or condemnation of such leased property pursuant to the terms of any lease to which the Borrower or any of its Subsidiaries is party, (E) Taxes paid or reasonably estimated to be payable (including Taxes that would be payable in connection with the repatriation of any such proceeds, whether or not such repatriation actually occurs) and tax distributions with regard to taxes made pursuant to Section 6.5(d)(iii) in connection with such event and (F) in the case of any such event involving an asset of a non-wholly-owned Subsidiary, the pro rata portion of the Net Proceeds distributed to holders of a minority interest in such non-wholly-owned Subsidiary.

“Non-Minority Lender Interest Reserve Account” means an account established in the United States on or prior to the Initial Closing Date by IPCo with the Collateral Agent as depository, at all times under the sole dominion and control of the Collateral Agent for the benefit of the Lenders (other than the Minority Lender) and denominated on the books and records of the Collateral Agent as the “Firefly IPCo Non-Minority Lender Interest Reserve Account”.

“Non-Paying Insurer” means any insurer under the AON Insurance Policy that has not paid to the Administrative Agent its full ratable share of a claim made by the Administrative Agent under the AON Insurance Policy.

“Non-US Lender” has the meaning specified in Section 2.14(d)(i).

“Note” means a promissory note evidencing the Term Loans which shall be in the form of Exhibit I, attached hereto.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Loan Document, whether for principal (including Protective Advances made to pay the premiums under the AON Insurance Policy), interest (including paid in kind interest and interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, unpaid deposits, the Specified Premium, Erroneous Payment Subrogation Rights, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“OFAC” means the Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Participant Register” has the meaning specified in Section 10.6(h)(ii).

“PATRIOT Act” has the meaning specified in Section 4.29.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which has within the past six (6) years been sponsored, maintained, contributed to or required to be contributed to by any Loan Party or any ERISA Affiliate thereof.

“Perfection Certificate” means a certificate in form and substance satisfactory to the Required Lenders that provides information with respect to the assets of each Loan Party.

“Permitted Acquisition” means any acquisition listed on Schedule 6.9 and any acquisition by any Loan Party or any of their Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets or all of the Capital Stock of, or a business line or unit or a division of, any such Person that meets each of the requirements set forth below:

(a) immediately prior to, and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom or be reasonably expected to result therefrom;

(b) all transactions in connection therewith shall be consummated in accordance with all applicable laws, as would not reasonably be expected to result in a Material Adverse Effect;

(c) in the case of the acquisition of Capital Stock, all of the Capital Stock acquired or otherwise issued to a Loan Party by such Person or any newly formed Guarantor in connection with such acquisition shall be owned 100% by a Loan Party (other than (i) joint ventures, (ii) directors’ shares or (iii) other nominal shares required to be held by another Person pursuant to applicable law of the jurisdiction of formation), and Borrower shall have taken, or caused to be taken, if such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 5.10 and/or Section 5.11, as applicable;

(d) Borrower shall have delivered to Agents and the Lenders at least ten (10) Business Days prior to such proposed acquisition, upon the written request of the Required Lenders, in the case of an acquisition for which the purchase price is greater than $25,000,000, a quality of earnings report with respect to the Persons to be acquired and the acquired assets, (iii) upon the request of the Required Lenders and to the extent the same were issued and available, the most recently available two (2) years of audited financial statements of the Persons to be acquired, (iv) to the extent available to Borrower or any of its Subsidiaries, upon the request of the Required Lenders, financial statements of the Persons to be acquired for the period from the beginning of the then current fiscal year to the end of the most recently completed month, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and (v) a certification from the Borrower that the Loan Parties will be in pro forma compliance with Section 6.21 after giving effect to such acquisition;

(e) upon the request of the Required Lenders, Borrower shall have delivered to Agents and the Lenders at least ten (10) Business Days prior to such proposed acquisition, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such acquisition), if any. Borrower shall, at the request of the Required Lenders, deliver such other information and documents that such Required Lenders may reasonably request, including, without limitation, executed counterparts of the respective material agreements, instruments or other customary and reasonably available documents pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith;

(f) any Person or assets or division as acquired in accordance herewith shall comply with Section 6.13; and

(g) the acquisition shall have been approved by the Board of Directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired.

“Permitted Holders” means each of (i) the Sponsor and (ii) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) including any of the foregoing Persons; provided, that (x) any combination of such foregoing Persons referred to in clause (i) shall hold a majority of the aggregate voting interests in the Capital Stock of the Borrower, as the case may be, held by all members of such combination and (y) as of the Closing Date, no other Person (together with its Affiliates) shall have more Capital Stock representing the ordinary voting power than the Sponsor (together with its Affiliates).

“Permitted Indebtedness” means:

(a) the Obligations;

(b) Indebtedness of Borrower or any Subsidiary owing to the Borrower or any Subsidiary, provided (x) if such Indebtedness shall be evidenced by promissory notes then all such notes shall be Collateral subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (y) all such Indebtedness owed by a Loan Party shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Subordination Agreement, and (z) in the case of Indebtedness of a Subsidiary that is not a Loan Party owing to a Loan Party such Indebtedness is (i) a Permitted Investment or (ii) before the date the Bertram Sale and Leaseback is consummated, in an amount not to exceed $5,000,000 in the aggregate at any time; provided, further that, to the extent not otherwise permitted hereby any Indebtedness incurred pursuant to this clause (ii) shall be repaid on or prior to the consummation of the Bertram Sale and Leaseback;

(c) Indebtedness arising from (i) agreements providing for indemnification or obligations in respect of purchase price (including earn-outs) or other similar adjustments, or (ii) guaranties or letters of credit, surety bonds or performance bonds securing the performance pursuant to such agreements, in each case, in the ordinary course of business;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, bid, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Loan Parties;

(e) Indebtedness incurred in the ordinary course of business in respect of and including credit card, debit card or purchasing cards, netting services, overdraft protections and otherwise in connection with deposit accounts;

(f) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except renewals, extensions and replacements are in a principal amount that does not exceed the principal amount so refinanced or replaced plus, accrued interest, any customary premium or other payment required to be paid in connection with such refinancing, the amount of customary fees and expenses of the Borrower or any of its Subsidiaries incurred in connection with such refinancing, any unused commitments and any unutilized commitments thereunder;

(g) Indebtedness incurred in the ordinary course of business with respect to (i) Capital Leases, (ii) construction financing and (iii) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition or acquisition of equipment); provided that any such Indebtedness shall, as applicable, be secured only by (w) the asset subject to such Capital Lease or by the asset acquired in connection with the incurrence, renewal, extension, restructuring or refinancing of such Indebtedness, in each case together with proceeds, accessions or products of any disposition thereof and any related security deposits, (x) deposit accounts and reserve accounts solely related to such construction financing, (y) the assets subject to any cross-collateralization of obligations owed to the holder of such Indebtedness with respect to any Capital Leases, construction financing or purchase money Indebtedness and (z) the assets being constructed pursuant to such construction financing; provided that, with respect to any transaction that includes cross-collateralization of obligations owed to any holder of such Indebtedness, any such cross-collateralization shall only include assets that were encumbered by a Capital Lease, construction financing or purchase money indebtedness by such holder as of the Initial Closing Date or assets that were acquired pursuant to a Capital Lease, construction financing or purchase money Indebtedness by such holder after the Initial Closing Date;

(h) Indebtedness of a Person that becomes a Subsidiary hereunder after the Closing Date in connection with a Permitted Acquisition or other permitted Investment, provided that such Indebtedness existed at the time such Person became a Guarantor and was not created or incurred in anticipation or contemplation of such Permitted Acquisition;

(i) customary cash management products, Interest Rate Agreements, foreign currency hedges and direct hedges for the purchase of raw materials or commodities that the Loan Parties project to consume during the ordinary course of business within the subsequent 6 month period, in each case that are entered into by the Loan Parties and their Subsidiaries in the ordinary course of business and not for speculative or investment purposes;

(j) Indebtedness consisting of the financing of insurance premiums arising in the ordinary course of business (including, for the avoidance of doubt, related to insurance required to be maintained pursuant to this Agreement);

(k) guaranties with respect to Indebtedness to the extent the Person obligated with respect to such guaranty would not be prohibited from incurring the primary Indebtedness that is guaranteed thereby;

(l) Indebtedness not otherwise permitted hereunder in an aggregate amount not to exceed (i) before the date the Bertram Sale and Leaseback is consummated, $5,000,000 at any time or (ii) on or after the date the Bertram Sale and Leaseback is consummated, $2,000,000 at any time; provided, that, except to the extent otherwise permitted hereby any Indebtedness incurred pursuant to clause (l)(i) in an aggregate amount that exceeds $2,000,000 shall be repaid on or prior to the consummation of the Bertram Sale and Leaseback;

(m) Indebtedness or other obligations of any type of the Loan Parties at any time arising pursuant to and/or in respect of the Warrant;

(n) guarantee obligations of Borrower or its Subsidiaries in respect of the Indebtedness of the Borrower or its Subsidiaries otherwise permitted to be incurred hereunder; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee obligations shall be subordinated to the Guaranty of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(o) Indebtedness representing deferred compensation to employees of the Loan Parties incurred in the ordinary course of business;

(p) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with Permitted Investments;

(q) Indebtedness incurred in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(r) Indebtedness of a Person acquired pursuant to a Permitted Acquisition; provided that such Indebtedness was not undertaken by such Person in connection with, or in contemplation of, such Permitted Acquisition and provided that such Indebtedness shall not be for borrowed money;

(s) Indebtedness arising under letters of credit issued for the account of Borrower or any of its Subsidiaries; provided that the aggregate amount of such Indebtedness in respect of all such letters of credit does not exceed $2,500,000 at any time outstanding;

(t) Subordinated Indebtedness (including, for the avoidance of doubt, any Convertible Notes) in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(u) subject to the consent of the Required Lenders and insurers holding at least 50.1% of the aggregate risk under the AON Insurance Policy on the terms and conditions set forth in clause (a) of Section IV of the AON Insurance Policy as in effect on the Closing Date without giving effect to any subsequent amendment or modification, Indebtedness secured by Liens on the Collateral on a pari passu basis in an aggregate amount not to exceed $117,166,666.67 at any time outstanding; and

(v) Indebtedness of Foreign Subsidiaries not to exceed $25,000,000 in the aggregate at any time outstanding.

“Permitted Investments” means:

(a) Investments in Cash and Investments in assets that were Cash Equivalents when such Investment was made;

(b) Investments by Borrower or any Subsidiaries in Borrower or any Subsidiary thereof (other than Firefly Aerospace Ukraine, LLC); provided that (i) Investments in IPCo by any Loan Party in the form of Indebtedness shall not be permitted and (ii) in the case of Investments by a Loan Party in a Subsidiary that is not a Loan Party such Investment shall not exceed (x) before the date the Bertram Sale and Leaseback is consummated, $5,000,000 in the aggregate at any time, or (y) on or after the date the Bertram Sale and Leaseback is consummated, $2,000,000 in the aggregate at any time; provided, further that, unless otherwise permitted hereunder the Investments made pursuant to this clause (ii) in an aggregate amount shall be reduced to $2,000,000 or less on or prior to the consummation of the Bertram Sale and Leaseback;

(c) Investments constituting (i) Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business and (iii) endorsements for collection or deposit and customary trade arrangements with customers in the ordinary course of business;

(d) intercompany loans to the extent permitted under clause (b) of the definition of “Permitted Indebtedness” and accounts receivable;

(e) loans and advances to employees of the Borrower and any other Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes in an aggregate principal amount for all such loans outstanding not to exceed $250,000, (ii) constituting notes in an aggregate principal amount for all such loans outstanding accepted as consideration in connection with the sale of restricted stock or as exercise price for options and (iii) for purposes not described in the foregoing clauses (i) or (ii) in an aggregate principal amount for all such loans outstanding not to exceed $1,000,000;

(f) Permitted Acquisitions permitted pursuant to Section 6.9;

(g) Investments described in Schedule 6.7 and any modification, replacement, renewal, reinvestment or extension of any such Investments; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise would constitute a Permitted Investment (plus any (x) unused commitments, accrued interest, fees and expenses and premiums incurred in connection therewith and (y) amounts permitted to otherwise be incurred under this Section 6.7);

(h) asset purchases (including purchases of inventory, supplies and materials) in the ordinary course of business and the entry into Qualified Licenses of intellectual property pursuant to joint marketing arrangements with other Persons;

(i) Investments consisting of Permitted Indebtedness, fundamental changes, Asset Sales permitted by Section 6.9, Asset Sale Exceptions, or Permitted Liens (other than, in each case, by reference to Permitted Investments);

(j) promissory notes and other non-Cash consideration received in connection with Asset Sales permitted by Section 6.9;

(k) advances of payroll payments to employees in the ordinary course of business in an aggregate principal amount for all such loans outstanding not to exceed $250,000;

(l) Investments to the extent that payment for such Investments is made with Capital Stock (other than Disqualified Capital Stock) or the proceeds thereof or in an amount equal to Net Proceeds from the issuance of Capital Stock (other than Disqualified Capital Stock) or other capital contribution in respect thereof of the Borrower’s direct or indirect parent companies;

(m) Investments made to consummate the Transactions;

(n) any guarantees permitted under the Loan Documents;

(o) other Investments that do not exceed an aggregate amount for all such Investments equal to the sum of (x) $5,000,000 plus (y) $2,000,000 less the amount of any prepayment of Indebtedness made in reliance on clause (x) of the proviso to Section 6.17, at any time outstanding; provided, however, no Investments may be made in Firefly Aerospace Ukraine, LLC pursuant to this clause (o);

(p) Deposit Accounts and investment accounts maintained in the ordinary course of business and in accordance with the terms of the Loan Documents;

(q) Investments in connection with interest rate or foreign currency hedging or swaps, in the ordinary course of business and not for speculative purposes;

(r) Investments consisting of pledges and deposits in the ordinary course of business in connection with real estate leases, supply agreements or other agreements in the ordinary course of business and entered into on Arm’s Length Terms;

(s) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition; provided, that such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition.

(t) [reserved]; and

(u) Investments made in Excluded Subsidiaries and Joint Ventures in an amount not to exceed $5,000,000 in the aggregate per Fiscal Year (or, following the receipt by Borrower of proceeds of the issuance of Capital Stock or unsecured Subordinated Indebtedness after the Closing Date of not less than $25,000,000, in an amount not to exceed $10,000,000 in the aggregate per Fiscal Year); provided, that, in each case, the Loan Parties shall have a minimum of $25,000,000 in unrestricted Cash or Cash Equivalents immediately after giving effect to such Investment; provided, however, no Investments may be made in Firefly Aerospace Ukraine, LLC pursuant to this clause (u).

“Permitted Liens” means:

(a) Liens in favor of either Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(b) Liens for Taxes, assessments or governmental charges not required to be paid pursuant to Section 5.3;

(c) Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) which secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled (or, if filed, have been discharged or stayed) and no other action has been taken to enforce such Lien, or (ii) which are being contested in good faith by appropriate proceedings promptly instituted and diligently conduced and reserves in accordance have GAAP have been made;

(d) pledges, deposits or Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any material portion of the Collateral on account thereof;

(e) all items of record, survey exceptions, easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease permitted hereunder and any deposit securing obligations relating to any lease permitted hereunder;

(g) Liens solely on any Cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(j) any zoning, municipal ordinances or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) to the extent otherwise permitted pursuant to this Agreement, licenses or sublicenses of patents, trademarks, or other IP Rights granted by Borrower or any of its Subsidiaries, subject, to the extent applicable in each case, to the mandatory prepayment requirement set forth in Section 2.9; provided that, for the avoidance of doubt, any Qualified License or Asset Sale Exceptions shall be deemed Permitted Liens;

(l) Liens described in Schedule 6.2 that secure obligations described in Schedule 6.1, and renewals, extensions and replacements thereof so long as (i) the principal amount of obligations secured thereby does not increase (other than by an amount equal to unused commitments, accrued fees, interest premium and expenses) and (ii) the scheduled maturity date on any existing obligation on Schedule 6.2 is not shortened.

(m) Liens securing purchase money Indebtedness, construction financing or Capital Leases permitted pursuant to clause (g) of the definition of “Permitted Indebtedness” (including any Indebtedness originally incurred by the target acquired in connection with a Permitted Acquisition or acquisition of equipment); provided any such Lien shall encumber only, as applicable, (i) the asset subject to such purchase money Indebtedness, construction financing or Capital Lease or the asset acquired with the proceeds, accessions, or products of such Indebtedness together with the proceeds of any disposition thereof and security deposits, (ii) deposit accounts and reserve accounts solely related to such construction financing, (iii) the assets subject to any cross-collateralization of obligations owed to the holder of such Liens with respect to any Capital Leases, construction financing or purchase money Indebtedness, and (iv) the assets being constructed pursuant to such construction financing; provided further that, with respect to any transaction that includes cross-collateralization of obligations owed to any holder of such Liens, any such cross-collateralization shall only include assets that were encumbered by a Capital Lease, construction financing or purchase money indebtedness by such holder as of the Initial Closing Date or assets that were acquired pursuant to a Capital Lease, construction financing or purchase money Indebtedness by such holder after the Initial Closing Date.

(n) Liens securing judgments (and pledges or Cash deposits made in lieu of, or to secure the performance of appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.1(h);

(o) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower or a Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(p) Liens on insurance policies and the proceeds thereof (excluding any benefits or any rights to receive payment under any insurance policies) and on unearned premiums incurred in connection with the financing in the ordinary course of business of insurance premiums, provided that such Liens shall be limited only to the unused portion of the premiums payable under such insurance policies and the proceeds of such insurance premiums;

(q) Liens on deposit accounts or securities accounts in connection with overdraft protection and netting services;

(r) Liens on assets of any Foreign Subsidiary securing Indebtedness under clause (v) of Permitted Indebtedness not to exceed $12,500,000 in the aggregate at any time outstanding;

(s) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary of a Loan Party, in each case after the date hereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property; it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) any Indebtedness secured thereby constitutes Permitted Indebtedness;

(t) Liens on cash collateral securing reimbursement obligations with respect to letters of credit in an amount up to 105% of such letters of credit permitted under clause (s) of “Permitted Indebtedness”;

(u) Liens on cash collateral supporting Indebtedness permitted to be incurred pursuant to clauses (e) and (i) (provided that in the case of clause (i), such Liens shall attach only to assets acquired in the associated Permitted Acquisition) of the defined term “Permitted Indebtedness”;

(v) Any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license entered into in accordance with this Agreement;

(w) Undetermined inchoate Liens arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable law or of which written notice has not been duly given in accordance with applicable law or which, although filed or registered, relate to obligations not due or delinquent;

(x) Liens, if any, arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Loan Parties in the ordinary course of business;

(y) Liens on the property of a Person existing at the time such Person is acquired in connection with a Permitted Acquisition or other permitted Investment; provided, that (i) such Liens were not created in contemplation of such Permitted Acquisition or Investment, and (ii), except as otherwise permitted herein, such Liens do not extend to any assets other than those of such Person and provided further that such Liens do not secure Indebtedness for borrowed money;

(z) Liens securing Subordinated Indebtedness permitted pursuant to clause (t) of the definition of “Permitted Indebtedness” subject to an intercreditor agreement reasonably acceptable to Required Lenders; or

(aa) Liens not otherwise permitted hereunder in an aggregate amount not to exceed (i) before the date the Bertram Sale and Leaseback is consummated, $5,000,000 or (ii) on or after the date the Bertram Sale and Leaseback is consummated, $2,000,000 so long as any such Liens on any Collateral securing Indebtedness for borrowed money and any guaranty thereof are subject to an intercreditor agreement on the terms and conditions set forth on Exhibit N; provided, that, except to the extent otherwise permitted hereby, any Liens incurred pursuant to clause (i) securing obligations in excess of $2,000,000 shall be released on or prior to the consummation of the Bertram Sale and Leaseback.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” has the meaning specified in Section 5.1.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the Initial Closing Date and executed by Grantors in favor of Agents for the benefit of the Secured Parties, substantially in the form of Exhibit G, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Schedule 10.1, or such other office as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender; provided that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Loan Document, the Principal Office of Administrative Agent shall be U.S. Bank Trust Company, National Association, 214 North Tryon Street, 27th Floor, Charlotte, NC 28202-1078, CN-NC-H27Q (or such other location as Administrative Agent may from time to time designate in writing to Borrower and each Lender).

“Private Lender” means Lenders other than Public Lenders who have executed a confidentiality agreement with respect to receipt and confidential treatment of MNPI.

“Pro Rata Share” means with respect to any Lender the percentage obtained by dividing (i) the Term Loan Exposure of that Lender, by (ii) the aggregate Term Loan Exposure of all Lenders.

“Protective Advances” has the meaning specified in Section 2.2.

“Public Lender” has the meaning specified in Section 5.1.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Loan Parties that is in Deposit Accounts subject to a Control Agreement.

“Qualified Capital Stock” means Capital Stock that is not Disqualified Capital Stock.

“Qualified License” has the meaning specified in the definition of “Asset Sale”.

“Reaffirmation Agreement” means the Reaffirmation Agreement dated as of the Closing Date and executed by Grantors in favor of Agents for the benefit of the Secured Parties, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Real Estate Asset” means, at any time of determination, any fee-owned Real Property owned by any Loan Party.

“Real Property” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Loan Party.

“Recipient” means (a) any Agent or (b) any Lender.

“Register” has the meaning specified in Section 2.5(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Amount” has the meaning specified in Section 2.9(a).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (a) correct or address any actual or threatened non-compliance with Environmental Law, (b) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment, (c) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (d) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities or (e) perform any other actions authorized or required by Environmental Law or Governmental Authority.

“Required Lenders” means, collectively, (i) Lenders collectively holding more than 50% of the outstanding Term A Loans, in effect at any time of determination, and (ii) Lenders collectively holding more than 50% of the outstanding Term B Loans in effect at any time of determination; provided that this clause (ii) shall be subject to Section 10.5(a)(ii) below.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect on account of any shares of any class of Capital Stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class, (b) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any of its Subsidiaries now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of and, other than during the continuance of an Event of Default hereunder, any payments, prepayments or other transfers on account of the principal amount of any Subordinated Indebtedness in a principal amount in excess of the Threshold Amount, in each case whether or not scheduled, and following the occurrence of and during the continuance of any Event of Default hereunder, any payments, prepayments, or other transfers on account of the principal amount of or interest owed under any Subordinated Indebtedness in each case whether or not scheduled. For the avoidance of doubt, neither (i) cash management transfers or other payments between and among Loan Parties nor (ii) forfeitures of equity securities by any officer or employee of Borrower or any of its Subsidiaries to Borrower made to satisfy tax withholding and/or exercise price obligations in respect of Borrower equity awards to such Person shall constitute Restricted Junior Payments.

“S&P” means Standard & Poor’s Ratings Group, a division of S&P Global.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of comprehensive Sanctions, currently, Cuba, Iran, Syria, North Korea, and the Crimea, so-called People’s Republic of Donetsk (DNR) and so-called People’s Republic of Luhansk (LNR) regions of Ukraine.

“Sanctions” means all economic and financial sanctions administered and enforced by any Sanctions Authority.

“Sanctions Authority” means (a) the United Nations Security Council, (b) the United States government, (c) the United Kingdom government, (d) the European Union, including the government of any member state thereof, and (e) any other relevant Governmental Authority having jurisdiction over the Borrower or any of its Subsidiaries.

“Second Draw” means a request by Borrower for and the funding of one Term Loan advanced by the Lenders on the Second Draw Date under their respective Term Loan Commitments in an aggregate amount equal to the Second Draw Amount.

“Second Draw Amount” $15,944,444.44.

“Second Draw Date” means December 6, 2023.

“Second Term A Loan” has the meaning specified in Section 2.1(a)(i).

“Second Term B Loan” has the meaning specified in Section 2.1(a)(ii).

“Second Term A Loan Commitment” means, relative to any Term A Loan Lender, such Lender’s obligation to make Term A Loans on the Second Draw Date pursuant to Section 2.1(a) of the Existing Financing Agreement. The amount of each Lender’s Second Term A Loan Commitment, if any, is set forth on Appendix A or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Second Term A Loan Commitments as of the Second Draw Date equals the Second Term A Loan Commitment Amount, which was funded by the Term A Loan Lender on the Second Draw Date.

“Second Term B Loan Commitment” means, relative to any Term B Loan Lender, such Lender’s obligation to make Term B Loans on the Second Draw Date pursuant to Section 2.1(a) of the Existing Financing Agreement. The amount of each Lender’s Second Term B Loan Commitment, if any, is set forth on Appendix A or in the applicable Lender Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Second Term B Loan Commitments as of the Second Draw Date equals the Second Term B Loan Commitment Amount, which was funded by the Term B Loan Lenders on the Second Draw Date.

“Second Term A Loan Commitment Amount” means $8,500,000.00, which was funded on the Second Draw Date. As of the Closing Date, the Second Term A Loan Commitment Amount is $0.

“Second Term B Loan Commitment Amount” means $7,444,444.44, which was funded on the Second Draw Date. As of the Closing Date, the Second Term B Loan Commitment Amount is $0.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, however, that notes or other evidences of indebtedness relating to a revolving credit facility, any deferred purchase price of assets acquired in the conduct of the business of any Loan Party, trade payables and similar indebtedness shall not be deemed Securities.

“Securities Account” means a securities account (as defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization Trust” means a Person to which the aggregate amount of the Term Loan is assigned by the originating Lenders for purposes of facilitating a securitization of the aggregate amount of the Term Loan pursuant to a Note Purchase and Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time (including any amendment and restatement in connection with the amendment and restatement of this Agreement), the “Note Purchase Agreement”), among the issuer, the purchasers referred to therein and U.S. Bank Trust Company, National Association, in the capacities as the collateral agent, securities intermediary, information agent and note agent under the Note Purchase Agreement;

provided that, except upon the occurrence and during the continuance of an Event of Default, the originating Lenders shall not be permitted to make any such assignment to a Disqualified Institution. For avoidance of doubt, the assignment of the aggregate amount of the Term Loan to a Securitization Trust shall not require consent of any Loan Party or the Administrative Agent.

“Securitization Trustee” means at any time the collateral agent, securities intermediary, information agent and note agent, engaged in respect of notes sold by the Securitization Trust pursuant to the Note Purchase Agreement.

“Specified Equity Contribution” shall have the meaning provided in Section 6.21(b).

“Specified Event” has the meaning specified in the definition of “Specified Premium”.

“Specified Payment” has the meaning set forth in Section 2.8(b)(i).

“Specified Premium” means, with respect to any Term Loan on any date that a prepayment or repayment becomes due and owing under this Agreement, whether or not paid or any Term Loan that is actually repaid, prepaid, terminated, reduced, paid, redeemed, satisfied, released, distributed, discharged, or accelerated on or prior to the date that is 30 months following the Initial Closing Date (each, a “Specified Event”), the present value of the sum of the amounts of each interest payment due on the repaid, prepaid, terminated, reduced, paid, redeemed, satisfied, released, distributed, discharged, or accelerated portion of such Term Loan on each Interest Payment Date during the period extending from the date such prepayment or repayment becomes due and owing under this Agreement, whether or not paid, through and including the date that is 30 months following the Initial Closing Date (excluding accrued but unpaid interest as of the date of prepayment or repayment, which shall be separately paid in accordance with the terms of Section 2.6, as applicable) computed using a discount rate equal to the Treasury Rate (determined as of the Business Day prior to such date of prepayment) plus 0.50%.

“Sponsor” means (i) AE Industrial Partners, LP and (ii) any successors of a Person set forth in clause (i) and any of their Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Subordinated Indebtedness” means Indebtedness (including unsecured Indebtedness convertible into or exchangeable or exercisable for any Capital Stock, including, without limitation, Convertible Notes) or Disqualified Capital Stock, in either case of any Loan Party (a) that is subordinated in right of payment and lien priority (as applicable) to the Term Loans pursuant to a Subordination Agreement, (b) with respect to payment subordination, contains subordination provisions that are customary in the good faith determination of Borrower for senior subordinated notes or subordinated notes issued under Rule 144A of the Securities Act (or other corporate issuers in private placements or public offerings of securities), or (c) that contains customary subordination provisions that include, without limitation, the following customary terms (or such other terms as shall have been delivered to the Lenders and the Administrative Agent ten (10) Business Days prior to the execution of such proposed subordination agreement and the Required Lenders shall not have objected in writing to such proposed subordination agreement within such ten (10) Business Days following receipt of such draft): (i) such Indebtedness shall be unsecured, (ii) interest in cash shall not exceed 5% per annum, which must convert to being payable in kind upon the occurrence and during the continuance of an Event of Default hereunder, (iii) the maturity date of all such Indebtedness shall not be earlier than ninety-one (91) days after the scheduled Term Loan Maturity Date, and (iv) such Indebtedness shall be subordinated in right of payment (with an enforcement standstill and extension of payment due dates under such Indebtedness) to the payment in full of the Obligations.

“Subordination Agreement” means a subordination agreement in form and substance reasonably acceptable to the Required Lenders entered into by any officer or director of, consultant to or direct or indirect shareholder of, any Loan Party, on the one hand, and a Loan Party, on the other hand, with respect to Indebtedness owed by such Loan Party to such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding, provided, further, that any Person in which any Loan Party has acquired Capital Stock pursuant to a Permitted Investment in a Joint Venture shall not constitute a Subsidiary for purposes of this Agreement until such time as a Loan Party or other Subsidiary holds more than 50% of the total voting power of shares of stock or other ownership interests at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, at which time, such entity shall become a Subsidiary.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding in the nature of a tax, withheld or assessed by a Governmental Authority and all interest, penalties or additions to tax with respect thereto.

“Tax Group” has the meaning specified in Section 6.5(b).

“Term A Loan” means, as the context may require, Initial Term A Loans, Second Term A Loans or Additional Term A Loans, and “Term A Loans” means all of them.

“Term B Loan” means, as the context may require, Initial Term B Loans, Second Term B Loans, or Additional Term B Loans, and “Term B Loans” means all of them.

“Term Loan” or “Loan” means, as the context may require, Initial Term A Loans, Second Term A Loans, Initial Term B Loans, Second Term B Loans, Additional Term A Loans, or Additional Term B Loans, and “Term Loans” means all of them. The initial holder of all of Term Loans shall be the Lenders identified as holding Term Loans on Appendix A hereto.

“Term A Loan Lender” means a Lender holding any of (i) an Initial Term A Loan Commitment as of the Initial Closing Date, (ii) a Second Term A Loan Commitment as of the Second Draw Date, or (iii) an Additional Term A Loan Commitment as of the Closing Date, in each case, as set forth on Appendix A.

“Term B Loan Lender” means a Lender holding any of (i) an Initial Term B Loan Commitment as of the Initial Closing Date, (ii) a Second Term B Loan Commitment as of the Second Draw Date, or (iii) an Additional Term B Loan Commitments as of the Closing Date, in each case, as set forth on Appendix A.

“Term Loan Commitment” means, as the context may require, an Initial Term A Loan Commitment, a Second Term A Loan Commitment, an Initial Term B Loan Commitment, a Second Term B Loan Commitment, an Additional Term A Loan Commitment, or an Additional Term B Loan Commitment, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender plus, until terminated, the unutilized portion of such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means July 17, 2028, or such earlier date to which the Term Loan Maturity Date may be advanced pursuant to this Agreement or operation of law. For avoidance of doubt the Term Loan Maturity Date shall apply to all Term Loans regardless of when funded.

“Third Party License Agreement” has the meaning set forth in Section 5.14(c).

“Threshold Amount” means $5,000,000.

“Title Policy” means an ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Required Lenders with respect to each Material Real Estate Asset, in the amount which is reasonably satisfactory to Required Lenders, but in no event more than the Fair Market Value of such Material Real Estate Asset, together with a title report issued by a title company with respect thereto, dated not more than 30 days prior to the date of the applicable Mortgage and, upon the request of the Required Lenders, copies of all available recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Required Lenders together with such available endorsements as are reasonably requested by the Required Lenders, and such surveys, affidavits, certificates, instruments of indemnification, including a so-called “gap” indemnification as shall be reasonably required to induce the title insurance company to issue the Title Policy contemplated above;

“Trade Announcements” has the meaning specified in Section 10.17.

“Transaction Costs” means the fees, costs and expenses payable by Borrower or any of its Subsidiaries on or before the date that is thirty (30) days after the Closing Date in connection with the Transactions.

“Transactions” means, collectively, (a) the amendment and restatement of the AON Insurance Policy to be dated as of the Closing Date, (b) the funding of the Additional Term A Loans and the Additional Term B Loans on the Closing Date, (c) the execution and delivery of the Loan Documents to be executed and delivered on the Closing Date, or pursuant to Section 5.15 and the Warrant, and (d) the payment of Transaction Costs.

“Treasury Rate” means a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Administrative Agent on the date one (1) Business Day prior to the date of prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of no greater than the period of remaining months until the first anniversary of the Initial Closing Date.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“United States” means the United States of America.

“United States Person” has the meaning of such term as defined in Section 7701(a)(30) of the Code.

“Voluntary Prepayment” has the meaning specified in Section 2.8(a).

“Warrant” means collectively, that certain (a) Warrant to Purchase Series J Preferred Stock, dated July 17, 2023, made by Borrower and Jefferies Funding LLC, (b) Warrant to Purchase Series J Preferred Stock, dated July 17, 2023, made by Borrower and AE Industrial Partners Structured Solutions I, LP, and (c) any additional Warrants to Purchase Series J Preferred Stock made by Borrower to Jefferies Funding LLC and AE Industrial Partners Structured Solutions I, LP after the Closing Date and specified as “Warrants” for purposes of this Agreement therein.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. Accounting and Other Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance in all material respects with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Any calculation to be made on a “pro forma basis” shall be calculated assuming that the specified transactions had occurred on the first day of the applicable period.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agents may otherwise determine.

(c) Notwithstanding any other provision contained herein, for all purposes of this Agreement and the other Loan Documents, including negative covenants and component definitions, GAAP will be deemed to treat operating leases and Capital Leases in a manner consistent with the treatment under GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 24, 2016 of Accounting Standards Update No. 2016-02.

Section 1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations or Guaranteed Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Term Loans, together with the payment of any premium applicable to the repayment of the Term Loan, including the Specified Premium, (ii) all costs, expenses, or indemnities payable pursuant to Section 10.2 or 10.3 of this Agreement that have accrued and are unpaid (other than contingent reimbursement or indemnification obligations for which no claim has been asserted), (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agents of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to an Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including reasonable attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agents reasonably determine is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations, and (d) the termination of all of the Commitments of the Lenders. Notwithstanding anything in this Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective. All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of, the Borrower or such Subsidiary, as applicable, (ii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or (iii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in the United States. All references to “knowledge” of any Loan Party or a Subsidiary of Borrower means the actual knowledge of a responsible officer. Any Default or Event of Default cured or waived in writing shall be deemed to be cured or waived, as applicable, and not continuing, it being understood that no such cure or waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 1.4. Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern Daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

Section 1.5. [Reserved].

Section 1.6. Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.7. Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.8. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, renewals, restructurings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications are not prohibited by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

LOANS

Section 2.1. Term Loans.

(a) Term Loan Commitments.

(i) Each Term A Loan Lender holding a Second Term A Loan Commitment severally agreed to make, and subject to the terms and conditions of the Existing Financing Agreement, made Term A Loans to the Borrower in an aggregate amount that equaled such Lender’s Second Term A Loan Commitment on the Second Draw Date (its “Second Term A Loans”). Each Term A Loan Lender holding an Initial Term A Loan Commitment severally agreed to make, and subject to the terms and conditions of the Initial Financing Agreement, made Term A Loans to the Borrower in an aggregate amount that equaled such Lender’s Initial Term A Loan Commitment on the Initial Closing Date (its “Initial Term A Loans”).

(ii) Each Term B Loan Lender holding a Second Term B Loan Commitment severally agreed to make, and subject to the terms and conditions of the Existing Financing Agreement, made Term B Loans to the Borrower in an aggregate amount that equaled such Lender’s Second Term B Loan Commitment on the Second Draw Date (its “Second Term B Loans”). Each Term B Loan Lender holding an Initial Term B Loan Commitment severally agreed to make, and subject to the terms and conditions of the Initial Financing Agreement, made Term B Loans to the Borrower in an aggregate amount that equaled such Lender’s Initial Term B Loan Commitment on the Initial Closing Date (its “Initial Term B Loans”).

(iii) Subject to the terms and conditions hereof, each Additional Term A Loan Lender severally agrees to make, on the Closing Date, a Term Loan relative to such Lender (its “Additional Term A Loans”) to the Borrower in an aggregate amount that equals such Lender’s Additional Term A Loan Commitment. The parties hereto agree that the Initial Term A Loans, Second Term A Loans, and the Additional Term A Loans shall be Term A Loans hereunder and shall be the same class of Loans. Subject to the terms and conditions hereof, each Additional Term B Loan Lender severally agrees to make, on the Closing Date, an Additional Term B Loan relative to such Lender (its “Additional Term B Loans”) to the Borrower in an aggregate amount that equals such Lender’s Additional Term B Loan Commitment. The parties hereto agree that the Initial Term B Loans, Second Term B Loans, and Additional Term B Loans shall be Term B Loans hereunder and shall be the same class of Loans.

(iv) Subject to Section 2.8 and Section 2.9, all amounts owed hereunder with respect to the Term Loans and the other Obligations shall be paid in full no later than the Term Loan Maturity Date.

(b) Borrowing Mechanics.

(i) The Lenders advanced Term Loans to the Borrower in an amount equal to the Initial Draw Amount on the Initial Closing Date. The Lenders advanced Term Loans to the Borrower in an amount equal to the Second Draw Amount on the Second Draw Date. Borrowers shall draw the Term Loan Commitment in an amount equal to the Draw Amount on the Closing Date and all Term Loan Commitments not utilized by Borrower on or prior to the Closing Date shall expire and be of no force or effect without need for any action by any Lender.

(ii) Upon satisfaction of the requirements of Section 3.1 (other than those requirements that cannot be met until funding hereunder, provided that such requirements shall be satisfied substantially concurrently with the funding hereunder), or waiver of such requirements by the Required Lenders in accordance with Section 10.5, Borrower shall deliver to Administrative Agent a fully executed Funding Notice (requesting the Administrative Agent to wire all funds into the Initial Funding Account) no later than 1:00 p.m. New York City time one (1) Business Day prior to the Closing Date. Such Funding Notice shall confirm that (A) to the extent not otherwise waived by the Required Lenders in accordance with Section 10.5, all conditions to funding set forth in Section 3.1 are satisfied (other than those requirements that cannot be met until funding hereunder, provided that such requirements shall be satisfied substantially concurrently with the funding hereunder) and (B) after giving effect to the requested advance, the Term Loans made on the Closing Date do not exceed the total amount of Term Loan Commitments as of the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of Borrower’s request to borrow and such Lender’s Pro Rata Share of the same. To the extent not otherwise waived by the Required Lenders in accordance with Section 10.5, Lenders shall notify Administrative Agent and Borrower as to whether Lenders concur that all conditions to funding set forth in Section 3.1 are satisfied. Administrative Agent and Lenders (A) may act without liability upon the basis of written, facsimile or electronic notice believed by Administrative Agent in good faith to be from Borrower (or from any Authorized Officer thereof designated in writing purportedly from Borrower to Administrative Agent), (B) shall be entitled to rely conclusively on any Authorized Officer’s authority to request Term Loans on behalf of Borrower until Administrative Agent receives written notice to the contrary and (C) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(iii) If Required Lenders have not notified the Administrative Agent and Borrower that any conditions to funding set forth in Sections 3.1 are not satisfied or waived in accordance with Section 10.5, prior to 11:00 a.m. New York City time on the requested funding date, each Lender will make available its Pro Rata Share of Term Loan Commitment to the Administrative Agent prior to 12:00 p.m. New York City time on the requested funding date. All such amounts will be made available in Dollars and in immediately available funds at the Principal Office, and, upon receipt of all requested funds, after verifying Borrower’s wire instructions via telephone, the Administrative Agent will make available to Borrower on the requested funding date at the Principal Office the applicable amount so made available by the Lenders. In the event of pre-funding on behalf of a Lender by Administrative Agent, if such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower and Borrower shall within one (1) Business Day after receiving such notice promptly repay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the Fixed Rate.

(c) Promise to Pay. Borrower hereby promises to pay to the Administrative Agent or order for the ratable benefit of the Lenders all Term Loans made to Borrower hereunder, all interest due thereon pursuant hereto and all other Obligations owing to an Agent or any Lender, in each case in accordance with the terms of this Agreement. Subject to Section 2.8 and Section 2.9, all amounts owed hereunder, including without limitation, all principal and interest due in respect of the Term Loans, shall be paid by Borrower in full no later than the Term Loan Maturity Date.

Section 2.2. Protective Advances. Subject to the limitations set forth below, and if an Event of Default shall have occurred and be continuing, each Agent is authorized by Borrower and the Lenders, from time to time at the written direction of the Required Lenders in their sole discretion, to make disbursements or advances to Borrower, which the Required Lenders in their sole discretion deem necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Term Loans and other Obligations, or (c) to pay any other amount chargeable to or required to be paid by Borrower pursuant to the terms of this Agreement and the other Loan Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such loans are referred to as “Protective Advances”). The interest rate on all Protective Advances shall be at the Fixed Rate. Each Protective Advance shall be secured by the Liens in favor of Agents for the benefit of the Secured Parties in and to the Collateral and shall constitute Obligations hereunder. The Protective Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 2.11(e). Borrower shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Term Loan Maturity Date and the date on which demand for payment is made by the applicable Agent. The applicable Agent shall notify each Lender and Borrower in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance. Without limitation to its obligations pursuant to Section 9.8, each Lender agrees that it shall make available to the applicable Agent, upon such Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Protective Advance. If such funds are not made available to the applicable Agent by such Lender, such Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the applicable Agent, at the Federal Funds Effective Rate for three (3) Business Days and thereafter at the Fixed Rate. All Protective Advances shall be funded only by, and shall be repayable only to, Lenders holding Term Loans according to their holdings of Term Loans.

Section 2.3. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder. Protective Advance fundings shall be ratably allocated to each Lender holding Term Loans according to their holdings of Term Loans.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Fixed Rate. In the event of pre-funding on behalf of a Lender by Administrative Agent, if such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower and Borrower shall within one (1) Business Day after receiving such notice promptly repay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the Fixed Rate. Nothing in this Section 2.3(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.4. Use of Proceeds. The proceeds of Term Loan advances made on the Closing Date shall be applied by Borrower (a) to pay Transaction Costs, (b) to fund the Interest Reserve Amount, (c) to pay premiums (including the premium on or around the Closing Date), taxes, fronting fees, underwriting fees and any other amounts due to any Person in respect of the issuance of the AON Insurance Policy, and (d) for working capital and general corporate purposes of Borrower and its Subsidiaries, including capital expenditures, Permitted Acquisitions, research and development and general and administrative expenses. No portion of the proceeds of the Credit Extension shall be used in any manner that would reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.5. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the principal amount of the Term Loans (and stated interest thereon) of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or Agents at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Term Loans, any assignment or transfer of Term Loans and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error, and Borrower,

Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan. Borrower hereby designates the entity serving as Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.5, and Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.” The parties intend that the Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 165(j), 871(h)(2) and 881(c)(2), and 4701 of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes.

Section 2.6. Interest.

(a) Except as otherwise set forth herein, each Term Loan shall bear interest at the Fixed Rate on the unpaid principal amount thereof from the date made through the date of repayment (whether by acceleration or otherwise) thereof.

(b) Except as otherwise set forth herein, interest on each Loan shall be payable in Cash and in arrears (i) on and to each Interest Payment Date applicable to that Loan, (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, (iii) at maturity, including final maturity and (iv) upon the occurrence and during the continuance of an Event of Default, including the failure to repay Obligations on the Term Loan Maturity Date, upon written demand.

(c) Interest payable pursuant to this Section 2.6 shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Term Loan, the date of the making of such Term Loan shall be included, and the date of payment of such Term Loan shall be excluded; provided, if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

Section 2.7. Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder (including any Specified Premium), shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is two (2) percentage points per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans (or, in the case of any such fees and other amounts, at a rate which is two (2) percentage points per annum in excess of the Fixed Rate). Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

Section 2.8. Payments Prior to Maturity.

(a) Mechanics.

(i) Subject to clause (b) below, Borrower may prepay Term Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 (each such payment, a “Voluntary Prepayment”).

(ii) All such Voluntary Prepayments shall be made, together with the Specified Premium, and all interest then due on the principal amount being so prepaid, upon not less than one (1) Business Day’s irrevocable prior written notice given to Administrative Agent by 1:00 p.m. (New York City time) on the date required (and Administrative Agent will promptly notify each Lender of each such prepayment notice). Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become irrevocably due and payable on the prepayment date specified therein. Any such Voluntary Prepayment shall be applied as specified in Section 2.10. Notwithstanding the foregoing, such written notice may be conditioned on the effectiveness of an agreement or, the occurrence of an event or transaction.

(b) Call Protection.

(i) Except as provided in this Section 2.8(b)(i), each Voluntary Prepayment, each mandatory prepayment that becomes due pursuant to Section 2.9, and each payment that becomes due as a result of acceleration of the Term Loan Maturity Date pursuant to Section 8.1 or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law), in each case on or prior to the date that is thirty (30) months following the Initial Closing Date (each, a “Specified Payment”) shall be accompanied by the Specified Premium in respect of such Specified Payment.

(ii) Borrower hereby agrees to pay the Specified Premium to Administrative Agent for the ratable benefit of the Lenders with respect to (x) each Specified Payment of the Term Loan made under Section 2.8 or Section 2.9, (y) any other acceleration of the Term Loan pursuant to Section 8.1 or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law)) or (z) the occurrence of any other Specified Event, in each case, with respect to the amount of the Specified Payment of the Term Loan repaid, prepaid, terminated, reduced, paid, redeemed, satisfied, released, distributed, discharged or accelerated (whether or not paid), concurrently with such repayment, prepayment, redemption, satisfaction, discharge or acceleration (whether or not paid).

(iii) Any Specified Premium payable pursuant to this Section 2.8(b) constitutes liquidated damages sustained by each Lender as the result of the early repayment, prepayment, distribution, termination, reduction, payment, redemption, release, satisfaction, discharge or acceleration (whether or not paid) of its Term Loan and Borrower agrees that it is reasonable under the circumstances in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s losses as a result thereof. Any prepayment, repayment, payment, satisfaction (whether in whole or in part), distribution, termination, release, reduction or discharge of the Term Loan (including, without limitation, by foreclosure (whether by power of sale or judicial proceeding) or by any other means), irrespective of whether such prepayment, repayment, payment, satisfaction, distribution, release, discharge, termination or reduction occurs following any earlier maturity of the Term Loan, including, without limitation, pursuant to any voluntary or involuntary acceleration of the Term Loan pursuant to Section 8.1 or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law), or the commencement of any Insolvency Proceeding or other proceeding pursuant to any Debtor Relief Laws, or pursuant to a plan of reorganization, and including, without limitation, any prepayment, repayment, payment, termination, reduction, release, satisfaction, distribution or discharge of the Term Loan (a) pursuant to this Section 2.8 or Section 2.9, (b) after acceleration thereof, including, without limitation, pursuant to Section 8.1 (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law) or such amount otherwise becoming or being declared immediately due and payable pursuant to the terms hereof and (c) whether before or after any acceleration of the Term Loan pursuant to Section 8.1 (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law), shall, in each case be accompanied by, and there shall become due and payable automatically on the date of any of the foregoing, the Specified Premium, payable in Cash on the principal amount so prepaid or on the principal amount that has become or is declared to be immediately due and payable pursuant to Section 8.1 or otherwise (including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law), or in respect of which such claim in any bankruptcy, insolvency, reorganization, liquidation, judicial management or similar proceeding has arisen, or otherwise constituting the principal amount of the Term Loan prepaid, repaid, paid, satisfied, distributed, discharged, terminated, reduced or accelerated, as applicable.

(iv) Borrower acknowledges that Lender would not have extended the Term Loan without the inducement of the payment of the Specified Premium. BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE SPECIFIED PREMIUM. Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Specified Premium is the product of a transaction on Arm’s Length Terms between sophisticated business people, ably represented by counsel; (B) the Specified Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in the transactions contemplated by the Loan Documents for such agreement to pay the Specified Premium; and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to herein, including in this Section 2.8(b).

(v) If the Obligations are accelerated for any reason, including, without limitation, because of default, sale, transfer or encumbrance that results in an Event of Default hereunder (including that by operation of law or otherwise, and including, for the avoidance of doubt and without limitation, as a result of Section 8.1(f) or (g) or as a result of applicable law), the Specified Premium on Term Loan will also automatically and concurrently with such acceleration become due and payable as though said indebtedness was voluntarily prepaid and shall constitute part of the

Obligations. The Specified Premium on the Term Loan shall also be payable in the event the Obligations (and/or this Agreement or the Notes (if any) evidencing the Obligations) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT LEGALLY PERMISSIBLE, BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW WHICH PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING SPECIFIED PREMIUM ON THE TERM LOAN IN CONNECTION WITH ANY SUCH ACCELERATION.

Section 2.9. Mandatory Prepayments.

(a) Asset Sales and Bertram Sale and Leaseback.

(i) No later than ten (10) Business Days following the date of receipt by any Loan Party of any Net Proceeds from Asset Sales in excess of $1,000,000 in the aggregate in any Fiscal Year (it being agreed only amounts in excess of $1,000,000 shall be subject to this Section 2.9(a)), Borrower shall prepay the Term Loans as set forth in Section 2.11(a) in an aggregate amount equal to such Net Proceeds; provided, that if Borrower intends to reinvest the Net Proceeds in the business of the Loan Parties and their Subsidiaries, including capital expenditures (together, a “Reinvestment”), the Loan Parties shall have the option to apply such Reinvestment Amounts to a Reinvestment within 365 days after the initial receipt of such Reinvestment Amounts (the “Reinvestment Period”); provided, further that if any such Reinvestment Amounts are no longer intended to be or cannot be so Reinvested during the applicable Reinvestment Period, an amount equal to any such Reinvestment Amounts shall be applied to the prepayment of the Term Loans within ten (10) Business Days after the Borrower reasonably determines that such Reinvestment Amounts are no longer intended to be or cannot be so Reinvested, and in no event later than the end of the applicable Reinvestment Period as set forth in Section 2.10. Each mandatory prepayment due hereunder made on account of the Obligations shall be accompanied by the applicable Specified Premium pursuant to Section 2.8(b). For avoidance of doubt, Net Proceeds of any Extraordinary IP Rights Transaction shall not be considered an “Asset Sale” for the purposes of this Section 2.9(a), but shall be the subject of a mandatory prepayment pursuant to Section 2.9(c) and not this Section 2.9(a).

(ii) No later than ten (10) Business Days following the date of receipt by any Loan Party of any Net Proceeds from the Bertram Sale and Leaseback, Borrower shall prepay the Term Loans as set forth in Section 2.11(a) in an aggregate amount equal to the lesser of such Net Proceeds and $4,000,000. Each mandatory prepayment due hereunder made on account of the Obligations shall be accompanied by the applicable Specified Premium pursuant to Section 2.8(b).

(b) Issuance of Indebtedness. On the date of receipt by a Loan Party of any Cash proceeds from the incurrence or issuance of any Indebtedness (including Disqualified Capital Stock) of a Loan Party (other than with respect to any Indebtedness (other than Disqualified Capital Stock) permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Term Loans as set forth in Section 2.11(a) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and reasonable costs, fees and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses. Each mandatory prepayment due hereunder made on account of the Obligations shall be accompanied by the applicable Specified Premium pursuant to Section 2.8(b).

(c) Extraordinary Receipts. Within ten (10) Business Days following the date of receipt by a Loan Party or any of its Subsidiaries of any Extraordinary Receipts in excess of $1,000,000 in the aggregate in any Fiscal Year (it being agreed only amounts in excess of $1,000,000 shall be subject to this Section 2.9(c)), not otherwise used to make a prepayment under this Section 2.9, Borrower shall prepay the Term Loans as set forth in Section 2.11(a) in an aggregate amount equal to 100% of the Net Proceeds of such Extraordinary Receipts; provided, that if Borrower intends to make a Reinvestment, the Loan Parties shall have the option to apply such Reinvestment Amounts to a Reinvestment within the Reinvestment Period; provided, further that if any such Reinvestment Amounts are no longer intended to be or cannot be so Reinvested during the applicable Reinvestment Period, an amount equal to any such Reinvestment Amounts shall be applied to the prepayment of the Term Loans within ten (10) Business Days after the Borrower reasonably determines that such Reinvestment Amounts are no longer intended to be or cannot be so Reinvested, and in no event later than the end of the applicable Reinvestment Period as set forth in Section 2.10. For avoidance of doubt, no proceeds received by the Administrative Agent in respect of a claim under the AON Insurance Policy shall be applied to prepay the outstanding principal balance of any Term Loan, but shall be treated solely in the manner set forth in the AON Insurance Policy. Each mandatory prepayment due hereunder shall be accompanied by the applicable Specified Premium pursuant to Section 2.8(b). For avoidance of doubt, any mandatory prepayment in respect of Net Proceeds of any Extraordinary IP Rights Transaction shall not be required under Section 2.9(a), but shall be required pursuant to this Section 2.9(c).

(d) Prepayment Certificate. Concurrently with any prepayment of the Term Loans pursuant to clauses (a) through (c) above, Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Proceeds and compensation owing to Lenders hereunder, if any. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Term Loans, and Borrower shall concurrently therewith deliver to Agents a certificate of an Authorized Officer demonstrating the derivation of such excess. Each mandatory prepayment due pursuant to this Section 2.9 made on account of the Obligations shall be accompanied by the applicable Specified Premium pursuant to Section 2.8(b).

(e) No Specified Premium for Repayment at the Original Maturity. For avoidance of doubt, upon payment of all or any part of the Obligations in full in Cash in Dollars on, or after the date that is twenty-four (24) months following the Initial Closing Date, no Specified Premium shall be due in respect of that repayment unless the Term Loan Maturity Date has previously been accelerated by election of Lenders or operation of law (in which event a Specified Premium became due upon such acceleration and shall remain payable regardless of when the Obligations are paid).

Section 2.10. Application of Prepayments. So long as no Event of Default has occurred and is continuing, any voluntary prepayment of the Term Loans pursuant to Section 2.8 or mandatory prepayment of the Term Loans pursuant to Section 2.9 shall be applied to the principal of the Term Loans until paid in full in Cash in Dollars. At any time that an Event of Default has occurred and is continuing, all payments shall be applied pursuant to Section 2.11(g). Nothing contained herein shall modify the provisions of Section 2.8(b) or Section 2.11(b) regarding the requirement that all prepayments be accompanied by accrued interest and fees on the principal amount being prepaid to the date of such prepayment and the Specified Premium, if any, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable.

Section 2.11. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 1:00 p.m. (New York City time) to Administrative Agent’s Account; funds received by Administrative Agent after that time on such due date may, in Administrative Agent’s reasonable discretion, be deemed to have been paid by Borrower on the next Business Day and any applicable interest or fee shall continue to accrue.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, any Specified Premium, and other amounts payable with respect to the principal amount being repaid or prepaid.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, any Specified Premium and all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent or any of its Affiliates in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due and payable hereunder. The Lenders and Borrower also hereby authorize Administrative Agent to, and Administrative Agent may, from time to time, charge the Loan Account with any amount due and payable by Borrower under any Loan Document. Each of the Lenders and Borrower agrees that Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing, in each case in accordance with this Section 2.9(e). Any amount properly charged to the Loan Account shall be deemed an Obligation hereunder. The Lenders and Borrower confirm that any charges which Administrative Agent may so make to the Loan Account as herein provided will be made as an accommodation to Borrower and solely at Administrative Agent’s discretion, provided that Administrative Agent shall from time to time upon the request of Agents, charge the Loan Account of Borrower with any amount due and payable under any Loan Document.

(f) Administrative Agent may, in its reasonable discretion, deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the next Business Day. Administrative Agent shall give prompt written notice (which may be by email) to Borrower and each applicable Lender if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at the Default Rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(g) At any time an Event of Default has occurred and is continuing, or the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by any Agent hereunder or under any Collateral Document (other than the proceeds of the Interest Reserve Accounts, which in all events shall be applied only to Term Loan interest until the Term Loans have been repaid in full) in respect of any of the Obligations, including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part, subject to the provisions of this Agreement and any Intercreditor and Subordination Agreement, as follows:

first, ratably to pay the Obligations in respect of any fees (other than any Specified Premium), expense reimbursements, indemnities and other amounts then due and payable (including, without limitation, the fees, charges and disbursements of counsel payable or reimbursable hereunder or under the other Loan Documents) to the Agents and the Bank until paid in full;

second, ratably to pay interest then due and payable in respect of Protective Advances until paid in full;

third, ratably to pay principal of Protective Advances then due and payable until paid in full;

fourth, ratably to pay the Obligations (other than principal and interest) in respect of any fees (other than any Specified Premium) expense reimbursements, indemnities and other amounts then due and payable (including, without limitation, the fees, charges and disbursements of counsel reimbursable hereunder) then due and payable to the Lenders until paid in full;

fifth, interest then due and payable in respect of the Term Loan until paid in full, provided that the proceeds of the Interest Reserve Accounts shall be applied only to Term Loan interest;

sixth, ratably to pay principal of the Term Loan until paid in full in Cash in Dollars;

seventh, ratably to pay the Obligations in respect of any Specified Premium then due and payable to the Lenders until paid in full in Cash in Dollars;

eighth, to the ratable payment of all other Obligations then due and payable until paid in full in Cash in Dollars; and

last, the balance, if any, after all of the Obligations (other than inchoate indemnity obligations) have been paid in full, to Borrower or as otherwise required by Law as directed by a court of competent jurisdiction.

For avoidance of doubt, the proceeds of the Interest Reserve Accounts in all events shall be applied only to timely payment Term Loan interest until the Term Loans have been repaid in full, and following such repayment in full of the Term Loans, and any remaining proceeds of either Interest Reserve Account shall be applied as set forth in this clause (g) above.

(h) For purposes of clause (g) above (other than clause eighth), “paid in full” means payment in Cash in Dollars of all amounts owing under the Loan Documents according to the terms thereof, including any Specified Premium, loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided that for the purposes of clause eighth of clause (g) above, “paid in full” means payment in Cash in Dollars of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(i) In the event of a direct conflict between the priority provisions of clause (g) above and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of clause (g) above shall control and govern.

Section 2.12. Ratable Sharing.

(a) Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral and, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.

(b) Borrower expressly consents to the foregoing arrangements set forth in Section 2.12(a) and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.13. Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.14 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than Indemnified Taxes and Excluded Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, Federal Deposit Insurance Corporation insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to materially increase the cost to such Lender of agreeing to make, making or maintaining Term Loans hereunder or to materially reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such material increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable and specific detail the basis for calculating the additional amounts owed to such Lender under this clause (a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Initial Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of materially reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within fifteen (15) Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable and specific detail the basis for calculating the additional amounts owed to Lender under this Section 2.13(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.14. Taxes; Withholding, etc.

(a) Withholding of Taxes. All sums payable by any Loan Party hereunder and under the other Loan Documents shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Tax. If any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Loan Party to any Agent, any Lender or any other Recipient under any of the Loan Documents: (1) Borrower shall use reasonable efforts to promptly notify Administrative Agent of any such requirement or any change in any such requirement; (2) such Loan Party or other Person shall be entitled to make such deduction or withholding and endeavor to pay such Tax before the date on which penalties attach thereto; (3) if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions, withholdings or payments with respect to additional amounts payable pursuant to this Section 2.14), such Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(4) as soon as practicable after paying any such Taxes, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by the applicable Governmental Authority evidencing such payment, or other evidence reasonably satisfactory to Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authorities.

(b) Other Taxes. Without duplication of any obligation under Section 2.14(a), the Loan Parties shall pay to the relevant Governmental Authorities in accordance with applicable law any present or future stamp or documentary Taxes, intangible, recording, filing or similar Taxes, or any excise or property Taxes that arise from any payment made hereunder or from the execution, delivery, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15(b)) (“Other Taxes”). As soon as practicable after paying any such Other Taxes, the applicable Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by the applicable Governmental Authority evidencing such payment, or other evidence reasonably satisfactory to Administrative Agent that such Other Taxes have been paid to the relevant Governmental Authority.

(c) Tax Indemnification. Without duplication of any obligation under Section 2.14(a) or (b), the Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and Lender harmless from and against all Indemnified Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.14) and any reasonable expenses arising therefrom and with respect thereto paid by such Person. Such indemnification shall be paid within ten days from the date on which any Agent or Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Indemnified Taxes. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender or Agent (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Agent, shall be conclusive absent manifest error.

(d) Evidence of Exemption from U.S. Withholding Tax.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of Section 2.14(d)(i), each Lender that is not a United States Person for United States federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent and to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent or Borrower (each in its reasonable exercise of its discretion), (i) two executed copies of Internal Revenue Service Form W-8IMY (with appropriate, properly completed and duly executed attachments satisfactory to the Administrative Agent and Borrower), W-8BEN, W-8BEN-E, or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender and, to the extent such Lender is eligible, such form shall note that such Lender is not subject to deduction or withholding, or is subject to a reduced deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, and (ii) if such Lender is claiming exemption from United States federal income tax under Section 871(h) or 881(c) of the Code, an applicable Certificate Regarding Non-Bank Status, properly completed and duly executed by such Lender. In addition, each Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(iii) If a payment made to a Recipient under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Borrower and Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subclause (ii), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(iv) Without limiting the generality of Section 2.14(d)(i), each Lender that is a United States Person for United States federal income tax purposes shall deliver to Administrative Agent (for transmission to Borrower), on or prior to the Closing Date (in the case of each such Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion), two executed copies of Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such Lender to establish that such Lender is not subject to United States backup withholding taxes with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.

(v) If Administrative Agent is a United States Person, it shall deliver to Borrower on or prior to the date on which it becomes an Agent under this Agreement with two duly completed copies of Form W-9. If Administrative Agent is not a United States Person, it shall provide to Borrower on or prior to the date on which it becomes an Agent under this Agreement (and from time to time thereafter upon the reasonable request of

Borrower): (A) two executed copies of Form W-8ECI with respect to any amounts payable to Administrative Agent for its own account, and (B) two executed copies of Form W-8IMY with respect to any amounts payable to Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with Borrower to be treated as a United States Person with respect to such payments (and Borrower and Administrative Agent agree to so treat Administrative Agent as a United States Person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

Each Recipient required to deliver any forms or certificates with respect to United States federal income tax withholding matters pursuant to this clause (d) hereby agrees, from time to time after the initial delivery by such Recipient of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender shall deliver to Administrative Agent (for transmission to Borrower) two updated executed copies of such forms or certificates, properly completed and duly executed by such Lender, or promptly notify Administrative Agent and Borrower in writing of its legal inability to deliver any such forms or certificates.

(e) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Investment Unit. The Loan Parties and the Lenders acknowledge and agree that for U.S. federal income tax purposes, the Term Loan funded on the Initial Closing Date, the Second Draw Date, and the Closing Date, as applicable, is part of an “investment unit” (within the meaning of Treasury Regulations Section 1.1273-2(h)), consisting of such Term Loan and the applicable Warrant. For purposes of allocating the aggregate issue price of the unit between the respective fair market values of the Term Loans and the applicable Warrant, the Loan Parties and the Lenders agree that the fair market value and purchase price of the applicable Warrant, in each case, is $0.00. The Loan Parties and the Lenders shall file all income tax returns consistent with the foregoing tax treatment, including the issue price and purchase price as agreed upon pursuant to the preceding sentence.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (i).

(h) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Borrower Notification. With respect to any Lender’s claim for compensation for any amounts under Section 2.13 or this Section 2.14, the Borrower shall not be required to compensate such Lender for the interest and penalties with respect to such amounts if such Lender notifies the Borrower of the event that gives rise to such claim more than 180 days after such event (to the extent that such interest and penalties accrue more than 180 days after such event).

(j) Insurance Premium Tax Treatment. The Loan Parties, Lenders, Administrative Agent, and any other Person that becomes a party to this Agreement shall treat all Premium (as defined in the AON Insurance Policy) paid or payable with respect to the AON Insurance Policy (including the Premium paid on or around the Initial Closing Date, the Second Draw Date, and the Closing Date, as applicable, pursuant to Section VII of the AON Insurance Policy) as paid by and properly deductible by the Borrower for U.S. federal income tax and applicable state and local income tax purposes, and no portion of any Premium paid or payable with respect to the AON Insurance Policy shall be treated as “original issue discount” within the meaning of Section 1273 of the Code. All parties to this Agreement shall file all applicable tax returns consistent with the foregoing treatment except as otherwise required due to a “determination” within the meaning of Section 1313 of the Code.

Section 2.15. Obligation to Mitigate.

(a) Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.13 or 2.14, it will, to the extent in violation of the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.13 or 2.14 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided such Lender will not be obligated to utilize such other office pursuant to this Section 2.15 unless Borrower agrees to pay all reasonable incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.15 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.13, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section 2.15, then Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.6;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

(c) Notwithstanding anything in Section 2.15(b) to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.3.

Section 2.16. Collateral Accounts.

(a) Establishment; Grant of Security Interest. Each of Borrower and IPCo, as applicable, hereby authorizes and directs Collateral Agent to establish the Collateral Accounts at U.S. Bank National Association (the “Bank”), if it is a federally insured bank that regularly accepts deposits in the ordinary course of business, or if Collateral Agent or the Bank does not so take deposits, with a federally insured bank that is acceptable to Borrower and the Required Lenders, provided that Borrower and IPCo, as applicable, and the Required Lenders’ acceptance shall not be required if such bank is an affiliate, agent or sub-custodian of the Collateral Agent, and that regularly accepts deposits in the ordinary course of business and that executes and delivers a Control Agreement, including the Bank. Each of Borrower and IPCo, as applicable, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of itself, the Administrative Agent and the Lenders, and agrees to maintain, a First Priority Lien and security interest in the Collateral Accounts and all such cash, deposit accounts and all balances therein, all as security for the Obligations. Borrower and IPCo, as applicable, agree that Borrower and IPCo, as applicable, shall not have any right to at any time direct the disposition or investment of the Collateral Accounts or the amounts on deposit therein, other than as expressly provided in this Agreement, and, that the Liens and security interests of the Collateral Agent in the Collateral Accounts and the amounts on deposit therein are perfected by control pursuant to Section 9-104 of the UCC or Section 8-106 of the UCC, as applicable. If at any time the Administrative Agent reasonably determines that amounts on deposit in any Collateral Account are subject to any right or claim of any Person prior to the right or claim of the Collateral Agent or the Lenders as herein provided (other than a Permitted Lien), Borrower will, promptly following written demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount that is sufficient to cause such Collateral Account to have the minimum balance on deposit therein required under this Agreement. Borrower and IPCo, as applicable, shall pay promptly following written demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of cash collateral in accordance with the account agreement governing such deposit account. Borrower, IPCo and Collateral Agent acknowledge and agree that the Collateral Accounts have been established in the name of and are property of IPCo, subject to the Liens granted therein by IPCo to Collateral Agent. Amounts deposited into Collateral Accounts pursuant to this Section 2.16 may be held in such Collateral Accounts as Dollars or invested in Eligible Investments, as directed by the Borrower; provided that, in the event that all or any portion of such investment no longer qualifies as an Eligible Investment, the Borrower shall or shall direct such investment to be moved to an Eligible Investment within five (5) Business Days of such investment losing its status as an Eligible Investment. Such investments shall be subject to availability and the Collateral Agent’s transaction charges generally charged to its customers (which shall be at the Borrower’s expense); provided, further that at any time that an Event of Default has occurred and is continuing, all new deposits into

Collateral Accounts shall be made only in Dollars, and all Eligible Investments that mature during such period shall be reinvested only in Dollars. The Collateral Agent shall have no liability for any loss incurred on any non-Cash investment. Absent receipt of such written instruction from the Borrower, the Collateral Agent shall have no obligation to invest (or otherwise pay interest on) amounts on deposit in Collateral Accounts. In no instance will the Collateral Agent have any obligation to provide investment advice to the Borrower. Any earnings from such investment of amounts held in the Collateral Accounts from time to time shall be redeposited in the respective Collateral Accounts. The Collateral Agent shall have no liability for any losses on any investments made as described herein. The Borrower acknowledges that cash deposited or invested with any bank (including the bank acting as Collateral Agent) may make a margin or generate banking income for which such bank shall not be required to account to the Borrower. For avoidance of doubt, neither the Collateral Agent nor the Administrative Agent shall be under any duty or obligation to determine whether any investment constitutes an Eligible Investment under this Agreement. The Collateral Agent shall notify Moody’s at the address listed on Schedule 10.1 of any changes to the depository bank for the Collateral Accounts. Upon the irrevocable payment in full in cash of the Obligations (other than contingent obligations not due and owing) and the termination of the Commitments hereunder, the Collateral Agent shall so notify the Bank and direct the Bank to release the funds (if any) that remain in any Collateral Account to the Borrower in accordance with instructions thereafter provided to the Bank by the Borrower, or as otherwise required by Law as directed by a court of competent jurisdiction.

(b) Funding of Collateral Accounts.

(i) Interest Reserve Accounts. On the Second Draw Date, an amount equal to $831,111.111 was deposited into and held in the Non-Minority Lender Interest Reserve Account (which amount is in addition to the $8,066,666.70 which was deposited on the Initial Closing Date in the Non-Minority Lender Interest Reserve Account). On the Second Draw Date an amount equal to $572,000.00 was deposited into and held in the Minority Lender Interest Reserve Account (which amount is in addition to the $1,286,312.63 which was deposited into and held in the Minority Lender Interest Reserve Account on the Initial Closing Date). On the Closing Date, an amount equal to $1,222,222.22 shall be deposited into and held in the Non-Minority Lender Interest Reserve Account (which amount is in addition to the amounts described above in this section) (such amounts in this clause (i) collectively, the “Interest Reserve Amount”). As provided in Section 6.8, the Loan Parties shall cause each Interest Reserve Account to at all times after the Initial Closing Date contain Dollars and Eligible Investments having a mark-to-market aggregate value as of the close of business of the immediately preceding Business Day equal to the applicable Minimum Interest Reserve Amount. The Interest Reserve Amount shall be reduced and re-funded as it is applied in the manner described below.

(ii) Insurance Premium Reserve Account.

(A) Beginning on the first such date following the twelve (12) month anniversary of the Initial Closing Date and on the last Business Day of each Fiscal Quarter thereafter an amount equal to $862,500.00 shall be deposited by the Borrower into the Insurance Premium Reserve Account.

(B) On or before the last Business Day prior to the date on which each of the second insurance premium and the third insurance premium is due in respect of the AON Insurance Policy, the Borrower (i) shall deliver to Administrative Agent and the Lenders a certificate of an Authorized Officer specifying the amount of such insurance premium due on account of the AON Insurance Policy and (ii) (x) shall deliver to Administrative Agent and the Lenders evidence of payment of such insurance premium or (y) shall have deposited into the Insurance Premium Reserve Account the amount that equals the amount due as the second or third insurance premium, as the case may be, in respect of the AON Insurance Policy (such amount, the “Insurance Premium Reserve Amount”).

(C) Borrower shall, concurrently with the acceleration of the Term Loan Maturity Date at any time as a result of an Event of Default and without requirement for any notice whatsoever, deposit into the Insurance Premium Reserve Account an amount that is equal to the remainder of (a) the unpaid premiums due or expected to become due between the first day of the then-current premium period and the Term Loan Maturity Date in effect immediately prior to its acceleration in respect of the Insurance Premium Reserve Amount minus (b) the amount then on deposit in the Insurance Premium Reserve Account. This deposit shall constitute additional Collateral for the Obligations and shall be used by the Administrative Agent solely to pay premiums due on the AON Insurance Policy without need for notice to or consent of the Loan Parties.

(iii) [Intentionally omitted].

(iv) Borrower acknowledges that any failure to satisfy its obligation to make any deposit required by this Section 2.16 shall constitute an Event of Default under Section 8.1(a) and the unpaid amount thereof shall constitute an Obligation and bear interest as provided in Section 2.7.

(c) Use of the Collateral Accounts.

(i) Cash interest on Term Loans shall be paid by (A) the Borrower from available unrestricted Cash on each Interest Payment Date when due, or (B) if not so paid in full by 12:00 p.m. New York City time on any Interest Payment Date, the Administrative Agent shall pay such Cash interest to (x) the Term A Loan Lenders and Term B Loan Lenders (other than the Minority Lender) out of the Non-Minority Lender Interest Reserve Account and (y) the Minority Lender out of the Minority Lender Interest Reserve Account, in each case, without need for any action by Borrower. To avoid doubt, no Default or Event of Default shall be deemed to have occurred under Section 8.1(a) if any payment of interest is not made under clause (c)(i)(A) provided it is made under clause (c)(i)(B).

(ii) Any income or gain on Eligible Investments that are permitted by Section 2.16(a) shall remain in such Collateral Account and shall be considered income or gain of the Borrower. All amounts on deposit in a Collateral Account shall be applied as provided for herein with respect to such Collateral Account prior to any other application of such property as may otherwise be provided for herein.

(iii) At least eight calendar days prior to each Interest Payment Date (the “Collateral Account Report Date”), Borrower shall compile and provide to the Collateral Agent, the Administrative Agent and the Lenders a distribution report showing all debit and credit transactions in such Collateral Account determined as of the close of business on the 15th day of the month in which such Collateral Account Report Date occurs (the “Collateral Account Report”). To the extent Borrower fails to timely deliver a Collateral Account Report or a Lender disagrees with the information in such report, any Lender may, within two Business Days after Borrower’s non-delivery or delivery of such disputed draft Collateral Account Report to such Lender, notify in writing the Collateral Agent, Borrower and the other Lenders of such disagreement. The Required Lenders shall (in consultation with Borrower) within one (1) Business Day of such notification or non-delivery provide direction to the Collateral Agent necessary to resolve any such discrepancy, and the Collateral Agent shall follow such direction, absent manifest error. If by 1:00 p.m. New York City time on any Interest Payment Date (i) Borrower fails to pay Cash interest when due on such Interest Payment Date and (ii) no Lender has notified the Collateral Agent and Borrower in writing of any discrepancy within such two Business Day time period, then such Collateral Account Report shall be deemed approved by the Lenders and the Collateral Agent shall proceed to make such distributions out of the Interest Reserve Accounts to the Administrative Agent, to be further distributed to the Lenders as provided in the Collateral Account Report, provided that if no Collateral Account Report is received, then the Collateral Agent shall release to the Administrative Agent the amount necessary to pay interest as indicated on the Administrative Agent’s account for the Term Loan. Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent or the Administrative Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether Borrower has transferred amounts into the Collateral Accounts in accordance with its obligations hereunder, including this Section 2.16.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1. Conditions to Credit Extension on the Closing Date. The effectiveness of the Loan Documents and obligation of each Lender to make any Term Loan on the Closing Date, is subject to the satisfaction, or waiver by the Required Lenders in accordance with Section 10.5, of the following conditions precedent:

(a) Loan Documents. Agents shall have received copies of each Loan Document, executed and delivered by each applicable Loan Party and each other Person party thereto.

(b) [Reserved].

(c) Governmental Authorizations and Consents. Each Loan Party shall have obtained all Governmental Authorizations, in each case, that are necessary in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Required Lenders. All applicable waiting periods shall have expired without any action being taken or threatened in writing by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d) [Reserved].

(e) [Reserved].

(f) Bank Regulations. Administrative Agent shall have received all documentation and other information with respect to Borrower reasonably requested prior to the Closing Date that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, and all such documentation and other information shall be in form and substance reasonably satisfactory to the Administrative Agent, which shall include, for the avoidance of doubt, a duly executed Internal Revenue Service Form W-9. As of the Closing Date, the information included in the Beneficial Ownership Certification with respect to any beneficial owner of Borrower is true and correct in all material respects.

(g) Organizational Documents; Incumbency. Lenders shall have received: (i) copies of each Organizational Document of each Loan Party, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or other governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified on or prior to the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate or its equivalent from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation (to the extent such certificate may be obtained in such jurisdiction) and in each jurisdiction in which the failure to be in good standing could reasonably be expected to result in a Material Adverse Effect, each dated a recent date prior to the Closing Date.

(h) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice requesting Administrative Agent to wire all funds into the Initial Funding Account.

(i) Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered by any Loan Party to any Agent or any Lender pursuant hereto or thereto on or prior to the Closing Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of that Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

(j) Compliance with law. The making of such Credit Extension on the Closing Date shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(k) Payment of Fees. The Loan Parties shall have paid all fees, costs and expenses then payable by the Loan Parties pursuant to this Agreement and the other Loan Documents, including, without limitation, the Agent Fee Letter, the Fee Letter and Section 10.2 to the extent Borrower has been notified in writing of the amount of such fees, costs and expenses at least one Business Day prior to the making of such Credit Extension.

(l) No Default. As of such Closing Date, no event shall have occurred and be continuing or would result from the making of a Term Loan on the Closing Date that would constitute an Event of Default or a Default.

(m) [Reserved].

(n) [Reserved].

(o) Closing Certificate. Borrower shall deliver to the Agents an originally executed Closing Certificate in the form of Exhibit E.

(p) Sources and Uses. On or prior to the Closing Date, Borrower shall have delivered to Lenders (with a copy to Agents) the updated sources and uses of the proceeds of the Term Loans borrowed on the Closing Date.

(q) [Reserved].

(r) [Reserved].

(s) [Reserved].

(t) Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received executed copies of customary written opinions of counsel for the Loan Parties dated as of the Closing Date (and each Loan Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders). Opinions will include (a) customary third-party closing opinions with respect to, among other customary items, due authorization and execution of Loan Documents, enforceability of Loan Documents under applicable law and attachment and perfection of liens and (b) customary Delaware opinions with respect to enforcement of bankruptcy remote provisions for each of IPCo and IPHoldCo, including vertical and horizontal non-consolidation opinions.

(u) [Reserved].

(v) Warrants. The additional Warrants shall be in full force and effect and shall have been delivered to the Investors.

(w) Establishment of Collateral Accounts. Each of the Collateral Accounts shall be open with the Bank as depository, ready to receive deposits and subject to a perfected lien in favor of the Collateral Agent pursuant to a Control Agreement.

(x) AON Insurance Policy. The AON Insurance Policy issued, or a binding commitment of the insurers thereunder to amend and restate the AON Insurance Policy substantially in the form attached as Exhibit K, shall be acceptable to the Lenders holding Term A Loan Commitments and shall in either case have been issued to the Administrative Agent, together with enforceability and other opinions with respect thereto and an amount equal to $1,571,353.54, which represents the increased costs associated with the AON Insurance Policy with respect to the Term A Loans (which such amount is in addition to the costs associated with the AON Insurance Policy issued on the Initial Closing Date in the amount of $12,499,068.68 and the costs associated with the amendment and restatement of the Aon Insurance Policy on the Second Draw Date in the amount of $1,230,082.54), and associated costs therefor, shall be paid by the Administrative Agent on the Closing Date using proceeds of the Term Loan.

(y) [reserved].

(z) Solvency Certificate. Lenders shall have received a Solvency Certificate of Borrower substantially in form of Exhibit J attached hereto.

(aa) Moody’s Rating Agency Confirmation. Moody’s shall provide a credit rating confirmation (and Borrower shall use its best efforts to facilitate such issuance) with respect to this Agreement.

Any Agent or Required Lenders shall be entitled, but not obligated, to request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Required Lender, such request is warranted under the circumstances. Any Funding Notice shall be executed by an Authorized Officer of Borrower in a writing delivered to Administrative Agent and may be transmitted by email. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly Authorized Officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make the Credit Extension to be made thereby, each Loan Party represents and warrants to each Agent and Lender on the Closing Date, that the following statements are true and correct:

Section 4.1. Organization; Requisite Power and Authority; Qualification. Each Loan Party (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the Laws of its jurisdiction of incorporation or organization as identified in Schedule 4.1, (b) has all requisite power and authority to (i) own and operate its properties, to carry on its business as now conducted and as proposed to be conducted and (ii) to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Borrower, to make the borrowings hereunder, and (c) is qualified to do business and, where applicable, in good standing in every jurisdiction wherever necessary to carry out its business and operations, except in each case referred to in clause (a) (other than with respect to Borrower), (b)(i) or (c), to the extent that failure to do so would not be reasonably expected to have a Material Adverse Effect. No Loan Party is an EEA Financial Institution.

Section 4.2. Capital Stock and Ownership. Except as set forth on Schedule 4.2, the Capital Stock of Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and in the case of Capital Stock representing corporate interests, non-assessable (if applicable). Except for the Warrant and as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no Capital Stock of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional Capital Stock of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Capital Stock of Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date. Except for Liens that have been subordinated pursuant to a Subordination Agreement or otherwise as reasonably acceptable to the Required Lenders, no Capital Stock owned by a Loan Party is subject to a Lien other than (i) the Liens in favor of Collateral Agent under the Collateral Documents and (ii) Permitted Liens.

Section 4.3. Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate or other organizational action on the part of each Loan Party that is a party thereto.

Section 4.4. No Conflict. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the Transactions do not and will not (a) violate (i) any provision of any material law or any material governmental rule or regulation applicable to any Loan Party or any of its Subsidiaries, (ii) any of the Organizational Documents of any Loan Party or any of its Subsidiaries, or (iii) any material order, judgment or decree of any court or other agency of government binding on any Loan Party or any of its Subsidiaries, except (in the case of clauses (a)(i) and (a)(ii), to the extent that such violation could not reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party, including, without limitation, the Intercompany License Agreements or any Third Party License Agreements that are Material Contracts except to the extent that such violation would not reasonably be expected to have a Material Adverse Effect, (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Agents, on behalf of Secured Parties, or Permitted Liens), (d) result in any default, non-compliance, suspension revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to the material operations or any of the material properties of the Loan Parties, taken as a whole, except to the extent that such violation would not reasonably be expected to have a Material Adverse Effect, or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Material Contract of any Loan Party, except for (i) such approvals or consents which will be obtained on or before the Closing Date, (ii) those approvals and consents, the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

Section 4.5. Governmental Consents. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority and except for (i) consents approvals, notices, filings, recordings and other actions with respect to the Collateral to be made, or otherwise delivered to Agents for filing and/or recordation, as of or following the Closing Date, (ii) consents, approvals, notices, filings, recordings and other actions made or filed on or prior to the Closing Date and (iii) those registrations, consents, approvals, notices or other actions the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 4.6. Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except (i) as may be limited by Debtor Relief Laws or by equitable principles relating to enforceability, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign laws, rules and regulations as they relate to pledges of Capital Stock in or Indebtedness owed by Foreign Subsidiaries (clauses (i) and (iii), the “Enforcement Qualifications”).

Section 4.7. Historical Financial Statements. The Historical Financial Statements were prepared in accordance in all material respects with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof.

Section 4.8. No Material Adverse Effect. Since December 31, 2022, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.9. Adverse Proceedings, etc. Except as set forth on Schedule 4.9, there are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Loan Document or (b) have a reasonable likelihood of adverse determination and such determination would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries (i) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.10. Payment of Taxes. Except as otherwise permitted under Section 5.3 or otherwise disclosed on Schedule 4.10, all U.S. federal and material state and local income Tax returns and other material Tax returns and reports of the Loan Parties and their respective Subsidiaries required to be filed by any of them have been timely filed, and all material Taxes due and payable and all assessments, fees and other governmental charges upon the Loan Parties and their respective Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. Neither any Loan Party nor any of its Subsidiaries are currently the subject of any audit relating to Taxes and there are no proposed in writing tax assessments against any Loan Party or any of its Subsidiaries which is not being actively contested by such Loan Party or such Subsidiary in good faith and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in accordance with GAAP shall have been made or provided therefor.

Section 4.11. Properties.

(a) Title. Each Loan Party and its Subsidiaries has (i) good, sufficient, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good and valid title to, license or other rights to use (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case, except for (i) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9, (ii) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such properties or assets for their intended purposes, (iii) Permitted Liens (iv) any Liens and privileges arising mandatorily by Law, or (v) except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect.

(b) Real Estate. As of the Closing Date, Schedule 4.11 contains a true, accurate and complete list of (i) all Material Real Estate Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party, in cases where such Loan Party is the landlord (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each material lease agreement pursuant to which a Loan Party is a tenant or lessee is in full force and effect and no Loan Party has knowledge of any material default that has occurred and is continuing thereunder with respect to any leased location that is material to the business of the Borrower and its Subsidiaries, taken as a whole, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles.

Section 4.12. Environmental Matters. Except as set forth on Schedule 4.12:

(a) No material Environmental Claim has been asserted against any Loan Party nor has any Loan Party received written notice of any pending or, to the knowledge of Borrower, threatened Environmental Claim against any Loan Party, except to the extent such claim or notice would not reasonably be expected to result in a Material Adverse Effect.

(b) There has been no material Release of Hazardous Materials and there are no Hazardous Materials present in violation of Environmental Law at any of the properties currently or formerly owned or operated by any Loan Party, or to the knowledge of any Loan Party, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party except to the extent such Release or presence would not reasonably be expected to result in a Material Adverse Effect.

(c) The operation of the business of, and each of the properties owned or operated by, each Loan Party is in compliance with all Environmental Laws, except to the extent such failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(d) Each Loan Party holds and is in compliance with Governmental Authorizations required under any Environmental Laws in connection with the operations carried on by it and the properties owned or operated by it except to the extent any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(e) No event or condition has occurred or is occurring with respect to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which could reasonably be expected to form the basis of a material Environmental Claim against any Loan Party, that would result in a Material Adverse Effect.

(f) No Loan Party has received any written notification pursuant to any Environmental Laws that (i) any material work, repairs, construction or capital expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (ii) any material Governmental Authorizations required under any Environmental Laws by any Loan Party is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, except to the extent the subject matter of such notification would not reasonably be expected to result in a Material Adverse Effect.

Section 4.13. No Defaults. Except as set forth on Schedule 4.13, neither any Loan Party nor any of its Subsidiaries is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract, and no condition exists which, with the giving of notice or the lapse of time or both, would reasonably be expected to result in an Event of Default.

Section 4.14. Material Contracts. Schedule 4.14 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date and, together with any updates provided pursuant to Section 5.1(l), all such Material Contracts are in full force and effect unless terminated in the ordinary course of business (including by passage of time) and no material defaults currently exist thereunder. For avoidance of doubt, the items listed on Schedule 4.14 are so included by virtue of the contractually agreed definition of Material Contract among the parties hereto that is contained in this Agreement, and shall not be deemed to be material for any other purpose.

Section 4.15. Investment Company Act. Neither any Loan Party nor any of its Subsidiaries is an “investment company” under the Investment Company Act of 1940, as amended.

Section 4.16. Margin Stock. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Terms Loans made to such Loan Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.17. Employee Matters. Except as would not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending against any Loan Party or any of its Subsidiaries, or to the best knowledge of Borrower, threatened in writing against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or any of its Subsidiaries or to the best knowledge of Borrower, threatened in writing against any of them and (b) no strike or work stoppage in existence or to the best knowledge of Borrower, threatened in writing involving Borrower or any of its Subsidiaries.

Section 4.18. Employee Benefit Plans. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect: (a) no liability to the PBGC (other than required premium payments) or the Internal Revenue Service (other than taxes due in the ordinary course), has been or is expected to be incurred by any Loan Party, any of its Subsidiaries or any of their ERISA Affiliates, (b) no ERISA Event has occurred or is reasonably expected to occur, (c) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides employer-paid, health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its Subsidiaries, (d) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Loan Party or any of its ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan, (e) as of the most recent valuation date for each Multiemployer Plan to which any Loan Party or any of its ERISA Affiliates contributes or has an obligation to contribute, the potential liability of any Loan Party and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, does not exceed nil and (h) each Loan Party and each of its ERISA Affiliates has complied, in all material respects, with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.19. Certain Fees. Unless disclosed to the Administrative Agent in writing prior to the Closing Date, or as otherwise set forth in the Loan Documents, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

Section 4.20. Compliance with Organizational Documents and Statutes. Each Loan Party and its Subsidiaries is in compliance with (i) its Organizational Documents and (ii) all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including (a) compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any Governmental Authorizations issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of any Loan Party or any of its Subsidiaries and (b) as set forth in the Pledge and Security Agreement), except such noncompliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.21. Intellectual Property. Each Loan Party and each of its Subsidiaries owns, or holds valid licenses to use, all IP Rights that are necessary to the conduct of its business as currently conducted, except as would not be material to the business of the Loan Party and its Subsidiaries taken as a whole. Attached hereto as Schedule 4.21 is a true, correct, and complete listing of all (i) issued, registered, or applied-for patents, trademarks and copyrights as to which a Loan Party or one of its Subsidiaries is the owner or, to the extent specifically identified in the applicable license agreement, an exclusive licensee; provided that Borrower may amend Schedule 4.21 to add additional IP Rights required to be scheduled pursuant to this sentence so long as such amendment occurs by written notice to Agents concurrently with delivery of the Compliance Certificate pursuant to Section 5.1(d). Subject to the filing of the Collateral Documents, Agents possess, to the extent permitted by applicable law, a First Priority security interest with respect to each Loan Party’s rights (excluding any Excluded Assets) under, to the extent constituting Collateral, its owned IP Rights and each inbound license of IP Rights that is a Material Contract and that is not generally commercially available, and no such inbound license of IP Rights that is a Material Contract requires any futher consent from the applicable licensor for the Loan Parties to grant to Agents a security interest with respect thereto.

Section 4.22. Equipment. The material equipment (other than (i) vehicles or equipment out for repair or restoration, (ii) in possession of customers or employees or (iii) valued at less than $2,500,000) of Borrower and its Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 4.22.

Section 4.23. [Reserved].

Section 4.24. Insurance. Each Loan Party keeps its property adequately insured (including as set forth in the Pledge and Security Agreement) and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses in the same or similar locations, (b) workmen’s compensation insurance in the amount required by applicable law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law in any jursidiction in which a Loan Party does business. Schedule 4.24 sets forth a list of all insurance maintained by each Loan Party on the Closing Date.

Section 4.25. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its Board of Directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Loan Parties hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 4.26. Permits, Etc. Each Loan Party and each of its Subsidiaries has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

Section 4.27. Bank Accounts and Securities Accounts. Schedule 4.27 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof) including as to whether such account is an Excluded Account.

Section 4.28. Security Interests. The Pledge and Security Agreement upon its execution and delivery on the Initial Closing Date created in favor of Collateral Agent, for the benefit of Secured Parties, a legal, valid and enforceable security interest in the Collateral secured thereby (subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principals of equity). Upon the filing of the UCC-1 financing statements made with respect to any assets or property of any Loan Party in the jurisdictions specified in the Perfection Certificate, the recording of security interests in the United States Patent and Trademark Office and the United States Copyright Office, and the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign registered or applied-for IP Rights, as applicable, the delivery of any possessory collateral as required by the Collateral Documents and the execution of Control Agreements, such security interests in and Liens on the Collateral granted thereby shall be perfected (to the extent perfection of such security interests is required by the Collateral Documents) first priority security interests (subject to inchoate or non-consensual Liens that are Permitted Liens and Liens permitted pursuant to clauses (d), (e), (l), (m), (n), (o), (p), (s), (t), and (y) of the definition of “Permitted Liens”).

Notwithstanding anything herein to the contrary contained in this Agreement or any other Loan Document, the Loan Parties and their Affiliates shall not be required, nor shall the Collateral Agent be authorized, and no representation, warranty, or covenant shall be considered to be breached by any failure, (i) to perfect any Lien with respect to IP Rights by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or equivalent filing office of any relevant State), or (B) intellectual property security interest filings in the United States Patent and Trademark Office or United States Copyright Office as expressly required herein and under the other Loan Documents, (ii) (a) to take any action in any non-U.S. jurisdiction or pursuant to the requirements of the laws of any non-U.S. jurisdiction in order to create any security interests with respect to IP Rights or (b) to perfect any security interests in IP Rights located outside of (or governed by or arising or existing under, pursuant to or by virtue of any Laws outside of) the United States, including with respect to any intellectual property registered outside of the United States (it being understood that there shall be no security agreements with respect to IP Rights governed by the laws of any non-U.S. jurisdiction), or (iii) to enter into any source code escrow arrangement (except as may be required pursuant to Section 5.1) (or be obligated to register or apply to register any IP Rights).

Section 4.29. Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions. Neither the Loan Parties nor any of their officers, directors, employees or agents acting on the Loan Parties’ behalf shall use the proceeds of the Term Loans to make any payments, directly or to the knowledge of the Loan Parties, indirectly, to any Foreign Official in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable Anti-Corruption Law. None of the Loan Parties nor, to the knowledge of the Loan Parties, any officers, directors, employees or agents acting on the Loan Parties’ behalf, is in violation of the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001 (the “PATRIOT Act”) or any other applicable Anti-Terrorism Law, Anti-Corruption Law or Sanctions, or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any applicable Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions. None of the Loan Parties or any officers, directors, employees or agents acting on the Loan Parties’ behalf, or their respective agents acting or benefiting in any capacity in connection with the Term Loans or other transactions hereunder, is a Blocked Person. None of the Loan Parties, nor, to the knowledge of the Loan Parties, any of their agents acting in any capacity in connection with the Term Loans or other transactions hereunder (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person in violation of applicable Sanctions, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any applicable Sanctions in violation of applicable Sanctions.

Section 4.30. Disclosure. No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements (in each case other than in respect of forward looking statements, budgets, estimates, projections, general market or industry data) furnished to Lenders by or on behalf of any Loan Party or any of its Subsidiaries pursuant to the terms herein, when taken as a whole when furnished contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made (giving effect to all supplements and updates thereto); provided, that, to the extent such representation or warranty relates to any projections, such projections shall only be required to be based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 4.31. Indebtedness. Set forth on Schedule 6.1 is a true and complete list of all Indebtedness for borrowed money of each Loan Party outstanding or contemplated immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule 6.1 accurately sets forth the aggregate outstanding principal amount of such Indebtedness as of the Closing Date.

Section 4.32. Use of Proceeds. The proceeds of the Term Loans shall be used by the Loan Parties as described in Section 2.4. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or would reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 4.33. Solvency. Immediately following the making of the Term Loans on the Closing Date and after giving effect to the application of the proceeds of the Term Loans on the Closing Date, as of the Closing Date (a) the present fair saleable value of the property (on a going concern basis) of the Loan Parties on a consolidated basis, will be greater than the amount that will be required to pay their debts and other liabilities, (b) the Loan Parties on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business and (c) the Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date; provided that in each case, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. Such foregoing determination has been made by the chief financial officer or other Authorized Officer of Borrower after having conducted a diligent inquiry on a good faith basis.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent obligations not due and owing), each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V.

Section 5.1. Financial Statements and Other Reports. Unless otherwise provided below, Borrower will deliver to Agents (for distribution to the Lenders):

(a) [Reserved].

(b) Quarterly Financial Statements. Within 60 days after the end of each Fiscal Quarter (provided that if Borrower files quarterly reports with the Securities and Exchange Commission, then delivery of quarterly financial statements hereunder shall be deemed timely if delivered no later than the last date for timely delivery of Borrower’s Form 10-Q filing to the Securities and Exchange Commission for such Fiscal Quarter) of each Fiscal Year (including the fourth Fiscal Quarter), the unaudited consolidated balance sheet of Borrower and its Subsidiaries, as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures, with respect to the balance sheet, statements of income and statements of cash flows, for the corresponding periods of the previous Fiscal Year to the extent such period ended following the Closing Date and with respect to statements of income, the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification.

(c) Annual Financial Statements. Within 120 days after the end of each Fiscal Year (or, in the case of the fiscal year ending December 31, 2023, 150 days) (provided that if Borrower shall request additional time to deliver such annual financial statements in writing to the Adminstrative Agent at least ten (10) Business Days prior to the due date of such annual financial statements, and the Required Lenders do not, within ten (10) Business Days following receipt of such notice, object to providing such additional time, Borrower shall be provided the requested additional time to deliver such annual financial statements, and, provided that if Borrower files annual reports with the Securities and Exchange Commission, then delivery of annual financial statements hereunder shall be deemed timely if delivered no later than the last date for timely delivery of Borrower’s Form 10-K filing to the Securities and Exchange Commission for such Fiscal Year), (i) the consolidated balance sheet of Borrower and its Subsidiaries, as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year to the extent such Fiscal Year ended following the Closing Date and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification, (ii) with respect to such consolidated financial statements, an audit report thereon of an independent certified public accounting firm of recognized national standing selected by Borrower or regional as listed on Schedule 5.1(c) (which report shall be unqualified as and contain going concern qualification (other than (y) with respect to, or resulting from, the impending maturity of the Term Loans and any other indebtedness hereunder or (z) any potential or actual breach of any financial maintenance covenant contained in this Agreement) and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in accordance with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Compliance Certificate. Within three (e) Business Days of each delivery of financial statements of Borrower and its Subsidiaries, pursuant to Section 5.1(b), or Section 5.1(c), a duly executed and completed Compliance Certificate which shall, among other things, (i) report in reasonable detail on compliance with Sections 5.10, 5.12, 5.20, 6.8 and 6.21 and (ii) include a list of any newly entered Material Contracts;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies (to the extent any change in policies would result in such change being noted in the audit delivered pursuant to Section 5.1(c)) from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or Section 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies (to the extent any change in policies would result in such change being noted in the audit delivered pursuant to Section 5.1(c)) been made, then together with the first delivery of such financial statements after such change, one or more statements of reconciliation (including any changes that would affect any calculations relating to the financial covenants) for previous comparative period financial statements in form and substance reasonably satisfactory to the Required Lenders;

(f) Notice of Default. Promptly (but in any event within five (5) Business Days) upon any officer of Borrower or any other Loan Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that written notice has been given to Borrower with respect thereto, (ii) that any Person has given any written notice to any Loan Party or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b) or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly (but in any event within five (5) Business Days) upon any officer of Borrower or any other Loan Party obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) has a reasonable likelihood of adverse determination, and such determination would be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to such Loan Party to enable Lenders and their counsel to evaluate such matters (subject to the limitations set forth in the last paragraph of this Section 5.1);

(h) ERISA. (i) Promptly (but in any event within five (5) Business Days) after Borrower or any other Loan Party obtains knowledge of the occurrence of or forthcoming occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action any Loan Party or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan as the Required Lenders shall reasonably request, (B) all notices received by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that would reasonably be expected to result in a Material Adverse Effect and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Required Lenders shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast of the Borrower that has been approved by its Board of Directors (a “Financial Plan”) for such Fiscal Year (the “Extended Covered Period”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Year or Fiscal Quarter, as applicable or, if applicable, each such Fiscal Year or Fiscal Quarter in the Extended Covered Period, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each financial quarter of such Fiscal Year or, if applicable, each such Fiscal Year in the Extended Covered Period, together, in each case, with an explanation of the assumptions on which such forecasts are based; provided that any Financial Plan provided pursuant to this Section 5.1(i) shall be marked “PRIVATE”. Borrower will also deliver, within 10 Business Days of the date the Financial Plan is delivered to the Board of Directors, an outlook for subsequent Fiscal Years, which for the avoidance of doubt, do not have to be approved by its Board of Directors. For the avoidance of doubt, any Financial Plan provided hereunder shall not be provided to the Public Lenders;

(j) Insurance Report. At the earlier of the actual time of delivery of the annual financial statements required to be delivered pursuant to Section 5.1(c), or if such annual financial statements are not timely delivered in any Fiscal Year, at the time that such annual financial statements otherwise were required to be delivered pursuant to Section 5.1(c) in respect of such Fiscal Year, a report outlining all material insurance coverage maintained as of the date of such report by Borrower and its Subsidiaries;

(k) Notice of Change in Board of Directors. Promptly (but in any event within five (5) Business Days), written notice of any change in the Board of Directors (or similar governing body) of any Loan Party or any of its Subsidiaries.

(l) Notice Regarding Material Contracts.

(i) (x) at the end of each Fiscal Month, a report of any Material Contract of a Loan Party terminated other than due to an expiration of the term, or amended in a manner that is materially adverse to any Loan Party or any such Subsidiary, as the case may be, or (y) at the end of each Fiscal Quarter, any new Material Contract entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Agents, and an explanation of any actions being taken with respect thereto; and

(ii) each Loan Party shall deliver promptly to the Administrative Agent a copy of each material demand, material notice or material document received by it under any Material Contract.

(m) Environmental Reports and Audits. Within five (5) Business Days following the receipt thereof, copies of all environmental audits and reports with respect to any environmental matter which has resulted in or is reasonably likely to result in a Material Adverse Effect;

(n) Information Regarding Collateral. Borrower will furnish to Agents prior five (5) days’ written notice of any change (i) in any Loan Party’s corporate name, (ii) in any Loan Party’s identity or corporate structure or (iii) in any Loan Party’s federal taxpayer identification number. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Agents to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Each Loan Party also agrees promptly to notify Agents if any material portion of the Collateral is damaged or destroyed;

(o) Tax Returns. As soon as practicable and in any event within thirty (30) days following the filing thereof, copies of each federal income tax return filed by or on behalf of any Loan Party;

(p) AON Insurance Policy and License Agreements. (i) As soon as practicable and in any event within five (5) Business Days following the receipt or delivery thereof, copies of all non-operational written notices sent by or to any Loan Party or its Subsidiaries under or in respect of the AON Insurance Policy, any Intercompany License Agreement or any material Third Party License Agreement (including, for the avoidance of doubt, notices relating to any terminations of or material amendments to the AON Insurance Policy, any Intercompany License Agreements, or any material Third Party License Agreements); provided that notice of any event giving rise to a termination right under any Intercompany License Agreement or any material Third Party License Agreement shall be delivered promptly and in any event within five (5) Business Days of any Loan Party’s knowledge of such event and (ii) together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Section 5.1(b) or Section 5.1(c), a true, complete and correct copy of any Master Services Agreement not previously provided, together with all amendments thereto through the date of such delivery;

(q) Extraordinary Receipts. Promptly (but in any event within ten (10) Business Days) after receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipt, a written statement describing the amount and source of such Extraordinary Receipt, and the Net Proceeds thereof;

(r) Information Regarding Location of Equipment. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Section 5.1(b), updates to Schedule 4.22, if any, which updates shall describe new locations to which equipment having a value in excess of $2,500,000, singly or $5,000,000 in the aggregate has been moved during the preceding quarter (other than as permitted pursuant to Section 5.12);

(s) IP Rights Transactions. Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.1(d), with respect to any disposition (including, without limitation, any licensing or sublicensing, other than non-exclusive licensing or non-exclusive sublicensing that is (i) incidental or ancillary to, or not the primary purpose of, the sale or licensing of a product or service of the Borrower or its Subsidiaries, as applicable, that is sold or otherwise provided in the ordinary course of business, or (ii) otherwise incidental or ancillary to the commercial arrangement) of any IP Rights by Borrower or any of its Subsidiaries to a Person that is not a Loan Party or a Subsidiary of a Loan Party, Borrower shall deliver to the Collateral Agent and Lenders a notice identifying such disposition with reasonable particularity and shall identify such disposition as either a Qualified License, Asset Sale Exception, or an Extraordinary IP Rights Transaction;

(t) Changes to IP Portfolio. Concurrently with the delivery of each Compliance Certificate pursuant to Section 5.1(d), Borrower shall deliver to the Collateral Agent, Lenders, and the lead insurer under the AON Insurance Policy a reasonably detailed report providing the information set forth on Exhibit M describing, among other things, changes to the portfolio of registered and applied-for IP Rights owned by the Loan Parties, including, without limitation, addition of such IP Rights, and disposition of such IP Rights which the Borrower has knowledge and, in each case, occurring during the period reported upon by the concurrently delivered Compliance Certificate and Borrower will, upon the reasonable request of the lead insurer under the AON Insurance Policy following review of such report, participate in a meeting by conference call at such time as may be agreed to by Borrower and such lead insurer to discuss any material changes to the portfolio of registered and applied-for IP Rights owned by the Loan Parties; and

(u) Other Information. (i) Promptly upon becoming available, copies of (A) all financial statements, material reports, material notices and proxy statements sent or made available generally by any Loan Party to its security holders generally acting in such capacity and (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Loan Party or any of its Subsidiaries with the Securities and Exchange Commission or any governmental or private regulatory authority, in each case to the extent not duplicative of information already provided to the Agents or the Lenders, (ii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than any investigation which would not reasonably be expected to result in a Material Adverse Effect or Event of Default), provided, that the disclosure of such information is legally permissible, and provided, further, that to the extent such information has not been otherwise publicly disclosed by the Borrower, such disclosure shall not be made available to the Public Lenders, (iii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters) submitted to any Loan Party by its auditors in connection with any annual interim audit of the books thereof subject to confidentiality and reliance restrictions and (iv) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Required Lenders. Information provided upon request of the Required Lenders shall also be delivered to the Administrative Agent for posting to all Lenders.

Documents required to be delivered pursuant to Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which any Loan Party posts such documents, or provides a link thereto, on such Loan Party’s or one of its Affiliates’ website on the Internet or (B) on which such documents are posted on such Loan Party’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent shall make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks, DebtDomain, SyndTrak, ClearPar or another similar electronic system chosen by the Administrative Agent and the Required Lenders to be the electronic transmission system or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may not, or may have personnel who do not, wish to receive information regarding any material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing (collectively, “MNPI”), and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that they will identify that portion of Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as only containing either publicly available information, or information concerning the Borrower, its Subsidiaries and Affiliates, or its or their respective securities that (in the good faith judgment of the Borrower) is not material information (although it may be sensitive and proprietary) with respect to the Borrower or any of its Subsidiaries or Affiliates or its or their respective securities for purposes of United States federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (iv) the Administrative Agent and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” It being agreed that the Borrower and its Subsidiaries are under no obligation to mark any document “PUBLIC” and to the extent not designated “PUBLIC” it shall be deemed private.

Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent with the approval of the Required Lenders from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders and the Loan Parties acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Loan Parties hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.

THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE PLATFORM; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY PERSON HAVE ANY LIABILITY TO ANY OTHER PERSON HEREUNDER FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES); PROVIDED THAT, FOR THE AVOIDANCE OF DOUBT, THE IMMEDIATELY PRECEDING CLAUSE SHALL NOT LIMIT THE LOAN PARTIES’ INDEMNITY OBLIGATIONS TO THE EXTENT OTHERWISE SET FORTH HEREIN IN RESPECT OF ANY SUCH TYPES OF DAMAGES DESCRIBED ABOVE WHICH ARE SUCCESSFULLY ASSERTED AGAINST THE APPLICABLE PARTIES. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 5.1, including through the Platform.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

The Administrative Agent shall store the Communications on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

Nothing herein shall prejudice the right of the Administrative Agent, any Lender or Loan Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Anything to the contrary notwithstanding, nothing in this Agreement will require any Loan Party to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by Law or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that (a) the Loan Parties and their Subsidiaries will at all times use commercially reasonable efforts to document in writing all of their trade secrets, know-how, formulas, processes, or other specifications, and other confidential or proprietary information (including software source code) (collectively, the “Deposit Materials”) in the manner consistent with, or not less restrictive than, the Loan Parties’ policies and/or procedures existing as of the date of this Agreement; (b) the Loan Parties and their Subsidiaries shall (x) maintain all Deposit Materials in an internal electronic lockbox or backup (the “Lockbox”), (y) within ninety (90) days from the Initial Closing Date, use commercially reasonable efforts to enter into an arrangement pursuant to which copies of all Deposit Materials are stored in the form of the Loan Parties’ backup tapes in an “offsite tape vault” (the “Vault”) service maintained by Iron Mountain, Inc. or any of its affiliates (or such other third party acceptable to the Loan Parties, Required Lenders and the insurers holding at least 50.1% of the aggregate risk under the AON Insurance Policy, as custodian (such entity in such capacity, the “Custodian”), which arrangement is in the form of a tri-party arrangement to be entered into by and among IPCo, the Custodian and such other entity acceptable to the Required Lenders and the insurers holding at least 50.1% of the aggregate risk under the AON Insurance Policy that permits the Custodian to so store such Deposit Materials and designates such other entity acceptable to the Required Lenders and the insurers holding at least 50.1% of the aggregate risk under the AON Insurance Policy as beneficiary for the benefit of the Secured Parties, substantially in the form of the Custodian’s standard form(s) for such arrangement with the release condition provided in clause (c) of this paragraph, and (z) fully update the Deposit Materials deposited into the Lockbox and the Vault (or, in the case of the Vault, provide or deliver such fully updated Deposit Materials to the Custodian), in each case on or promptly before the last Business Day of each Fiscal Quarter; and (c) following acceleration of the Obligations, the Loan Parties shall be required to promptly provide the password for, and/or otherwise grant access to, the Lockbox and the Vault to the Agents.

Section 5.2. Existence. Except as otherwise permitted under Section 6.9, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits and to conduct its business in each jurisdiction in which its business is conducted in each case except to the extent failure to keep in full force and effect such rights, Authorizations, qualifications, franchises, licenses and permits would not result in a Material Adverse Effect; provided that any Subsidiary of Borrower may consummate any transaction permitted by Article VI.

Section 5.3. Payment of Taxes and Claims. Except as set forth on Schedule 4.10 and except to the extent that a failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party will pay all Taxes imposed upon it or upon its income or profits or upon any of its property that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no Loan Party shall be required to pay any such Tax or claim, the payment of which is subject to a valid extension or being contested in good faith and by proper proceedings if a reserve is maintained with respect thereto in accordance with GAAP and to the extent required by GAAP.

Section 5.4. Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted, all material properties used or useful in the business of the Loan Parties and their respective Subsidiaries and from time to time will make or cause to be made all necessary repairs, renewals and replacements thereof and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

Section 5.5. Insurance.

(a) The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, business interruption insurance, such public liability insurance, third party property damage insurance or such other insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and their respective Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons (including as set forth in the Pledge and Security Agreement). Without limiting the generality of the foregoing, the Loan Parties and their respective Subsidiaries will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in similar locations. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, Agents (acting at the direction of Required Lenders) upon five (5) Business Days prior written notice to the Borrower may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agents’ part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Agents shall have the sole right

(without obligation), in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b) Each of the insurance policies required to be maintained under this Section 5.5 shall provide for at least thirty (30) days’ prior written notice to Agents of the cancellation thereof, in each case, or, if less, the maximum amount of prior written notice that the applicable insurance provider will provide. Receipt of such notice shall entitle Agents (but Agents shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.5 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Loan Parties.

Section 5.6. Inspections; Books and Records. Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of record and account in which entries that are full, true and correct in all material respects are made of all material dealings and transactions in relation to its business and activities and (b) permit any representatives designated by any Agent (including employees of any Agent, any Lender or any consultants, auditors, accountants, lawyers and appraisers retained by an Agent) to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries, to (subject to the last paragraph of Section 5.1) inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and auditors, all upon reasonable notice and at such times during normal business hours, provided, that if no Event of Default has occurred and is continuing, such audits and inspections shall take place no more than once annually. Subject to Section 10.2, the Loan Parties agree to pay the reasonable and documented out-of-pocket costs and expenses of the Agents incurred in connection with one such visit and inspection per calendar year (provided that such limit shall not apply during the continuance of an Event of Default). The Loan Parties acknowledge that any Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by Agents and the Lenders, in each case subject to the terms of Section 10.17.

Section 5.7. Private Lenders Meetings and Conference Calls.

(a) Borrower will, upon the reasonable request of Required Lenders, participate in a meeting of Agents, the insurers under the AON Insurance Policy, and Private Lenders to be held no more frequently than once every Fiscal Quarter to be held at Borrower’s corporate offices or by conference call (or at such other location as may be agreed to by Borrower, the Required Lenders and Agents) at such time as may be agreed to by Borrower, the Required Lenders and Agents.

(b) No later than thirty days after the end of each Fiscal Quarter Borrower shall prepare and deliver to Agents, a majority of the insurers under the AON Insurance Policy, and Private Lenders a Narrative Report relating to such immediately preceding Fiscal Quarter. No later than five (5) Business Days after delivery of the Narrative Report, Required Lenders may request by written notice to Borrower (the “Narrative Report Call Notice”) that Borrower cause its chief financial officer or other Authorized Officer to participate in a conference call with Agents, a majority of the insurers under the AON Insurance Policy, and all Private Lenders, in each case, who choose to participate in such conference call during which conference call the chief financial officer or other Authorized Officer shall review the Narrative Report, and such other matters as any Agent or any Private Lender may reasonably request that has been set forth in the Narrative Report Call Notice (the “Narrative Report Call”). If a Narrative Report Call Notice is timely delivered to Borrower, Borrower shall hold the Narrative Report Call no later than five (5) Business Days after receipt of the Narrative Report Call Notice.

Section 5.8. Compliance with Laws. Each Loan Party will comply, and shall cause each of its Subsidiaries to comply and shall use its commercially reasonable efforts to cause all other Persons, if any, on or occupying any Material Real Estate Assets to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws, ERISA, Sanctions, Anti-Corruption Laws, Anti-Terrorism Laws, the PATRIOT Act, and Export Controls), non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (including as set forth in the Pledge and Security Agreement).

Section 5.9. Environmental.

(a) Each Loan Party shall (i) keep all of its Real Property free of any Environmental Liens (other than Permitted Liens), other than Environmental Liens that could not reasonably be expected to result in a Material Adverse Effect, (ii) comply, and take all commercially reasonable steps to cause all tenants and other Persons who may come upon any property owned or operated by it to comply, with all Environmental Laws in all material respects and provide to Agents any documentation of such compliance which the Required Lenders may reasonably request, except for such noncompliance that could not reasonably be expected to result in a Material Adverse Effect, (iii) maintain and comply in all material respects with all Governmental Authorizations required under applicable Environmental Laws, except where the failure to maintain or comply could not reasonably be expected to result in a Material Adverse Effect, (iv) take commercially reasonable steps to prevent any Release of Hazardous Materials from any property owned or operated by any Loan Party, except to the extent such Release would not reasonably be expected to result in a Material Adverse Effect, (v) ensure that there are no Hazardous Materials present on or at or migrating from any property owned or operated by any Loan Party, except to the extent that any such presence or migration would not reasonably be expected to result in a Material Adverse Effect, (vi) undertake or cause to be undertaken any and all Remedial Actions in response to any Environmental Claim, Release of Hazardous Materials or violation of Environmental Law that could reasonably be expected to result in a Material Adverse Effect, to the extent required by Environmental Law or any Governmental Authority, (vii) to repair and remedy any impairment to the Real Property consistent with its current use and, upon request of the Required Lenders, that could reasonably be expected to result in a Material Adverse Effect, to the extent required by Environmental Law or any Governmental Authority, and (viii) provide Agents all data, information and reports generated in connection with any of the foregoing matters (in each case subject to the limitations set forth in Section 5.1).

(b) The Loan Parties shall promptly (but in any event within five (5) Business Days) (i) notify Agents in writing after obtaining knowledge of (A) a material Release in excess of any reportable quantity or material violation of Environmental Laws in, at, on, under or from any part of the Real Property or any improvements constructed thereon, (B) any material Environmental Claims asserted against or Environmental Liabilities and Costs of any Loan Party or predecessor in interest or concerning any Real Property, (C) any failure to comply with Environmental Law in all material respects at any Real Property or that is reasonably likely to result in an Environmental Claim asserted against any Loan Party, (D) any condition on any real property adjoining or in the vicinity of any Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (E) any notice of Environmental Lien filed against any Real Property, in each case (A) through (E), that could reasonably be expected to result in a Material Adverse Effect, and (ii) provide such other documents and information as reasonably requested by Required Lenders in relation to any of the foregoing matters set forth in Section 5.9(b)(i).

Section 5.10. Subsidiaries.

(a) In the event that after the Closing Date any Person becomes a wholly-owned Domestic Subsidiary of a Loan Party (other than an Excluded Subsidiary), then within ninety (90) days of such Person becoming a Domestic Subsidiary, the applicable Loan Party shall (a) cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under and as defined in the Pledge and Security Agreement by executing and delivering to each Agent a Counterpart Agreement, and (b) subject to the limitations and requirements of the Loan Documents take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates that Required Lenders shall reasonably request to perfect the security interest in the assets of such Subsidiary constituting Collateral. With respect to each such Domestic Subsidiary, Borrower shall promptly send to Agents written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of a Loan Party, and (ii) all of the data required to be set forth in the Schedules hereto with respect to such joining Subsidiary, and such written notice shall be deemed to supplement the applicable Schedules for all purposes hereof. For avoidance of doubt, each future wholly-owned Domestic Subsidiary of Borrower that is not an Excluded Subsidiary, whether formed or acquired, shall become a Guarantor in accordance with the foregoing within ninety (90) days of formation or acquisition.

(b) The Loan Documents shall not contain any requirements as to, the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets and the Liens required to be granted from time to time pursuant hereto shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

(c) [Reserved].

(d) Notwithstanding anything herein to the contrary Borrower and the Guarantors shall not be required, nor shall the Collateral Agent be authorized (unless otherwise approved by the Borrower), (i) to perfect the above-described pledges, security interests and mortgages by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or equivalent filing office of the relevant State of the respective jurisdiction of organization of the Borrower or any Guarantor), (B) filings in United States or foreign government offices with respect to intellectual property as expressly required herein and under the other Loan Documents, (C) delivery to the Collateral Agent, for its possession and control, of all Collateral consisting of intercompany notes, instruments, chattel paper and all stock (or similar) certificates of the Borrower and its Subsidiaries to the extent required herein and under the other Loan Documents, or (D) Mortgages required to be delivered pursuant Section 5.11 and fixture filings relating to Material Real Estate Assets, (ii) [reserved], (iii) other than a Foreign Subsidiary that becomes a Borrower or a Guarantor pursuant to this Section 5.10, to take any action in any non-U.S. jurisdiction or pursuant to the requirements of the laws of any non-U.S. jurisdiction in order to create any security interests (for the avoidance of doubt, other than the execution of documents by individuals located outside of the U.S.) or to perfect any security interests in assets located outside of the United States, including with respect to any intellectual property registered outside of the United States, (iv) except as expressly provided above, to take any other action with respect to any Collateral to perfect through control agreements or to otherwise perfect by “control”, (v) to provide any notice or to obtain the consent of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof) or (vi) to enter into any source code escrow arrangement (or be obligated to register intellectual property); provided that, for the avoidance of doubt, the Borrower may elect to perform any of the foregoing in its sole discretion.

Section 5.11. Material Real Estate Assets. In the event that any Loan Party acquires a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Agents, for the benefit of Secured Parties, then such Loan Party shall within one hundred and twenty (120) days after acquiring such Material Real Estate Asset, take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions, surveys, Title Policies, “life of loan” flood hazard determinations with executed notices to Borrower thereto, if applicable, evidence of flood insurance, if applicable, and other certificates, documents and other information as are reasonably requested by the Required Lenders and necessary to grant and perfect a First Priority Lien on such Material Real Estate Asset in favor of the Collateral Agent, for the benefit of the Secured Parties, all in form and substance reasonably satisfactory to the Required Lenders. In addition to the foregoing, Borrower shall, at the request of Required Lenders, deliver, from time to time, to Agents such appraisals as are required by law or regulation of Material Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

Section 5.12. [Reserved].

Section 5.13. Further Assurances.

(a) Subject to the limitations, terms and conditions of the Loan Documents, at any time or from time to time upon the reasonable request of any Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent or the Lenders may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as are reasonably necessary or as any Agent or Lenders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral of each Loan Party in the manners set forth in the Loan Documents. The Loan Parties shall take all reasonable steps necessary to provide that at all times, the Liens granted pursuant to the Collateral Documents shall be First Priority Liens to the extent required herein.

(b) If any Loan Party shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Agents or Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

(c) Any Capital Stock (other than Excluded Capital Stock) issued by an Excluded Subsidiary or Joint Venture to a Loan Party shall be subject to a First Priority Lien granted to the Collateral Agent by such Loan Party.

(d) Each Foreign Subsidiary must be wholly-owned directly or indirectly by a CFC Holding Company or a special purpose vehicle, and the Capital Stock (other than Excluded Capital Stock) in such Foreign Subsidiary shall be subject to a First Priority Lien granted to Collateral Agent by such CFC Holding Company or special purpose vehicle.

Section 5.14. Miscellaneous Business Covenants. Unless otherwise consented to by the Required Lenders:

(a) Non-Consolidation. IPHoldCo will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity (other than IPHoldCo or any of its Subsidiaries); (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity except pursuant to a cash management system permitted pursuant to the below clause (b); (iii) provide that its Board of Directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of any other entities (other than IPHoldCo or any of its Subsidiaries); and (iv) otherwise comply with the requirements of its Organizational Documents and comply in all material respects with the requirements of the Loan Documents.

(b) Cash Management Systems. Borrower will and will cause each of its Subsidiaries to establish and maintain cash management systems reasonably acceptable to the Required Lenders, including, without limitation, with respect to sweep and pledged account arrangements, with the cash management systems in place on the Closing Date being deemed to be reasonably acceptable to the Required Lenders.

(c) License Agreements and Third-Party License Agreements.

(i) Unless waived in writing in whole or in part pursuant to this Agreement, the Loan Parties shall, subject to their reasonable business judgment, request that each future license agreement in respect of IP Rights or other intellectual property entered into by a Loan Party as sublicensor with a person other than a Loan Party (a “Third Party License Agreement”) to include indemnification provisions having terms at least as favorable to the Loan Parties as those set forth on Schedule 5.14(c). If (i) an Event of Default under this Agreement shall have occurred and be continuing, and (ii) (x) a written notice of termination or notice of material default (or similar such notification) shall have been delivered under any Third Party License Agreement and the event giving rise to such notice has not been cured by the Loan Parties fifteen (15) days prior to the expiration of the applicable cure period with respect thereto, or (y) any event giving rise to an immediate termination right under any Third Party License Agreement shall have occurred, each Loan Party agrees that the Agents shall have the right, but not the obligation, upon five (5) Business Days prior written notice, to perform or cause the relevant Loan Party to perform any of its obligations under any such Third Party License Agreement or deliver any performance required by such Third Party License Agreement. Each Loan Party agrees that any reasonable out-of-pocket payments by the Lender providing such performance shall be reimbursable pursuant to Section 10.2, and to the extent not reimbursed upon demand, shall constitute a Protective Advance by such Lender under Section 2.2 for all purposes.

(ii) If (i) an Event of Default under this Agreement shall have occurred and be continuing, and (ii) (x) a written notice of termination or notice of material default (or similar such notification) shall have been delivered under any material Third Party License Agreement and the event giving rise to such notice has not been cured by the Loan Parties fifteen (15) days prior to the expiration of the applicable cure period with respect thereto, or (y) any event giving rise to an immediate termination right under any material Third Party License Agreement shall have occurred, each Loan Party agrees that any Agent shall have the right, but not the obligation, upon five (5) Business Days prior written notice to perform or cause the relevant Loan Party to perform any of its obligations under any such Third Party License Agreement or deliver any performance required by such Third Party License Agreement. Each Loan Party agrees that any reasonable out-of-pocket payments by the Lender providing such performance shall be reimbursable pursuant to Section 10.2, and to the extent not reimbursed upon demand, shall constitute a Protective Advance by such Lender under Section 2.2 for all purposes.

(iii) If (i) an Event of Default under this Agreement shall have occurred and be continuing, or (ii) a written notice of termination or notice of material default (or similar such notification) shall have been delivered under any Intercompany License Agreement and the event giving rise to such notice has not been cured by the Loan Parties fifteen (15) days prior to the expiration of the applicable cure period with respect thereto, or (iii) any event giving rise to an immediate termination right under any Intercompany License Agreement shall have occurred, each Loan Party agrees that any Lender shall have the right, but not the obligation, to perform or cause the relevant Loan Party to perform any of its obligations under any such Intercompany License Agreement or deliver any performance required by such Intercompany License Agreement. Each Loan Party agrees that any out-of-pocket payments by the Lender providing such performance shall be reimbursable pursuant to Section 10.2, and to the extent not reimbursed upon demand, shall constitute a Protective Advance by such Lender under Section 2.2 for all purposes.

(iv) Nothing set forth herein shall prevent or limit the Borrower or any of its Affiliates from entering into or maintaining Third-Party License Agreements in respect of IP Rights so long as such agreements are on Arm’s Length Terms and comply with Section 6.9 and, in each case to the extent applicable, the requirements of this Agreement in respect of Extraordinary IP Rights Transactions and Section 6.12.

Section 5.15. Post-Closing Matters. Borrower shall, and shall cause each of the Loan Parties to, satisfy the requirements set forth on Schedule 5.15 on or before the date specified for such requirement or such later date to be determined by the Required Lenders.

Section 5.16. AON Insurance Policy. Borrower acknowledges and agrees that no proceeds received by the Collateral Agent in respect of a claim under the AON Insurance Policy shall be applied to prepay the outstanding principal balance of any Term Loan nor shall such proceeds constitute Collateral. Lenders hereby authorize Borrower to, and Borrower agrees to, promptly deliver or cause any written notices or other written information relating to the AON Insurance Policy to be delivered to the Administrative Agent.

Section 5.17. [Reserved].

Section 5.18. Changes to Capital Structure. If the Borrower undergoes any material changes to its capital structure (whether by way of additional funding rounds, issuances of Capital Stock, or otherwise), then Borrower shall deliver to Lender an updated capitilization table concurrently with the delivery of any Quarterly Financial Statement described in Section 5.1(b).

Section 5.19. Convertible Notes. Any Convertible Notes shall at all times (i) satisfy the requirements of and constitute Subordinated Indebtedness and (ii) be subject to an executed and delivered Convertible Notes Subordination Agreement to the extent required herein. Any new note purchase agreement entered into after the Initial Closing Date for the sale of Convertible Notes and any Convertible Notes issued thereunder shall be on terms and conditions previously presented to the Required Lenders and not objected to thereby. Any Convertible Notes or refinancings of Convertible Notes shall not mature, require any scheduled amortization or otherwise require payment of principal prior to ninety-one days after the scheduled Term Loan Maturity Date.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent obligations not due and owing), such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI (provided, that any Subsidiary that has been acquired pursuant to a Permitted Acquisition or other Investment permitted by Section 6.7) shall have a period of forty-five (45) days following the date of such Permitted Acquisition or Investment to perform or comply with, as applicable, the covenants in this Article VI).

Section 6.1. Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Permitted Indebtedness.

Section 6.2. Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Loan Party or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Permitted Liens.

Section 6.3. [Reserved]

Section 6.4. No Further Negative Pledges. Except (a) with respect to any specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under Section 6.9, (b) with respect to restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other agreements (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) as provided in the AON Insurance Policy and any related documentation, (d) are customary restrictions (as reasonably determined by Borrower) that arise in connection with any disposition permitted hereby and relate solely to the assets or Person subject to such disposition, (e) are customary provisions in joint venture agreements or arrangements and other similar agreements applicable to joint ventures permitted by clause (t) under the definition “Permitted Investments” and applicable solely to such joint venture and its equity entered into in the ordinary course of business, (f) arise in connection with cash or other deposits permitted under Sections 6.2 and 6.9 and limited to such cash or deposit, (g) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (h) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (i) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 6.1 that are, taken as a whole, in the good faith judgment of Borrower, no more restrictive with respect to Borrower or any Subsidiary than customary market terms for Indebtedness of such type (and, in any event, taken as a whole, are not more restrictive than the restrictions contained in this Agreement), so long as Borrower shall have determined in good faith that such restrictions will not affect in any material respect its obligation or ability to make any payments required hereunder, (j) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Borrower, so long as such contractual obligations were not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (j) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 6.4) are listed on Schedule 6.4 and (y) to the extent agreements permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing (taken as a whole) does not materially expand the scope of such contractual obligation (as reasonably determined by Borrower), (k) represent Indebtedness of a Subsidiary of a Loan Party which is not a Loan Party which is permitted by clause (b) under the definition “Permitted Indebtedness” and which does not apply to any Loan Party, (l) any encumbrances or restrictions of the type above imposed by any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements, restructurings or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m); provided that such amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements, restructurings or refinancings (x) are, in the good faith judgment of Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, extension, supplement, refunding, replacement, restructuring or refinancing or (y) do not materially impair the Borrower’s ability to pay their obligations under the Loan Documents as and when due (as determined in good faith by Borrower) and (m) as otherwise permitted under the Loan Documents, no Loan Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets to secure the Obligations, whether now owned or hereafter acquired.

Section 6.5. Restricted Junior Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to declare, order, pay, make or set apart, any Restricted Junior Payment, except:

(a) Restricted Junior Payments to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Capital Stock) of Borrower (or any of its direct or indirect parent companies) held by any future, present or former employee, director, officer, member of management or consultant of any Loan Party (or any direct or indirect parent company) pursuant to any management equity plan or stock option plan or any other management, service provider or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Borrower in connection with any such repurchase, retirement or other acquisition) in an amount not to exceed $1,000,000 in any Fiscal Year, with unused amounts in any Fiscal Year carrying over to the next succeeding Fiscal Years;

(b) for any taxable period for which the Loan Parties are members of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state or local income tax purposes (or disregarded entities directly owned by a member of such a group) of which a direct or indirect owner of Borrower is the common parent (a “Tax Group”), any Loan Party may declare and pay dividends or distributions directly or indirectly to, or make loans or advances to the common parent of such Tax Group to allow it to pay the portion of any U.S. federal, foreign, state and local income taxes of such Tax Group for such taxable period that are attributable to the taxable income of the Loan Parties (net of any payments of such taxes made or withheld for the relevant period by the Loan Parties); provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Loan Parties, would have been required to pay as a stand-alone Tax Group; provided, further, that losses or credits of a Subsidiary shall only be taken into account to the extent that such Subsidiary is actually a part of the applicable Tax Group and such losses or credits are actually utilized in the relevant period; provided further that any Restricted Junior Payments pursuant to this Section 6.5(b) in respect of taxes attributable to the income of Excluded Subsidiaries shall be permitted only to the extent that cash distributions were made by the Excluded Subsidiaries to any non-Excluded Subsidiary for that purpose;

(c) any Restricted Junior Payment made in connection with the Transactions and the fees and expenses related thereto or owed to any Affiliate;

(d) [reserved];

(e) cash payments, or loans, advances, dividends or distributions to Borrower to make payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible or exchangeable for Capital Stock of any Loan Party;

(f) to the extent constituting a Restricted Junior Payment, the Loan Parties and their Subsidiaries may enter into and consummate transactions expressly permitted (other than by reference to this Section 6.5(f)) by Section 6.1, Section 6.9 or Section 6.12 to be consummated as, or acknowledged therein to be, a Restricted Junior Payment;

(g) (x) Restricted Junior Payments by any Subsidiary to any Loan Party or any other Subsidiary ratably with respect to their Capital Stock, (y) Restricted Junior Payments by any Subsidiary that is not a Loan Party to any Subsidiary that is not a Loan Party, and (z) Restricted Junior Payments among IPHoldCo and each of its Subsidiaries;

(h) Borrower or any of its Subsidiaries may make Restricted Junior Payments in respect of customary working capital adjustments or customary purchase price adjustments pursuant to any Permitted Acquisition or other Permitted Investments;

(i) [reserved];

(j) Restricted Junior Payments on account of any customary earn-outs in an amount not to exceed $10,000,000; provided, that (i) no Event of Default shall exist and be continuing or would result from the making of such Restricted Junior Payment and (ii) the Borrower will be in pro forma compliance with Section 6.21 after giving effect to such Restricted Junior Payment;

(k) the refinancing of any Permitted Indebtedness;

(l) the conversion or exchange of any Indebtedness to Capital Stock of the Borrower or any direct or indirect parent entity thereof;

(m) the prepayment, redemption, purchase, defeasement or satisfaction of Indebtedness of the Borrower or any Subsidiary of the Borrower;

(n) the payment of any Restricted Junior Payment within 60 days after the date of declaration thereof, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.5; provided that the declaration of such Restricted Junior Payment will reduce capacity for Restricted Junior Payments pursuant to such other provision when so declared;

(o) [reserved];

(p) the declaration and payment of Restricted Junior Payments by the Borrower or any other Subsidiaries of the Borrower to any direct or indirect parent of the Borrower or any other Subsidiaries of the Borrower in amounts required for any such direct or indirect parent (or such parent’s direct or indirect equity owners) to pay:

(i) to the extent constituting Restricted Junior Payments, amounts that would be permitted to be paid directly by the Borrower or such Subsidiaries under Section 6.12; and

(ii) [reserved];

(q) the Borrower or any of the Subsidiaries of the Borrower may pay cash in lieu of fractional Capital Stock in connection with any dividend, split or combination thereof or any Permitted Acquisition.

For the avoidance of doubt, if Borrower has any preferred equity outstanding, the Borrower shall not make any distributions on account of such preferred equity prior to the payment of all Obligations in full in Cash in Dollars.

Section 6.6. Restrictions on Subsidiary Distributions. Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of a Loan Party to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by a Loan Party or any other Subsidiary of a Loan Party, (b) repay or prepay any Indebtedness owed by such Subsidiary to a Loan Party or any other Subsidiary of a Loan Party, (c) make loans or advances to a Loan Party or any other Subsidiary of a Loan Party, (d) [reserved] or (e) transfer any of its property or assets to a Loan Party or any other Subsidiary of a Loan Party other than, in each case, restrictions (i) in the Loan Documents and in agreements evidencing purchase money Indebtedness or Capital Leases permitted by clause (g) of the definition of “Permitted Indebtedness” that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) restrictions imposed by applicable Law and (v) permitted restrictions described in Section 6.4.

Section 6.7. Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except Permitted Investments and the contribution to the applicable Subsidiary of proceeds of a transfer of its Capital Stock as provided in this Agreement. Notwithstanding the foregoing, in no event shall any Loan Party make any Investment of Cash, Dollars or Cash Equivalents in any Person that was directly or indirectly acquired in a Permitted Acquisition when such Person has on its balance sheet at the time of acquisition Indebtedness for borrowed money or Liens securing Indebtedness for borrowed money.

Section 6.8. Interest Reserve Accounts. The Loan Parties shall not at any time after the Closing Date suffer or permit the available balance of Dollars and Eligible Investments in either Interest Reserve Account to have a mark-to-market aggregate value as of the close of business of the immediately preceding Business Day that is less than the applicable Minimum Interest Reserve Amount.

Section 6.9. Fundamental Changes; Disposition of Assets. No Loan Party shall, nor shall it permit any of its Subsidiaries to, merge or consolidate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or consummate any Asset Sale, except:

(a) any Subsidiary of Borrower (other than IPHoldCo or any of its Subsidiaries) may be merged with or into Borrower or any Subsidiary (other than IPHoldCo or any of its Subsidiaries), or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased (including leases of equipment), transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Subsidiary (other than IPHoldCo or any of its Subsidiaries); provided that in the case of such a merger with Borrower or any Guarantor, (i) Borrower or such Guarantor, as applicable, shall be the continuing or surviving Person, (ii) any Liens in favor of any Person other than Lenders that encumber the assets of the Person so merged shall not attach to any assets of the surviving Person, other than Permitted Liens and (iii) any Liens in favor of Lenders that encumber the assets of the surviving Person shall attach to any assets of the person so merged on a First Priority basis;

(b) (i) Asset Sales (excluding, for the avoidance of doubt, Extraordinary IP Rights Transactions), the collective proceeds of which are less than $2,500,000 in the aggregate in any Fiscal Year and (ii) Extraordinary IP Rights Transactions; in each case, provided that (A) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof (determined in good faith by the Board of Directors of Borrower or the applicable Subsidiary (or similar governing body), (B) no less than 75% of the consideration shall be paid in Cash including deferred payment obligations payable in Cash), (C) [reserved], and (D) Borrower shall make a mandatory prepayment pursuant to Section 2.9(a), Section 2.9(b) or Section 2.9(d), as applicable;

(c) Asset Sales permitted (other than by reference to this Section 6.9(c)) by Section 6.5 and pursuant to the definition of Permitted Liens;

(d) [reserved];

(e) (x) acquisitions listed on Schedule 6.9, (y) Permitted Acquisitions funded with the proceeds of the issuance of Capital Stock of Borrower that occurs within nine (9) months prior to such acquisition or Subordinated Indebtedness otherwise permitted hereunder issued substantially concurrently with such acquisition, and (z) other Permitted Acquisitions with an amount of cash consideration valued in accordance with GAAP not to exceed $10,000,000 in the aggregate in any fiscal year of the Borrower plus any earn-outs, seller notes or other deferred payment obligations in connection with such acquisition, in the case of each of clauses (y) and (z), so long as the requirements enumerated in the definition of Permitted Acquisition are satisfied in the sole discretion of the Required Lenders or provided that such Permitted Acquisition requirements may be modified by delivery of a written request for such modification to the Lenders and the Administrative Agent ten (10) Business Days prior to the consummation of such Permitted Acquisition and the Required Lenders shall not have objected to such modification within such ten (10) Business Days following receipt of such written request, or otherwise waived by the Required Lenders in their sole discretion pursuant to Section 10.5;

(f) other Permitted Investments;

(g) performance of Indebtedness and other obligations of any type by any Loan Party and/or any of its Subsidiaries at any time arising pursuant to and in respect of the Warrant;

(h) transactions permitted pursuant to Section 6.10;

(i) any Subsidiary of Borrower (other than IPHoldCo and its Subsidiaries including IPCo) may dissolve or liquidate, so long as the assets thereof are distributed to another Loan Party (other than IPHoldCo or any of its Subsidiaries including IPCo); and

(j) Borrower may issue additional Capital Stock.

To the extent any Collateral is sold, transferred or otherwise disposed of as expressly permitted by this Agreement or in connection with a transaction approved by the Required Lenders, in each case to a Person other than a Loan Party, such Collateral shall, except as set forth in this Agreement, be sold, transferred or otherwise disposed of free and clear of the Liens created by the Collateral Documents, and so long as the Loan Parties shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Required Lenders, the Collateral Agent or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement and the other Loan Documents, including this Section 6.9, Collateral Agent shall take all actions appropriate or reasonably requested by Borrower in order to effect the foregoing at the sole cost and expense of Borrower and without recourse or warranty by Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases provided to it and requested by the Loan Parties as may be necessary and appropriate to effect such release). To the extent any such permitted sale, transfer or other disposition results in a Guarantor no longer constituting a Subsidiary of Borrower, the Obligations of such Guarantor and all obligations of such Guarantor under the Credit Documents shall terminate and be of no further force and effect, and each of Administrative Agent and Collateral Agent shall take such actions, at the sole expense of Borrower, as are requested by Borrower in connection with such termination.

Section 6.10. [Reserved].

Section 6.11. Sales and Leasebacks. No Loan Party shall, nor shall it permit any of its Subsidiaries to become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party has sold or transferred to any other Person (other than any Loan Party or any of its Subsidiaries), except for:

(a) the Bertram Sale and Leaseback, provided that such transaction is on Arm’s Length Terms (as determined by the Borrower in good faith; provided, that any such terms that materially deviate, in a manner that is materially adverse to the Lenders, from the letter of intent to purchase governing the Bertram Sale and Leaseback dated February 22, 2024, shall have been delivered to the Lenders at least ten (10) Business Days prior to the execution of the definitive documentation regarding the Bertram Sale and Leaseback and the Required Lenders shall not have objected in writing to such terms within ten (10) Business Days following receipt of such draft) and the Loan Parties receive aggregate consideration of not more than $51,500,000.00; and

(b) (i) any Machinery Sale and Leaseback, provided that any such transaction is on Arm’s Length Terms (as determined by the Borrower in good faith; provided, that such terms shall have been delivered to the Lenders at least ten (10) Business Days prior to the execution of the definitive documentation regarding such Machinery Sale and Leaseback and the Required Lenders shall not have objected in writing to such proposed terms within ten (10) Business Days following receipt of such draft) and the Loan Parties receive aggregate consideration for all such Machinery Sale and Leaseback transactions of not more than $12,000,000.00 and (ii) (x) that certain Okuma MCR-A5C-II 30 CNC double column machining center having serial number 28B.250521, and (y) that certain Okuma Multus U4000/2SW/1500 CNC machining center having serial number 5R6.249955.

Section 6.12. Transactions with Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with Affiliate in an amount not to exceed $2,500,000, in each case whether or not in the ordinary course of business; provided further that the foregoing restrictions shall not apply to any of the following:

(a) any transaction by and among the Loan Parties and their Subsidiaries, joint ventures or any entity that becomes a Subsidiary of a Loan Party as a result of such transaction;

(b) transactions for Fair Market Value on Arm’s Length Terms;

(c) the Transactions and the payment of Transaction Costs;

(d) equity issuances, repurchases, redemptions, retirements or other acquisitions of Capital Stock by the Loan Parties and their Subsidiaries permitted under Section 6.5;

(e) loans and other transactions to the extent permitted under this Article VI;

(f) customary fees and reasonable out-of-pocket expenses paid to, and indemnities provided on behalf of, members of the Board of Directors (or similar governing body) of the Loan Parties and their Subsidiaries who are not officers or employees of any Loan Party or Subsidiary thereof so long as such fees are paid to individuals (or such individual’s personal service company);

(g) compensation arrangements for consultants, directors, officers and other employees of the Loan Parties and their respective Subsidiaries entered into in the ordinary course of business and transactions pursuant to stock incentive plans, employee stock purchase plans employee benefit plans and similar arrangements;

(h) the issuance of Subordinated Indebtedness or equity issuances, repurchases, redemptions, retirements or other acquisitions of Capital Stock by the Borrower to the Sponsor to the extent permitted under the Warrant;

(i) transactions described in Schedule 6.12 or any amendment, extension, renewal, modification or replacement of any such arrangement or agreement (so long as any such amendment, extension, renewal, modification or replacement is not materially adverse to the Lenders in the good faith judgment of the Borrower when taken as a whole);

(j) the issuance of Capital Stock of (x) the Borrower (or any direct or indirect parent thereof) or (y) any other Subsidiary of the Borrower (or any direct or indirect parent thereof) constituting directors’ qualifying shares or other shares required by applicable Law, in each case, to any manager, officer, director, consultant or employee of the Borrower or any of its Subsidiaries;

(k) (i) so long as no Event of Default under Section 8.1(a), (f) or (g) has occurred and is continuing, the payment of management, monitoring, oversight, consulting, advisory and other fees (including refinancing, transaction and termination and exit fees) pursuant to the Management Agreement as in effect on the Closing Date; provided that, upon the occurrence and during the continuance of an Event of Default under Sections 8.1(a), (f) or (g) such amounts described in this clause (i) may accrue, but not be payable in cash during such period, but all such accrued amounts may be payable in cash upon the cure or waiver of such Event of Default; (ii) indemnifications and reimbursement expenses, in each case, pursuant to the Management Agreement and (iii) the payment of indemnities and reasonable expenses of the Sponsor related to the Borrower and its Subsidiaries;

(l) employment, consulting and severance arrangements between the Borrower (or any direct or indirect parent) and the other Subsidiaries of the Borrower and their respective officers and employees in the ordinary course of business (including loans and advances in connection therewith) and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(m) so long as no Event of Default has occurred and is continuing, customary payments (whether direct or indirect) by the Borrower and any of the other Subsidiaries of the Borrower to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) which payments are made pursuant to the Management Agreement;

(n) [reserved];

(o) the issuance or transfer of Capital Stock of the Borrower to any Permitted Holder or to any former, current or future manager, officer, director, consultant or employee (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or Affiliates of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent) or any one of its Subsidiaries to the extent not otherwise prohibited by the Loan Documents;

(p) [reserved];

(q) the payment of reasonable out-of-pocket costs and expenses and indemnities pursuant to the stockholder’s agreement or the registration and participation rights agreement entered into on the Closing Date in connection therewith;

(r) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and its Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted under Section 6.7; and

(s) non-exclusive sublicenses of IP Rights which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the value of said properties or materially impair their use in the operation of the business as currently conducted or as contemplated to be conducted.

Borrower at the end of each Fiscal Month disclose in writing each transaction (other than any transaction described in clause (a) through (s) above) with an Affiliate.

Section 6.13. Conduct of Business.

(a) From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any material business other than (x) any business that is the same as, similar to, reasonably related, incidental, synergistic, corollary, ancillary, complementary to, or a reasonable extension of, the businesses engaged in by such Loan Party or such Subsidiary on the Initial Closing Date, (y) non-core incidental businesses acquired in connection with any Permitted Acquisition or Permitted Investment and (z) such other lines of business as may be consented to by the Required Lenders (and without limiting the foregoing, neither IPCo nor IPHoldCo shall conduct their respective businesses in contravention of Section 6.19).

(b) [reserved].

(c) Any license or sublicense of IP Rights to any Excluded Subsidiary (i) shall be (A) non-exclusive in all respects, (B) non-assignable by such Excluded Subsidiary, except that such Excluded Subsidiary may grant non-exclusive sublicenses to a third party in the ordinary course of business and on Arm’s Length Terms at Fair Market Value and that do not interfere with the ordinary conduct of business of Borrower, or impair the value of any Collateral, in any material respect, including those sublicenses that are implied or incidental with respect to a service or product provided or supplied to the Excluded Subsidiary by a Loan Party, and (C) cancellable (together with any sublicenses granted to a third party, except those that are implied or incidental with respect to service or product that the Excluded Subsidiary has supplied or provided to a third party prior to such cancellation) on account of a material breach of such license, which breach has not been cured by the breaching party within the applicable cure period, if any, under such license or sublicense, (ii) shall include a provision for compensation at Fair Market Value to the licensor Loan Party and (iii) shall be made on Arm’s Length Terms. Any license or sublicense of IP Rights to an Excluded Subsidiary that does not comply in all respects with the prior sentence shall constitute an Extraordinary IP Rights Transaction for all purposes under this Agreement and shall include, or be deemed to include, provision for cash compensation at Fair Market Value to Borrower on Arm’s Length Terms.

Section 6.14. Changes to Certain Agreements and Organizational Documents.

(a) No Loan Party shall (i) amend, waive, modify, restate, supplement or replace, or suffer or permit any waiver, amendments, modifications, restatements, supplements or replacements to any Loan Party’s Organizational Documents if such waiver, amendment, modification, restatement, supplement or replacement would be materially adverse to the interests of Agents or the Lenders, (ii) amend, waive, modify, restate, supplement or replace, or suffer or permit any amendments, modifications, restatements, supplements or replacements to, or terminate or waive any provision of, any Material Contract (including, for avoidance of doubt any Material Contact listed on Schedule 4.14) if such amendment, modification, restatement, supplement or replacement, termination, or waiver would result in a Material Adverse Effect, or (iii) amend, waive, modify, restate, supplement or replace, or suffer or permit any waiver, amendments, modifications, restatements, supplements or replacements to, or terminate or waive any provision of, any Intercompany License Agreement, any material Third Party License Agreement or any Organizational Documents of either IPCo or IPHoldCo if such amendment, modification, restatement, supplement or replacement, termination, or waiver would be materially adverse to the interests of Agents or the Lenders.

(b) No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, except in accordance with the applicable subordination and/or intercreditor arrangements.

Section 6.15. Accounting Methods. The Loan Parties will not and will not permit any of their Subsidiaries to modify or change its fiscal year or or to change or materially modify its method of accounting (other than as may be required to conform to GAAP).

Section 6.16. Deposit Accounts and Securities Accounts. No Loan Party shall establish or maintain a Deposit Account or a Securities Account (other than an Excluded Account) that is not subject to a Control Agreement; provided, that such Loan Party shall have 90 days after the Initial Closing Date to put in place a Control Agreement in respect of such deposit accounts.

Section 6.17. Prepayments of Certain Indebtedness. No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, in an aggregate amount that does exceed $1,000,000, prior to its scheduled maturity, other than (a) the Obligations, (b) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.9, (c) intercompany Indebtedness to the extent permitted pursuant to the Intercompany Subordination Agreement and (d) to the extent permitted pursuant to the applicable Subordination Agreement, Intercompany Subordination Agreement, Intercreditor and Subordination Agreement or other subordination agreement to which an Agent is a party with respect to such Indebtedness; provided, that the Loan Parties may prepay Indebtedness (x) in an amount not to exceed an amount equal to (1) $2,000,000 in the aggregate less (2) the amount of any Investment made in reliance on clause (y) of paragraph (o) of the definition of “Permitted Investments” or (y) with Capital Stock or with the proceeds of a sale or issuance of Capital Stock of any Loan Party or any Subsidiary or other capital contribution in respect thereof of the Borrower’s direct or indirect parent companies.

Section 6.18. Anti-Terrorism Laws, Anti-Corruption Laws, Sanctions. None of the Loan Parties, nor any of their controlled Affiliates representatives or agents shall:

(a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, in violation of applicable Sanctions,

(b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions, in violation of applicable Sanctions,

(c) violate, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any applicable Anti-Terrorism Laws, Anti-Corruption Laws or Sanctions,

(d) use the proceeds of any Loan, directly or indirectly, to fund, finance or facilitate any activities, business or transaction of or with any Blocked Person, or in any Sanctioned Country, or in any manner that would otherwise result in the violation of any Sanctions applicable to any party hereto, or

(e) fund all or part of any payment under this Agreement (i) out of proceeds derived from transactions that violate Sanctions or (ii) with or from property of any Blocked Person to the extent that such funding would result in the violation of any Sanctions applicable to any party thereto.

Borrower shall deliver to the Lenders any certification reasonably requested from time to time by any Lender in its sole discretion within a reasonable period of time following such request, confirming Borrower’s compliance with this Section 6.18 and will cooperate in good faith with reasonable requests for information made by Lenders in order to diligence such certifications within a reasonable period of time following such request.

Section 6.19. Bankruptcy Remote. Neither IPCo nor IPHoldCo shall at any time fail to be organized as a bankruptcy-remote entity having bylaws or an operating agreement, as applicable, in form and substance reasonably acceptable to the Required Lenders (with the Organizational Documents in effect on the Initial Closing Date being deemed to be reasonably acceptable), which bylaws or operating agreement, as applicable, shall contain usual and customary provisions for (i) appointment of an independent director whose affirmative vote shall be required to commence an insolvency proceeding and (ii) separateness representations and covenants. IPCo shall not at any time fail to solely and exclusively own the entire right and title (except pursuant to the Intercompany License Agreements) in and to the patents and other IP Rights of any form, including formulas, trade secrets, know-how, methods or processes, whether or not registered, which it owns except for (A) those rights which are not material to the business of the Loan Parties and their Subsidiaries, (B) the share or portion of any IP Rights co-owned with a third party pursuant to a Contractual Obligation entered into by any Loan Party in the ordinary course of business and on Arm’s Length Terms expressly granting co-ownership in and to such IP Rights to such third party, and (C) any IP Rights sold, assigned, conveyed, or transferred as an Asset Sale Exception (excluding, for the avoidance of doubt, any licenses or sublicenses). Without limiting the generality of the foregoing, the parties hereto aknowledge and agree that Schedule

6.19 sets forth a nonexclusive list of (1) registered or applied for IP Rights, or (2) unregistered IP Rights of which the Loan Parties are aware, in each case co-owned, as of the date of this Agreement, by the Loan Parties and a third party, fitting within the exception set forth in the immediately preceding sentence. Each of IPCo and IPHoldCo shall have the following limitations on business activity: (i) IPCo’s sole business shall be the ownership, licensing, and maintenance of the IP Rights and being a Guarantor hereunder; (ii) IPCo shall grant no Liens except under the Loan Documents and Permitted Liens under clauses (b) and (k) of the definition thereof and shall have no creditors except the Lenders and professional service providers (including, without limitation, attorneys, tax advisors, auditors and intellectual property service firms); (iii) IPHoldCo’s sole business shall be owning 100% of the Capital Stock of IPCo and being a Guarantor hereunder; and (iv) other than Permitted Liens and the creditors with respect thereto, IPHoldCo shall not grant Liens except under the Loan Documents and shall have no creditors except the Lenders. IPHoldCo shall be a wholly owned direct Subsidiary of Meredian Holdings Group, Inc. or such other Loan Party as the parties may agree. In addition, the Loan Parties shall cause IPCo to comply with all of IPCo’s obligations, including IPCo’s obligations to maintain its special purpose vehicle separateness and bankruptcy remote structure, and the Loan Parties shall not amend any such provisions without the prior written consent of the Required Lenders.

Section 6.20. Firefly Aerospace Ukraine, LLC. Without the approval of the Collateral Agent (acting at the direction of the Required Lenders), the Borrower shall not create or suffer to exist any Lien upon the Capital Stock of Firefly Aerospace Ukraine, LLC, or otherwise cause Firefly Aerospace Ukraine, LLC to not consent to any Lien upon any of its assets.

Section 6.21. Financial Covenant.

(a) Minimum Cash. So long as any principal of or interest on any Loan or other Obligation (whether or not due) shall remain unpaid, the Loan Parties, collectively, shall not permit the amount of Qualified Cash to be:

(i) before the date the Bertram Sale and Leaseback is consummated, less than (x) $5,000,000 at any time, or (y) $15,000,000 on the last day of any fiscal month; and

(ii) on and after the date the Bertram Sale and Leaseback is consummated, less than (x) $10,000,000 at any time, or (y) $17,500,000 on the last day of any fiscal month.

(b) Equity Cure. For purposes of determining compliance with clause (a) of this Section 6.21, any cash equity contribution (which equity shall be common equity or other equity on terms reasonably acceptable to the Administrative Agent) made to the Borrower on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for a fiscal quarter pursuant to Section 5.1 hereof (the “Cure Expiration Date”) and designated on the date of such contribution as a “Specified Equity Contribution” (each such designation, an “Equity Cure”) will, at the request of the Borrower, be included in the calculation of minimum Cash for such fiscal month, as applicable, for the purposes of determining compliance with clause (a) of this Section at the end of such fiscal month or applicable subsequent periods including such fiscal month (any such equity contribution, a “Specified Equity Contribution”), provided that (i) no more than one Specified Equity Contribution may be made in any period of four consecutive fiscal quarters, (ii) no more than four Specified Equity Contributions may be made during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no greater than 100% of the amount required to cause the Borrower to be in compliance with clause (a) of this Section 6.21, (iv) all Specified Equity Contributions shall be disregarded for all other purposes herein other than determining compliance with the covenants in clause (a) of this Section 6.21 and shall not result in any pro forma reduction of Indebtedness with respect to the fiscal quarter with respect to which such Specified Equity Contribution was made, and (v) no Lender shall be required to make any extension of credit hereunder if an Event of Default under the covenants set forth in Section 6.12(a) has occurred and is continuing during the ten (10) Business Day period during which the Borrower may exercise an Equity Cure unless and until the Specified Equity Contribution is actually received. No Default, Event of Default or potential Event of Default shall exist with respect to a breach of Section 6.21(a) until and unless the Cure Expiration Date has occurred without the Cure Amount having been received.

ARTICLE VII

GUARANTY

Section 7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations, including without limitation Specified Premium, when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 7.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

Section 7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon written demand pay, or cause to be paid, in Cash in Dollars, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) any Agent may enforce this Guaranty upon the occurrence and, during the continuance, of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if any Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations (other than the payment in full of the Obligations).

Section 7.5. Waivers by Guarantors. Each Guarantor hereby waives (to the extent permitted by applicable law), for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been paid in full (other than contingent obligations), each Guarantor hereby waives (to the extent permitted by applicable law) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing and the Agent (as directed by the Required Lenders) has provided three (3) Business Days prior written notice shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full (other the contingent obligations not due and owing). Each Guarantor hereby irrevocably waives (to the extent permitted by applicable law) any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

Section 7.11. Bankruptcy, etc.

(a) The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12. Discharge of Guaranty upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof or the Guarantor otherwise becomes an Excluded Subsidiary, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

Section 7.13. Limitation.

(a) It is the intent of each Guarantor and the Agents that the maximum Guaranteed Obligations hereunder shall be, but not in excess of:

(i) in a case or proceeding commenced by or against any Guarantor under the provisions of Title 11 of the Bankruptcy Code, on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor owed to the Beneficiaries) to be avoidable or unenforceable against such Guarantor under (i) Section 548 of the Bankruptcy Code or (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii) in a case or proceeding commenced by or against any Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Beneficiaries) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii) in a case or proceeding commenced by or against any Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Beneficiaries) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation, including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.

(b) The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Beneficiaries) as may be determined in any case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”. To the extent set forth in Section 7.13(a)(i), (a)(ii) and (a)(iii) but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance or found unenforceable under the Avoidance Provisions, if any Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such

Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to the contribution by such Guarantor, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Beneficiaries), as so reduced, to be subject to avoidance or unenforceability under the Avoidance Provisions and the amount by which such Guaranteed Obligations have been reduced shall be used by such Guarantor only to make the payments for which they were reserved.

(c) This Section 7.13 is intended solely to preserve the rights of the Beneficiaries hereunder to the maximum extent that would not cause the Guaranteed Obligations of such Guarantor to be subject to avoidance or unenforceability under the Avoidance Provisions, and neither the Guarantors nor any other Person shall have any right or claim under this Section 7.13 as against the Beneficiaries that would not otherwise be available to such Person under the Avoidance Provisions.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) the principal of and Specified Premium, if any, on any Term Loan whether at stated maturity, by acceleration or otherwise, (ii) when due any installment of principal of any Term Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (iii) within three (3) Business Days of when due any interest on any Term Loan or any fee, deposit or any other amount due hereunder; provided that in each case, if (A) proximately caused by ministerial error or delay on the part of the Administrative Agent and (B) the Interest Reserve Accounts hold funds sufficient to make such applicable payment in full, then the failure of Cash interest in Dollars to be timely paid pursuant to the operation of Section 2.16(c)(i) shall not constitute an Event of Default hereunder; or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) having an aggregate principal amount in excess of the Threshold Amount, in each case after the delivery of any required notices and beyond the grace period, if any, provided therefor, and such Indebtedness has been accelerated, except to the extent such payment is restricted by a Subordination Agreement in favor of the Collateral Agent; or (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of Indebtedness in the aggregate principal amount referred to in clause (i) above or (B) any loan agreement, mortgage, indenture, other agreement relating to such item(s) of Indebtedness in each case beyond the grace period, if any, provided therefor and giving all requisite notices, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness

(or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause any Loan Party or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided, that if any such default is cured or waived prior to acceleration of the Obligations, then any Event of Default arising under this subsection (b) shall be deemed cured; provided that clause (b)(ii) shall not apply to secured Indebtedness that becomes due (or requires an offer to purchase) as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness); provided, further, that such failure or breach is unremedied and is not waived by the required holders of such Indebtedness or counterparty to such Material Contract; or

(c) Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in (i) Section 2.4, Section 2.16, Section 5.2 (as to existence), Section 5.14, Section 5.15, Section 5.22 or Article VI or (ii) Section 5.1, Section 5.2 (other than with respect to existence), Section 5.3, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.10, Section 5.11 or Section 5.13 and, in the case of this clause (ii), such default shall not have been remedied or waived within fifteen (15) Business Days after the earlier of (x) an officer of such Loan Party becoming aware of such default and (y) receipt by Borrower of written notice from any Agent or any Lender of such default, provided that, notwithstanding anything herein to the contrary, any Event of Default that occurs pursuant to this Section 8.1(c)(i) in respect of failure to comply with Section 2.16(b) shall be automatically cured if such insurance premium is paid as and when due; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other written statement of fact made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made and such incorrect representation, warranty, certification or other written statement of fact (if curable) shall remain incorrect for a period of 30 days after such Loan Party obtains knowledge thereof or the Borrower receives written notice thereof from the Administrative Agent; or

(e) Other Defaults under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Clause of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Loan Party becoming aware of such default and (ii) receipt by Borrower of notice from any Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Loan Party or any of its Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable law of any jurisdiction; or (ii) an involuntary case shall be commenced against any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect in any jurisdiction; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Loan Party or any of its Subsidiaries (other than any Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law of any jurisdiction now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Loan Party or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of any Loan Party or any of its Subsidiaries shall adopt any resolution to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, regulatory fine levied by a Governmental Authority, writ or warrant of attachment or similar process involving an amount in excess of the Threshold Amount in an individual case or other legal or regulatory proceeding or in the aggregate at any time (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has received a properly tendered claim and not denied coverage) shall be entered, decided or filed against any Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party, to the extent such dissolution or split up is not permitted pursuant to Section 6.9, and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

(j) Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or

(k) Change of Control. A Change of Control shall have occurred; or

(l) Guaranties, Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate in writing its material obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Agents shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Agents or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof); or

(m) Proceedings. The conviction of any Loan Party under any criminal statute, or a final non-appealable judgment pursuant to criminal or civil proceedings against any Loan Party, in each case, pursuant to which statute or proceedings the penalties have resulted in forfeiture to any Governmental Authority of any material portion of the Collateral owned by such Loan Party in an aggregate amount exceeding $5,000,000; or

(n) Cessation of Business. (i) The Loan Parties and their Subsidiaries are enjoined, restrained or prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than thirty (30) consecutive days, or (ii) any other cessation of a substantial part of the business of the Loan Parties and their Subsidiaries engaged in material operations for a period which materially and adversely affects the Loan Parties or any of their Subsidiaries; or

(o) AON Insurance Policy and Intercompany License Agreements. At any time after the execution and delivery thereof, (i) the AON Insurance Policy or any Intercompany License Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect or shall be declared to be null and void or any counterparty thereto shall repudiate its obligations thereunder, or (ii) any counterparty to the AON Insurance Policy or any Intercompany License Agreement or any Loan Party shall contest the validity or enforceability of the AON Insurance Policy or any Intercompany License Agreement in writing or deny in writing that it has any further rights or obligations under the AON Insurance Policy or any Intercompany License Agreement; or

(p) Failure to Fund the Interest Reserve Accounts. Failure to at all times after the Closing Date maintain in each Interest Reserve Account at least the amount required in Section 2.16(b)(i); or

(q) Failure to Fund the Insurance Premium Reserve Account. Failure to (i) fund the Insurance Premium Reserve Account, in accordance with Section 2.16(b)(ii)(A), (ii) fully fund in cash the Insurance Premium Reserve Account, the applicable Insurance Premium Reserve Amount referred to in Section 2.16(b)(ii)(B) at least three (3) Business Days prior to the date on which the second insurance premium is due under the AON Insurance Policy; provided that, notwithstanding anything herein to the contrary, any Event of Default that occurs pursuant to this Section 8.1(q)(ii) shall be automatically cured if such insurance premium is paid as and when due, or (iii) fully fund in cash the Insurance Premium Reserve Account with the applicable Insurance Premium Reserve Amount referred to in Section 2.16(b)(ii)(C) immediately upon the occurrence of any Event of Default hereunder;

THEN, (A) upon the occurrence of any Event of Default described in Section 8.1(f) or Section 8.1(g), automatically, (B) upon the occurrence of any Event of Default under Section 8.1(p) and the continuance of such Event of Default for ten (10) days, automatically on such tenth (10th) day, and (C) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Required Lenders (1) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (2) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (x) the unpaid principal amount of and accrued interest on the Term Loans, and (y) the Specified Premium and all other Obligations; and (3) Agents may enforce any and all Liens and security interests created pursuant to Collateral Documents and exercise any other remedies available under contract or applicable law subject to the terms and conditions of the Loan Documents. Each Loan Party shall, at the Collateral Agent’s request, following the occurrence, and during the continuance, of an Event of Default described in any one of Sections 8.1(a), (c)(i), (f), (g), (h), (i), (k), (l) or (p), make its development, engineering, architecture, and design personnel reasonably available to the Collateral Agent and provide such other information, materials, and assistance to the Collateral Agent, in each case as Agent deems reasonably necessary to train and instruct the Collateral Agent and/or its designee(s) in the development, compilation, operation, maintenance and support of the software (both licensed and internal use-only) of the Loan Parties.

ARTICLE IX

AGENTS

Section 9.1. Appointment.

(a) Each of the Lenders hereby irrevocably appoints Administrative Agent to serve as administrative agent under the Loan Documents and Collateral Agent to serve as collateral agent under the Loan Documents, and authorizes such Agents to execute, deliver and administer the Loan Documents and to take such actions and to exercise such powers as are delegated to each such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders hereby grants to the Agents any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf.

(b) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any Guarantor, or any other Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.2. Nature of Duties; Delegation.

(a) The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents, and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (i) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Requirement of Law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (ii) the Agents shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agents are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as either Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that neither Agent shall be required to take any action that, in its opinion, could expose either Agent to liability or be contrary to any Loan Document or any Requirement of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a defaulting Lender in violation of any Debtor Relief Law; provided, further, that neither Agent shall be required to take any action which exposes such Agent to liability or which is contrary to this Agreement or the Loan Documents or applicable law unless such Agent is furnished with an indemnification reasonably satisfactory to such Agent with respect thereto, and (iii) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence, bad faith, fraud, or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment); provided that no action taken or not taken at the direction of the Required Lenders shall be considered gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (conspicuously stating that it is a “notice of default” and providing sufficient detail of such Default or Event of Default) is given to the Administrative Agent by Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in this Agreement or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to an Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the applicable Agent. The Agents shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Agents also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. The Agents may consult with legal counsel (who may be counsel for any Lender), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) The Agents shall be entitled to refrain from any discretionary act or taking such discretionary action unless and until such Agent shall have received instructions from the Required Lenders, and the Agents shall not incur liability to any Person by reason of so refraining and if, in performing its duties under this Agreement or the Loan Documents, if such Agent is required to decide between alternative courses of action or has received conflicting directions or any other directions from Lenders who do not satisfy the definition of Required Lenders, such Agent may refrain from taking any action until it receives instructions from the Required Lenders. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Agents are permitted or required to take or to grant. Whether or not the Agents make such a request for direction, at all times except with respect to an express obligation set forth herein, the Agents shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders, and the Agents shall not incur liability to any Person by reason of so refraining. The Agents shall not be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instruction to exercise such discretion or grant such consent from any such Lender, as applicable) in the absence of gross negligence or willful misconduct. The Agents shall not be liable for any error of judgment made in good faith unless it shall be proven that the Agents were grossly negligent in ascertaining the relevant facts. Nothing herein or in any other Loan Document or related documents shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. Before acting hereunder, the Agents shall be entitled to request, receive and rely upon such certificates and opinions as such Agent may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. The Agents shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, pandemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Each Agent will provide copies of notices, certificates and reports that it receives from the Loan Parties to the Lenders to the extent they are not required to be delivered to Lenders by the Loan Parties or any other party to this Agreement, and shall have no obligation to review such notices, certificates or reports except as expressly provided herein. Each Agent shall not be under a duty to examine or independently evaluate, and shall not be charged with knowledge or notice of, the contents of any financial statements or reports delivered to it pursuant to the provisions of this Agreement or the Loan Documents, it being acknowledged that such deliveries are for the purpose of making such materials available to the Lenders.

(c) Each Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent (other than a Disqualified Institution). Each Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective controlled Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the controlled Affiliates of each of either Agent or any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Agents. The Agents shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the applicable Agent acted with gross negligence, bad faith, fraud or willful misconduct in the selection of such sub-agents.

(d) Neither the Agents nor any of their related parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(e) It is expressly agreed and acknowledged that the Agents are not guaranteeing performance of the obligations of the Loan Parties or other parties hereto or any parties to the Collateral. The Agents shall not have liability for any failure, inability or unwillingness on the part of the Loan Parties to provide accurate and complete information on a timely basis to the Agents, or otherwise on the part of any such party to comply with the terms of this Agreement or the other Loan Documents, and shall have no liability for any inaccuracy or error in the performance or observance on the Agents’ part of any of their duties hereunder or under the other Loan Documents that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(f) For purposes of clarity, phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” and phrases of similar import that authorize and permit the Administrative Agent or the Collateral Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Administrative Agent or Collateral Agent receiving written direction from the Lenders or Required Lenders, as applicable, to take such action or to exercise such rights (it being understood that nothing contained in this Agreement or any other Loan Document shall impose a duty on the Agents to make any such determination or take any action independent of such written direction from the Lenders or the Required Lenders or exercise any discretionary acts).

(g) In performing under the Loan Documents, the Agents shall have all of their rights, protections and immunities granted to them under this Agreement. The Lenders hereby authorize, empower and direct the Agents to execute and deliver on their behalf the Loan Documents and all related agreements, documents or instruments as shall be necessary or appropriate as determined by the Required Lenders in good faith and in the forms presented to the Agents as of the date hereof in order to effectuate the purposes of the Loan Documents and any such other related agreements, documents and instruments. Each of the Lenders hereby acknowledges that it has received a copy of the Loan Documents and agrees that it will be bound by and will take no actions contrary to the provisions of the Loan Documents to the extent then in effect.

(h) Each Agent has executed this Agreement as directed under and in accordance with the terms of this Agreement and will perform this Agreement solely in its capacity as Administrative Agent or Collateral Agent, as applicable, and not individually. In performing under this Agreement, each Agent shall have all rights, protections, immunities and indemnities granted to it under this Agreement. Subject to the terms of this Agreement, each Agent shall have no obligation to perform or exercise any discretionary act.

Section 9.3. Successor Agent.

(a) Subject to the terms of this Section 9.3, either Agent may resign at any time from its capacity as such or the Required Lenders can elect to remove any Agent at any time. In connection with such resignation, such Agent shall give notice of its intent to resign to the Lenders and Borrower. In connection with such removal, the Required Lenders shall give notice of their intent to remove such Agent to the Agents, the Lenders and Borrower. Upon receipt of any such notice of resignation or the giving of such notice of removal, the Required Lenders shall have the right, in consultation with (but without need for consent of) Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after such Agent gives notice of its intent to resign or the Required Lenders give notice of their intent to replace such Agent, as the case may be, then such Agent may, on with the consent of the Required Lenders, appoint a successor Agent, which shall be (i) a bank with an office in New York, New York, or an Affiliate of any such bank, (ii) a Lender or (iii) any other Person (other than a Disqualified Institution) with the prior written consent of the Required Lenders; provided that no consent of Borrower shall be required. Upon the acceptance of its appointment as Administrative Agent and/or Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the Agent so retiring or removed, and such Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by Borrower and such successor.

(b) Notwithstanding the foregoing, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its intent to resign or the Required Lenders give notice of their intent to replace the Agent being removed, in the case of a retirement, such Agent may give notice of the effectiveness of its resignation to the Lenders and Borrower, or, in the case of a removal, the Required Lenders may give notice of the effectiveness of the removal to the Agents, the Lenders and Borrower, in each case, whereupon, on the date of effectiveness of such resignation or removal stated in such notice, (i) the Agent so retiring or removed shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to an Agent under any Collateral Document for the benefit of the Secured Parties, the Agent so retiring or removed shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of such Agent, shall continue to hold such Collateral, in each case until such time as a successor Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that no Agent so retiring or removed shall have any duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the Agent so retiring or removed; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender.

(c) Following the effectiveness of either Agent’s resignation or removal from its capacity as such, the provisions of this Article IX, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retired or removed Agent, its sub-agents and their respective related parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent and in respect of the matters referred to in the proviso under clause (b)(i) above.

(d) Any Person into whom the Agent may be converted or merged, or with whom it may be consolidated, or to whom it may sell or transfer its corporate trust business as a whole or substantially as a whole, or any Person resulting from any such conversion, sale, merger, consolidation or transfer to which the Agent is a party, shall be and become a successor Agent hereunder and be vested with all of the powers, immunities, privileges and other matters as was its predecessor without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto (except as required by Law to effectuate such succession), anything herein to the contrary notwithstanding.

Section 9.4. Nonreliance on Agents; Lender Consent.

(a) Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender, or any of the controlled Affiliates of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender, or any of the controlled Affiliates of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Term Loans on the Closing Date, or delivering its signature page to an Assignment Agreement in the form of Exhibit C or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

Section 9.5. Collateral Matters.

(a) Except with respect to the exercise of setoff rights of any Lender in accordance with this Agreement or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party (other than an Agent in its capacity as such) shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by an Agent on behalf of the Secured Parties at the direction of the Required Lenders in accordance with the terms thereof. In the event of a foreclosure by an Agent or sub-agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent, any sub-agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and either Agent or any sub-agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

(b) In furtherance of the foregoing and not in limitation thereof, no hedging agreement the obligations under which constitute Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such hedging agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) At the direction of the Required Lenders, the Secured Parties irrevocably authorize each of the Agents to subordinate any Lien on any property granted to or held by an Agent under any Loan Document to the holder of any Lien on such property that is a Permitted Lien and to release any Lien (i) in the event there is a disposition of Collateral (w) permitted under this Agreement, (x) approved by the requisite amount of Lenders, (y) on assets to the extent they constitute Excluded Assets, or (z) upon release of a Guarantor from its obligations hereunder; provided, that if any Guarantor ceases to be wholly-owned, directly or indirectly, by the Borrower, such subsidiary shall not be released from its Guaranty solely by virtue of becoming an Excluded Subsidiary as a result of the disposition of less than all of the Capital Stock in such subsidiary owned by the Borrower or any other Loan Party, unless such disposition is made in good faith for fair market value and for a bona fide business purpose (it being understood that this proviso shall not limit the release of any Guarantor that otherwise qualifies as an Excluded Subsidiary for reasons other than not being wholly-owned), and (ii) to release all Liens upon payment of the Obligations in full (other than contingent obligations not due and owing). The Collateral Agent shall (and is hereby irrevocably authorized by each Lender to) upon direction of Required Lenders following the occurrence of a subordination or Lien termination otherwise provided for in this Agreement execute such reasonable and customary documents prepared (and if necessary filed or recorded) at Borrower’s sole expense as may be reasonably necessary to evidence such release or subordination of the Liens granted to the Collateral Agent for the benefit of the Beneficiaries herein or pursuant hereto upon the applicable Collateral. The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, other than its responsibility to maintain possession of the Collateral for purposes of perfection of the Liens and security interests granted hereunder or under any Loan Document.

(e) The Collateral Agent hereby disclaims any representation or warranty to the Lenders concerning and shall have no responsibility to Lenders for the existence, priority or perfection of the Liens and security interests granted hereunder or under any Loan Document or in the value of any of the Collateral and shall not be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, in each case, other than its responsibility to maintain possession or control of any Collateral for purposes of perfection of the Liens. The Collateral Agent makes no representation as to the value, sufficiency or condition of the Collateral or any part thereof, as to the title of the Loan Parties to the Collateral, as to the security afforded by this Agreement or any other Loan Document. The Collateral Agent shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral, except as provided in the immediately following sentence when the Collateral Agent has possession of the Collateral. The Collateral Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral. The Collateral Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of the Loan Parties or any other party selected by the Collateral Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral and shall not be required to monitor the performance of any such Persons holding Collateral. For the avoidance of doubt, neither Agent shall be responsible to the Lenders for the perfection of any Lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments, provided however that if instructed by the Required Lenders and at the expense of Borrower, the Collateral Agent shall arrange for the filing and continuation, of financing statements or other filing or recording documents or instruments made with respect to any assets or property of any Loan Party in the jurisdictions specified in the Perfection Certificate (provided, that with respect to Borrower or any Subsidiary that is formed or conducts material operations in any jurisdiction other than a state of the United States, if requested by the Collateral Agent acting on instruction of Required Lenders, local law collateral security documents and filings for such jurisdiction shall be required to the extent set forth herein), (collectively, the “Financing Statements”) for the perfection of security interests in the Collateral; provided, that, the Collateral Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such Financing Statements, all of which shall be provided in writing to the Collateral Agent by the Required Lenders including the jurisdictions and filing offices where the Collateral Agent is required to file such Financing Statements.

(f) In connection with the exercise of any rights or remedies in respect of, or foreclosure or realization upon, any real estate-related collateral pursuant to this Agreement or any Loan Document, the Collateral Agent shall not be obligated to take title to or possession of real estate in its own name, or otherwise in a form or manner that may, in its reasonable judgment, expose it to liability. In the event that the Collateral Agent reasonably believes that it may be considered an “owner or operator” under any Environmental Laws and thereby causes the Collateral Agent to incur, or be exposed to, any material environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened.

Section 9.6. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations including any Specified Premium, and indemnified or reimbursable amounts that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under this Article IX).

Section 9.7. No Third-Party Beneficiaries. The provisions of this Article IX are solely for the benefit of the Agents and the Lenders, and, no Loan Party or Subsidiary shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guaranties of the Secured Obligations (as defined in the Pledge and Security Agreement) provided under the Loan Documents, to have agreed to the provisions of this Article IX.

Section 9.8. Right to Indemnity. EACH LENDER HOLDING OBLIGATIONS, IN PROPORTION TO ITS PRO RATA SHARE OF THE OBLIGATIONS, SEVERALLY AGREES TO INDEMNIFY AND HOLD EACH AGENT, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES

OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY DIRECTION, INCLUDING WITHOUT LIMITATION, ANY LITIGATION, CLAIMS, CAUSES OF ACTIONS, ARBITRATION OR OTHER PROCEEDING OR INVESTIGATION RELATING TO, OR ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, THE LOAN DOCUMENTS, OR ANY DIRECTION (HEREINAFTER REFERRED TO COLLECTIVELY AS “CLAIMS” AND EACH SINGLY AS A “CLAIM”) (INCLUDING WITHOUT LIMITATION, ANY SUCH CLAIM CONCERNING WHETHER ANY ASPECT OF THE SALE, LIQUIDATION OR OTHER DISPOSITION OF ANY OF THE COLLATERAL PURSUANT TO THE DIRECTIONS WAS NOT COMMERCIALLY REASONABLE (AS SUCH TERM IS DEFINED OR USED IN SECTIONS 9-610(B) AND 9-627 OF THE UCC) (HEREINAFTER REFERRED TO COLLECTIVELY AS “COMMERCIAL REASONABLENESS CLAIMS”) OR WAS NOT IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (HEREINAFTER REFERRED TO COLLECTIVELY AS “COMPLIANCE CLAIMS”), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION, THE FOREGOING PROVISO) TO THE CONTRARY, IF THE ADMINISTRATIVE AGENT AND/OR THE COLLATERAL AGENT COMPLIES IN ALL MATERIAL RESPECTS WITH EACH AND EVERY DIRECTION FROM THE REQUIRED LENDERS, THEN THIS INDEMNITY SHALL APPLY TO ANY LOSSES NOW OR HEREAFTER INCURRED BY ANY INDEMNITEE AGENT PARTY THAT ARISE FROM, OR RELATE TO, ANY COMMERCIAL REASONABLENESS CLAIM OR ANY COMPLIANCE CLAIM, EVEN IF THERE IS A FINAL DETERMINATION BY A COURT OF COMPETENT JURISDICTION THAT IS NOT SUBJECT TO REVIEW ON APPEAL THAT SUCH LOSSES ARE THE RESULT OF SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER HOLDING OBLIGATIONS TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 9.9. Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession, control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) or notation and each Agent and each Lender hereby acknowledges that it holds possession of, otherwise controls or notation on, any such Collateral for the benefit of the Agents and the Lenders as secured party. Should Administrative Agent or any Lender obtain possession or control of any such Collateral, Administrative Agent or such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefore shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions. In addition, Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents (other than Disqualified Institution) as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10. Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) It acknowledges and agrees that (A) in the case of immediately preceding clause (x) or clause (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.10(b).

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Term Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Term Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Term Loans to Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Term Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Term Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Term Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent directly or indirectly from Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 9.11. Delivery of Notices to Securitization Trustee. Each Loan Party agrees to forward to the Collateral Agent, and each Loan Party and the Lenders direct the Collateral Agent to provide to the Securitization Trustee, promptly upon receipt thereof by the Collateral Agent, copies of any notices or writings the Collateral Agent receives from any Loan Party, the insurers under the AON Insurance Policy that specify that such notice or writing relates to the AON Insurance Policy, including but not limited to notices or writings regarding:

(a) any amendment, waiver or supplement to the AON Insurance Policy;

(b) any reduction of the “Limit of Liability” under the AON Insurance Policy (as defined therein);

(c) the replacement of an “AON Insurer” by an “Additional Insurer” and identity of such “Additional Insurer” (each as defined in the AON Insurance Policy); and

(d) the occurrence of any of the termination events provided in Section X of the AON Insurance Policy.

All notices or writings sent by a Loan Party to the Collateral Agent pursuant to this Section 9.11 shall be accompanied by a written notice to the Collateral Agent that such transmitted notice or writing relates to the AON Insurance Policy. For the avoidance of doubt, no Person that is designated as an observer of Borrower’s board of directors by a current or former Lender, or any Affiliate thereof, shall have any obligation to deliver to the Collateral Agent or Securitization Trustee any information delivered to such Person solely in such person’s capacity as an observer of Borrower’s board of directors.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices.

(a) Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, Collateral Agent, the insurers under the AON Insurance Policy, or Administrative Agent, shall be sent to such Person’s address as set forth on Schedule 10.1 or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Schedule 10.1 or otherwise indicated in writing by such Person to Administrative Agent and/or parties to such relevant Loan Document. Each notice of Borrower required hereunder shall also be sent to (x) AON (Bermuda) Limited and (y) Moody’s at the addresses set forth on Schedule 10.1 or otherwise indicated in writing by such Person to Administrative Agent and/or parties to such relevant Loan Document. Any such notice entitled to be received hereunder or under the AON Insurance Policy by AON (Bermuda) Limited shall also be delivered at each such insurer’s electronic address set forth in Schedule 10.1 (solely to the extent such insurer has provided its electronic notice address). It is acknowledged and agreed that any notice sent to AON (Bermuda) Limited shall be deemed to be sent to all insurers as of the date such notice is received by AON (Bermuda) Limited. Each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided no notice to any Agent shall be effective until received by such Agent. For avoidance of doubt, communication by any Person of new addresses for notice (but without waiving any requirements related to physical relocation of any Loan Party) to be given pursuant to a Loan Document does not constitute an amendment, waiver or modification of any Loan Document and does not require consent of any Person. In the event that any Loan Party and the Administrative Agent and/or Required Lenders enter into a forbearance or similar agreement at any time in respect of a Default or Event of Default under this Agreement, Borrower shall give notice of its entry into such a forbearance or similar agreement to AON within (5) five Business Days of such Loan Party’s entry into such forbearance or similar agreement.

(b) Electronic Communications.

(i) Each Agent and Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic transmission or communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic transmission or communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic transmission or communication.

(ii) Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing subclause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both subclauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 10.2. Expenses.

(a) Borrower agrees to pay promptly (i) all of each Agent’s, each Lender’s and the Securitization Trust’s reasonable and documented out-of-pocket costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto, (ii) all of the reasonable and documented fees, expenses and disbursements of Lenders and the Securitization Trust, including but not limited to Proskauer Rose LLP, local counsel, and any ratings agency and, with respect to the Agents, counsel to the Agents and, in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters in respect thereof or contemplated thereunder (it being agreed that costs and expenses of legal counsel shall be limited to the reasonable fees and expenses of one counsel and one local counsel, as applicable, for each of (x) the Agents, (y) the Securitization Trust and (z) the Lenders (which may be Proskauer Rose LLP); provided, however, no Minority Lender shall (A) receive advice of counsel or other advisors to the Agents or any other Lenders or (B) challenge the attorney client privilege of the Administrative Agent or any Lender and their respective counsel), (iii) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of counsel to the Agents, each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (iv) all the reasonable and documented out-of-pocket expenses including any appraisers, consultants, advisors and agents employed or retained by Agents or Lenders and their respective counsel (in the case of legal counsel, limited to the reasonable fees, expenses and disbursements of one outside counsel for each relevant material jurisdiction) in connection with the custody or preservation of any of the Collateral, (v) all the reasonable and documented out-of-pocket costs and expenses of Agents and Lenders in connection with the attendance at any meetings in connection with this Agreement and the other Loan Documents (including the meetings referred to in Section 5.7), (vi) all of the AON Insurance Policy lead insurer’s reasonable and documented out-of-pocket costs and expenses up to a maximum amount of $75,000 (excluding all amounts owing to counsel to the lead insurer of the AON Insurance Policy, which shall be reimbursed solely to the extent so required pursuant to clause (vii) below) in connection with the preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto, (vii) all of the reasonable and documented fees, expenses and disbursements of a single counsel to the lead insurer under the AON Insurance Policy in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters in respect thereof or contemplated thereunder, and (viii) after the occurrence of an Event of Default, all reasonable and documented costs and expenses (in the case of legal counsel, limited to the reasonable and documented attorneys’ fees of one outside counsel and one local counsel, as applicable, to each of (x) the Agents, (y) the Securitization Trust and (z) the Lenders (which may be Proskauer Rose LLP) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

(b) Notwithstanding anything in Section 10.2(a) to the contrary: (i) amounts set forth in Sections 10.2(a)(vi) and 10.2(a)(vii) above that are reimbursable to the lead insurers or the lead insurers’ counsel and incurred on or prior to the Closing Date, shall not be required to be reimbursed by the Loan Parties in an amount in excess of $75,000. The Loan Parties acknowledge that except as expressly provided in Sections 10.2(a) and (b)(i) hereinabove, the Loan Parties shall pay when due all amounts, including attorneys fees and costs, incurred by any Agent or Lender that are reimbursable thereto under this Section 10.2. All amounts due under this Section 10.2 shall be paid within 30 days following receipt by Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.

Section 10.3. Indemnity.

(a) IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.2, EACH LOAN PARTY, JOINTLY AND SEVERALLY, AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, EACH AGENT AND LENDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF EACH AGENT AND EACH LENDER (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM (i) THE GROSS NEGLIGENCE, MATERIAL BREACH (PROVIDED THAT MATERIAL BREACH SHALL NOT BE APPLICABLE TO THE AGENTS), BAD FAITH OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER, OF THAT INDEMNITEE OR (ii) ANY DISPUTE SOLELY AMONG INDEMNITEES OTHER THAN ANY CLAIMS AGAINST AN INDEMNITEE IN ITS CAPACITY OR IN FULFILLING ITS ROLE AS AN ADMINISTRATIVE AGENT, COLLATERAL AGENT OR ANY SIMILAR ROLE UNDER ANY LOAN DOCUMENT AND OTHER THAN ANY CLAIMS ARISING OUT OF ANY ACT OR OMISSION OF BORROWER OR ANY OF ITS AFFILIATES (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER). TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 10.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM. THIS CLAUSE (a) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT INDEMNIFIED LIABILITIES ARISING FROM ANY NON-TAX CLAIM. All amounts due under this Section 10.3 shall be paid within 30 days after written demand therefor (together with backup documentation reasonably supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount (or portion thereof) to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment (or portion thereof) pursuant to the express terms of this Section 10.3.

(b) To the extent permitted by applicable law, no Loan Party nor any other party hereto shall assert, and each Loan Party and such party hereby waives, any claim against any party hereto, the Lenders and Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Notwithstanding the foregoing, this Section 10.3 shall not operate to require Borrower or any other Loan Party to pay amounts expressly excluded from Section 10.2.

Section 10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender and their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Agents (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than an Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts and tax accounts (in whatever currency), payroll accounts, ERISA accounts, petty cash accounts or fiduciary accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 10.5. Amendments and Waivers.

(a) Required Lenders’ Consent.

(i) Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written consent of Borrower and the Required Lenders.

(ii) Notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the Minority Lenders shall not have any right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Minority Lenders, unless the subject of the applicable vote has a disparate impact on the Minority Lenders taken as a whole; provided that this Section 10.5(a)(ii) shall not apply to (x) any amendments pursuant to Section 10.5(b) or (y) any amendments that would increase a Lender’s Commitment or economic obligations (including requiring or obligating a Lender to provide any additional debt or equity financing), in each case, without the Minority Lender’s consent.

(b) Affected Lenders’ Consent. Without the written consent of Borrower and each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Term Loan or Note (it being understood that a waiver of any Default, default interest or mandatory prepayment shall not constitute an extension of any Term Loan or Note of any Lender);

(ii) waive, reduce or postpone any scheduled repayment (it being understood that the waiver of any condition precedent set forth in Section 3.1 or the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal);

(iii) reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee payable hereunder;

(iv) extend the scheduled time for payment of any such interest or fees (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of interest);

(v) extend or increase the Commitment of such Lender;

(vi) reduce the principal amount of any Term Loan of such Lender;

(vii) subject to Section 10.6(j)(iii), consent to any amendment, modification, termination or waiver of any provision of the AON Insurance Policy, provided that Borrower approval of any such amendment, modification, termination or waiver shall only be required if the same affects any portion of the aggregate amount of the premium paid to the insurers or their agent in respect of the AON Insurance Policy, including any related rebate of unearned premium payable to Borrower, and no Borrower consent shall otherwise be required with respect to this clause (vii);

(viii) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(ix) amend the definition of “Required Lenders” or “Pro Rata Share” or change the Lender consent standard for any provision requiring Required Lender consent to a standard that is less than Required Lenders;

(x) release all or substantially all of the Collateral or release any Guarantor from the Guaranty except as expressly provided in the Loan Documents;

(xi) subordinate any of the Obligations or any Lien created by this Agreement or any other Loan Document except as expressly provided in the Loan Documents; or

(xii) except as otherwise permitted, consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

(c) Other Consents.

(i) No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(ii) No amendment, modification or waiver of any provision of the Loan Documents, or consent to departure by any Loan Party therefrom, shall amend or modify and provision of Article VI in a manner that would allow any Loan Party to incur any Indebtedness not otherwise permitted hereunder on the Closing Date without the consent of the Term B Loan Lenders.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

(e) Other Waivers. The Loan Parties hereby waive (to the extent permitted by applicable law) the defenses of laches or estoppel with respect to enforcement by the Lenders of their rights.

(f) Insurer and Rating Agency Consent. No amendment or waiver of this Agreement shall be effective unless (i) the Administrative Agent has received written confirmation from Required Lenders that (x) such amendment or waiver has been approved by insurers holding at least 50.1% of the risk under the AON Insurance Policy, on the terms and conditions set forth in clause (a) of Section IV of the AON Insurance Policy as in effect on the Closing Date without giving effect to any subsequent amendment or waiver, as applicable, or (y) any applicable time for the insurers to object under the AON Insurance Policy has expired and no objection has been made in accordance with its respective terms and (ii) subject to prior delivery of evidence of insurer approval or the expiration of the time for insurers to object as provided in clause (i) and if such amendment or waiver of this Agreement (A) requires a concurrent amendment or waiver of the AON Insurance Policy, (B) is likely to result in termination of the AON Insurance Policy, or (C) would result in a reduction in, or material delay of, the principal or interest payments under the promissory notes issued by the Securitization Trust, a Moody’s Rating Agency Confirmation so long as promissory notes issued under the Securitization Trust are outstanding and a Moody’s rating of such promissory notes is in effect. Notwithstanding the foregoing, with respect to any amendment or waiver resulting in a reduction in, or delay of, the principal or interest payments under the promissory notes issued by the Securitization Trust that may otherwise require a Moody’s Rating Agency Confirmation, the requirement for such Moody’s Rating Agency Confirmation shall be deemed for all purposes to be satisfied with respect to such amendment or waiver if (a) Moody’s makes a public announcement or informs the Borrower, the Securitization Trustee or holders of such notes that (i) it believes the Moody’s Rating Agency Confirmation is not required with respect to such amendment or waiver or (ii) its practice or policy is to not give such confirmations, (b) in connection with an amendment or waiver requiring unanimous consent of the Lenders, all Lenders have been advised prior to consenting that the then current rating of such notes may be reduced or withdrawn as a result of such amendment or waiver, or (c) Moody’s no longer is providing a rating of such notes.

(g) Certification Regarding Minimum Interest Reserve Amount. If an amendment, modification or waiver is reasonably expected to cause either Interest Reserve Account to hold Dollars and Eligible Investments having a mark-to-market aggregate valuation of less than the applicable Minimum Interest Reserve Amount in effect prior to such amendment, modification or waiver, then Borrower shall concurrently with its execution of such amendment, modification or waiver deliver a written notice to the Administrative Agent and the Lenders stating that such amendment, modification or waiver is reasonably expected to cause such Interest Reserve Account to hold less than the applicable Minimum Interest Reserve Amount.

Section 10.6. Successors and Assigns; Participations.

(a) Generally.

(i) This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Except as provided herein (including as permitted under Section 6.9), no Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.8, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(ii) Each Minority Lender, solely in its capacity as a holder of Term Loans, hereby agrees if any Loan Party shall be subject to any Insolvency Proceeding, with respect to any matter requiring the vote of holders of any Term Loans during the pendency of any such Insolvency Proceeding (including voting on any plan of reorganization pursuant to 11 U.S.C. §1126), Term Loans held by such Minority Lender (and any claim with respect thereto) shall be deemed assigned for all purposes to the Administrative Agent, which shall cast such vote in accordance with Section 10.5(a)(ii). For the avoidance of doubt, the Lenders and each Minority Lender agree and acknowledge that the provisions set forth in this Section 10.6(a)(ii) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under the Bankruptcy Code.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Term Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and acknowledged by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Term Loans. The parties intend that the Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 165(j), 871(h)(2) and 881(c)(2), and 4701 of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Term Loans owing to it or other Obligations (provided that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Term Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (a), clause (c) or clause (d) of the definition of the term of “Eligible Assignee” upon the giving of notice to but without the consent of Borrower and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (b) of the definition of the term, “Eligible Assignee”; provided each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans; provided, however, that in no event shall any Lender be permitted to sell, assign or transfer all or any portion of its rights and obligations under this Agreement to any Disqualified Institution, unless an Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g) has occurred and is continuing at the time of such assignment.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, a processing and recordation fee in the amount of $3,500, and, if not already a Lender, an administrative questionnaire and other requested know-your-customer documentation, including such forms or certificates with respect to tax matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.14(d).

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms or certificates required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement. The Assignment Agreement shall include a representation of the named assignee that it is not a Disqualified Institution. Administrative Agent shall not have any obligation in respect of enforcement of whether a prospective Lender is a Disqualified Institution beyond ascertaining that the representation referred to in the prior sentence is present in the Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable “Effective Date” (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee and is not a Disqualified Institution, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Term Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Commitments or Term Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of Term Loans or any interests therein shall at all times remain within its exclusive control) and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party. The Administrative Agent may conclusively rely on an Eligible Assignee’s representations and warranties made in an Assignment Agreement without any independent investigation and the Administrative Agent shall be fully protected on such reliance.

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the later (i) of the “Effective Date” specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register: (A) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (D) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loans of the assignee and/or the assigning Lender. So long as no Event of Default has occurred and is continuing pursuant to Sections 8.1(a), (f) or (g), no assignment or transfer may be made to a Disqualified Institution absent the prior written consent of the Borrower.

(h) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Loan Party, any of its Subsidiaries or any of its Affiliates, any Minority Lender, or any Disqualified Institution (unless an Event of Default under Section 8.1(a), Section 8.1(f) or Section 8.1(g) has occurred and is continuing at the time of such participation)) in all or any part of its Commitments, Term Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that (i) extends the final scheduled maturity of any Term Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates or waiver of any Default, Event of Default or mandatory prepayment) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of default interest, any Default or Event of Default or of a mandatory prepayment or mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement (except as provided in the Loan Documents), or (iii) release all or substantially all of the Collateral under the Collateral Documents or any Guarantor from the Guaranty (in each case, except as provided in the Loan Documents) supporting the Term Loans hereunder in which such participant is participating. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.13 and 2.14 (subject to the requirements and limitations therein, it being understood that the documentation required under Section 2.14(d) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless, at the time such participant is claiming such benefits, Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.14 as though it were a Lender; provided further that a participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.12 as though it were a Lender.

(ii) In the event that any Lender sells participations in its Commitments, Term Loans or in any other Obligation hereunder, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name of all participants in the Commitments, Term Loans or Obligations held by it and the principal amount

(and stated interest thereon) of the portion of such Commitments, Term Loans or Obligations which are the subject of the participation (the “Participant Register”). A Commitment, Term Loan or Obligation hereunder may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide). No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. So long as no Event of Default has occurred and is continuing pursuant to Sections 8.1(a), (f) or (g), no participation may be made to a Disqualified Institution absent the prior written consent of the Borrower.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender or Agent may assign, pledge and/or grant a security interest in, all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit or financial arrangement to or for the account of such Lender or Agent or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided no Lender or Agent, as between Borrower and such Lender or Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” or “Agent” or be entitled to require the assigning Lender or Agent to take or omit to take any action hereunder.

(j) Assignment upon Payment of Claim Under an AON Insurance Policy; Assignment Upon Receipt of AON Insurance Proceeds.

(i) In the event that: (a) the Administrative Agent receives a payment of any amount due in immediately available funds under the AON Insurance Policy (such funds, collectively, the “AON Insurance Proceeds”) and (b) the Administrative Agent and the Lenders receive a notice signed by AON (the “AON Notice”) that (x) confirms the percentage of the amount of the AON Insurance Proceeds divided by the full amount due under the AON Insurance Policy (such percentage, the “AON Insurance Funded Portion”); (y) instructs the Administrative Agent to proceed with the subrogation and assignment of the AON Insurance Funded Portion of the Insured Obligations as provided in this Section 10.6(j) and (z) identifies each of the insurers under the AON Insurance Policy that have made such payment, the identity of such insurers’ designee (the insurers under the AON Insurance Policy that have made such payment, or if formed such insurers’ designee excluding any insurer (collectively, as applicable, the “AON Designee(s)”)) and such insurers’ respective allocated contribution to such amount stated in dollars, then the parties hereto (including without limitation, each Lender) agree that the AON Designee(s) are automatically subrogated to and assigned the AON Insurance Funded Portion of the applicable Insured Obligations in the amount of such insurers’ respective allocated contribution and all of the rights of the Lenders holding Insured Term Loans in the aggregate outstanding balance of an equivalent percentage of the Insured Obligations as of the date of receipt of the AON Notice (by way of example if AON Insurance Proceeds actually received equal 92% of the aggregate amount due to Beneficiary under an AON Insurance Policy, then 92% of the applicable Insured Obligations will be assigned to the AON Designee(s) and 8% of the applicable Insured Obligations shall continue to be held by any Existing Lender).

(ii) The Administrative Agent shall provide prompt notice by email to the Lenders and the Borrower of its receipt of the AON Insurance Proceeds.

(iii) Only Existing Lenders may provide direction on matters regarding the AON Insurance Policy.

For avoidance of doubt, no Non-Paying Insurer shall be assigned any portion of the Insured Obligations until all amounts payable by such Non-Paying Insurer under the AON Insurance Policy are so funded. At such time as any Non-Paying Insurer delivers the full balance of its pro rata share of any claim under the AON Insurance Policy, such proceeds shall be used by the Administrative Agent only to fund the acquisition of the Insured Term Loans held by Existing Lenders and the assignment thereof to such funding Non-Paying Insurer. In furtherance of such automatic subrogation and assignment, the Administrative Agent shall without requirement for any assignment, notice or instruction, immediately and in all events within five (5) Business Days thereof, (x) distribute to such Lender its ratable share of the AON Insurance Proceeds and (y) following such distribution, record in the Register the assignment of the Insured Term Loan to the AON Designee(s), and each such designee’s ratable share of the aggregate outstanding amount of all Insured Obligations. Further, each of the Lenders agrees to execute and deliver to the Administrative Agent and the AON Designee(s) an Assignment Agreement reflecting such automatic assignment effective as of the date of the automatic assignment described in the first sentence of this Section 10.6(j) to the AON Designee(s) of the aggregate outstanding amount of Insured Obligations so assigned in respect of principal, and each of the AON Designee(s) shall promptly, and in all events within ten (10) Business Days, complete and execute the Assignment Agreement and provide to the Administrative Agent such administrative details, tax certificates and other “know your customer” documentation as Administrative Agent may reasonably request. Each insurer under the AON Insurance Policy, or their designee by its acceptance of the assignment of the Insured Obligations, acknowledges that its failure to provide the required information and certifications may result in Tax withholding in respect of interest payments and other obligations pursuant to applicable Law. All obligations of the insurers under the AON Insurance Policy in this Section 10.6(j) may be satisfied by performance of the designee, if any, on behalf of such insurer. Each insurer under the AON Insurance Policy and their designee is a designated third-party beneficiary of this Section 10.6(j). For avoidance of doubt, failure of the Lenders and the AON Designee(s) to execute any applicable Assignment Agreement shall have no effect on the automatic subrogation and assignment described above. Each Lender that holds Insured Obligations hereby authorizes AON to deliver the AON Notice and instructs the Administrative Agent that the Administrative Agent is entitled to conclusively rely on the AON Notice in the execution of the assignments of the Insured Obligations provided for in this Section 10.6(j) and will be fully protected under Section 10.3 in doing so.

Section 10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.13, 2.14, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Section 2.12 and Article IX shall survive the payment of the Term Loans and the termination hereof.

Section 10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11. Severability. In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12. Obligations Several. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, provided that the Lenders shall not have the right to individually exercise any rights or remedies under any of the Collateral Documents, all of which shall be exercised solely by the Administrative Agent or Collateral Agent (or any duly appointed sub-agent) upon instruction of Required Lenders for the ratable benefit of all Lenders.

Section 10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.15. CONSENT TO JURISDICTION.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY DEFENSE OF FORUM NON CONVENIENS; AND (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (IV) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EACH LOAN PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1, AND HEREBY APPOINTS THE BORROWER AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY

SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY LOAN PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT THE BORROWER SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF ANY LOAN PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH LOAN PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 10.15 ABOVE, AND ACCEPTABLE TO JEFFERIES, AS EACH LOAN PARTY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH LOAN PARTY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

Section 10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS FUTURE DEALINGS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17. Confidentiality. Each Agent and Lender shall hold all non-public information regarding each Loan Party and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or Lender from or on behalf of any Loan Party or its Subsidiaries pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Loan Party that, in any event, any Agent or Lender may make (i) disclosures of such information to Affiliates of such Agent or Lender and to their agents, advisors, directors and shareholders on a “need to know” confidential basis (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any such Lender of any Term Loans or any participations therein; provided that such bona fide or potential assignee, transferee or participant shall be subject to a customary confidentiality agreement, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any of the Agents or any Lender, (iv) disclosure to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information and agrees to treat it in accordance with this Section 10.17, (v) disclosures of such information to any investors and partners of any Lender, provided that prior to any disclosure, such investor or partner is informed of the confidential nature of the information and agrees to treat it in accordance with this Section 10.17, (vi) disclosure to the insurers under the AON Insurance Policy and to their respective agents or advisors; provided that prior to any disclosure, such insurer and their agent or advisor are informed of the confidential nature of the information and agrees to treat it in accordance with this Section 10.17 and (vii) disclosure required in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Agent and Lender shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. Notwithstanding the foregoing, on or after the Closing Date, any Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, “Trade Announcements”). No Loan Party shall issue any Trade Announcement or disclose the name of any Agent or any Lender except (A) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (B) with the prior approval of such Agent and such Lender.

Section 10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page to this agreement by electronic transmittal shall be as effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of similar import in any Loan Document or any notice, certificate, document, agreement or instrument in respect thereof shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000, the Electronic Signatures and Records Act of 1999, or any other similar state Laws based on the Uniform Electronic Transactions Act.

Section 10.20. Effectiveness. This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto and receipt by Borrower and each Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.21. PATRIOT Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act, including the Beneficial Ownership Regulation.

Section 10.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.23. AON Insurance Policy Refund. Provided that no Event of Default shall then have occurred and be continuing, in the event that (i) the Administrative Agent receives from the insurers under the AON Insurance Policy a refund or rebate of any portion of the aggregate amount of the premium paid to such insurers or their agent in respect of the AON Insurance Policy, and (ii) the Administrative Agent receives an officer certificate pursuant to which the chief financial officer or other Authorized Officer of Borrower certifies that no Event of Default has occurred and is continuing, then, acting at the direction of the Required Lenders, the Administrative Agent shall promptly deliver an amount equal to such payment to Borrower.

Section 10.24. Entire Agreement. This Agreement and the other Loan Documents, including the documents referred to herein, constitute the entire agreement and understanding of the parties hereto and there are no representations, inducements, or other provisions other than those expressed in writing and included herein or in the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

FIREFLY AEROSPACE INC.,
a Delaware corporation

By:	/s/ David Wheeler
Name: David Wheeler
Title: Senior Vice President

GUARANTORS:

FIREFLY SPACE TRANSPORT SERVICES, LLC, a Delaware limited liability company

By: Firefly Aerospace Inc., its Member

By:	/s/ David Wheeler
Name: David Wheeler
Title: Senior Vice President

FIREFLY RESEARCH, INC., a Delaware corporation

By:	/s/ David Wheeler
Name: David Wheeler
Title: Vice President

FIREFLY IP CO, LLC, a Delaware limited liability company

By:	/s/ David Wheeler
Name: David Wheeler
Title: Vice President

[Signature Page to Financing Agreement]

FIREFLY IP HOLDINGS, LLC a Delaware limited liability company

By:	/s/ David Wheeler
Name: David Wheeler
Title: Vice President

SPACEFLIGHT, INC., a Washington corporation

By:	/s/ David Wheeler
Name: David Wheeler
Title: Vice President

SPACEFLIGHT FEDERAL, LLC, a Delaware limited liability company

By: Spaceflight, Inc., its Member

By:	/s/ David Wheeler
Name: David Wheeler
Title: Vice President

[Signature Page to Financing Agreement]

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ James A. Hanley
Name: James A. Hanley
Title: Senior Vice President

[Signature Page to Financing Agreement]

TERM LOAN LENDERS:

JEFFERIES FUNDING LLC

By:	/s/ Mark Sahler
Name: Mark Sahler
Title: Managing Director

[Signature Page to Financing Agreement]

AE INDUSTRIAL PARTNERS STRUCTURED SOLUTIONS I, LP

By:	/s/ Mike Greene
Name: Michael Greene
Title: Managing Partner

IP LENDING X LTD.

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe
Title: Director

[Signature Page to Financing Agreement]